                           SCHEDULE 14A INFORMATION
                 PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
                      THE SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy statement [_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]   Definitive Proxy statement

[X]   Definitive Additional Materials

[_]   Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12


                       Danka Business Systems PLC
      -----------------------------------------------------------------
              (Name of Registrant as Specified in its Charter)


      -----------------------------------------------------------------
    (Name of Person(s) Filing Proxy statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box)

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ------------------------
     (2)  Aggregate number of securities to which transaction applies:

          ------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:  ____________

     (5)  Total fee paid:  _______

[_]  Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:
     (2) Form, Schedule or Registration No.:
     (3) Filing Party:
     (4) Date Filed:

                                  [DANKA LOGO]

                           Danka Business Systems PLC
                                 Masters House
                              107 Hammersmith Road
                                 London W14 0QH

            YOUR VOTE ON THE PROPOSED SALE OF DSI IS VERY IMPORTANT

Dear Fellow Shareholder:

   The Board of Directors of Danka Business Systems PLC cordially invites you to attend an extraordinary general meeting of Danka's shareholders. The meeting will be held on June 27, 2001 at 10:00 a.m., London time, at the Royal Garden Hotel, 2-24 Kensington High Street, London W8 4PT.

   The proxy statement on the following pages describes the formal business to be considered at the extraordinary general meeting. Specifically, you will be asked to approve an ordinary resolution to approve the sale of Danka Services International ("DSI"), our facilities management and outsourcing business, in accordance with the asset purchase agreement between us and Pitney Bowes Inc. dated as of April 9, 2001. Pitney Bowes has agreed to buy DSI for $290 million in cash plus the assumption of some of the liabilities relating to the business of DSI. Please read all of the enclosed documents as they contain important information with respect to the sale of DSI and the meeting.

   Our Board believes that the sale of DSI is in the best interests of Danka and its shareholders as a whole. Accordingly, our Board unanimously recommends that you vote "For" the resolution. Please give careful consideration to all of the information contained in the proxy statement and its annexes before casting your vote.

   It is important that ordinary shares and convertible participating shares be represented at the extraordinary general meeting. If you hold ordinary shares, we ask that you promptly sign, date and return the enclosed white proxy card not later than 10:00 a.m. (London time) on June 25, 2001. The proxy should be returned to our registrars, Computershare Services PLC, even if you plan to attend the meeting. Convertible participating shareholders should promptly sign, date and return the enclosed pink proxy card not later than 10:00 a.m. (London time) on June 25, 2001 to our registered office at the address set out above, even if you plan to attend the meeting. Returning the proxy will not prevent you from voting your ordinary shares or convertible participating shares in person at the meeting if you are present and choose to do so.

   Ordinary shares represented by American depositary shares will be voted by The Bank of New York as depositary for our American depositary shares pursuant to instructions received from holders of American depositary shares. If you hold American depositary shares, we ask that you promptly sign, date and return the voting instructional form in the enclosed envelope provided by the depositary, and otherwise follow the special voting instructions provided by the depositary. The voting instructional form must be returned to the depositary not later than 5:00 p.m. (Eastern time) on June 20, 2001. If you hold American depositary shares, you can not vote them at the meeting or grant a proxy to vote your shares other than through the voting instructional form provided in your proxy materials.

   Our Board and management look forward to meeting with you at the extraordinary general meeting.

                                          Sincerely,

                                          /s/ Michael B. Gifford
                                          Michael B. Gifford
                                          Chairman

   This proxy statement, accompanying proxy cards and voting instructional form are being distributed on or about June 11, 2001

                                  [DANKA LOGO]

                           DANKA BUSINESS SYSTEMS PLC
                      (registered in England No. 1101386)

                               ----------------

                    NOTICE OF EXTRAORDINARY GENERAL MEETING

                               ----------------

   NOTICE IS HEREBY GIVEN that an Extraordinary General Meeting of Danka Business Systems PLC (the "Company") will be held at the Royal Garden Hotel, 2-24 Kensington High Street, London W8 4PT on Wednesday, June 27, 2001 at 10:00 a.m., London time, for the purpose of considering and, if thought fit, passing the following resolution, which will be proposed as an ordinary resolution:

   THAT the sale by the Company of DSI, its outsourcing and facilities management business, on the terms and subject to the conditions of the Sale and Purchase Agreement dated 9 April 2001 and made between the Company and Pitney Bowes Inc. (a copy of which was produced to the Meeting and signed for the purpose of identification by the Chairman), be and is hereby approved and that the Directors (or a duly formed committee thereof) be and they are hereby authorized to take all such steps as they consider necessary to effect the sale and to agree any modifications, variations, amendments or revisions to the Sale and Purchase Agreement referred to above which are not of a material nature as they think fit.

                                          By order of the Board of Directors
                                          /s/ Paul G. Dumond
                                          Paul Dumond
                                          Secretary

Registered office:
Masters House
107 Hammersmith Road
London W14 0QH

Dated 11 June 2001

Notes:

1. Holders of ordinary shares and convertible participating shares of the Company and their duly appointed representatives are entitled to attend and vote at the meeting. Such a shareholder is entitled to appoint one or more proxies to attend and, on a poll, to vote in his stead. A proxy need not be a member of the Company.

2. A form of proxy for use by ordinary shareholders is enclosed which, to be effective, must be completed and delivered together with the original power of attorney or authority, if any, under which it is signed (or a notarially certified copy thereof), to Computershare Services PLC, PO Box 1075, Bristol BS99 3FA, so as to arrive not later than 48 hours before the time the meeting is to be held.

3. A form of proxy for use by holders of convertible participating shares is being circulated to those holders. To be effective such form of proxy must be completed and delivered together with the original power of attorney or authority, if any, under which it is signed (or a notarially certified copy thereof), to the Company's registered office, Masters House, 107 Hammersmith Road, London W14 0QH so as to arrive not later than 48 hours before the time the meeting is to be held.

4. Pursuant to regulation 34 of the Uncertified Securities Regulations 1995, the Company has specified that, to be entitled to attend and vote at the meeting (and for the purpose of determining the number of votes they may cast) members must be entered on the Company's register of members at 10:00 a.m. (London time) on 25 June 2001. Changes to entries on the relevant register of securities after 10:00 a.m. on 25 June 2001 will be disregarded in determining the rights of any person to attend or vote at the meeting.

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE EXTRAORDINARY
 GENERAL MEETING.........................................................   1

SUMMARY TERM SHEET.......................................................   4
  General Comments.......................................................   4
  The Companies..........................................................   4
  Danka Business Systems PLC.............................................   4
  Pitney Bowes Inc.......................................................   4
  Vote Required to Approve the Sale of DSI...............................   5
  Our Recommendation to Shareholders.....................................   5
  Opinion of Our Financial Advisor.......................................   5
  Principal Conditions to the Sale of DSI................................   5
  Adjustment to Purchase Price at Closing................................   6
  Termination of the Asset Purchase Agreement............................   6
  Termination Fee........................................................   7
  Regulatory Matters.....................................................   7
  Income Tax Consequences of the Sale of DSI.............................   7
  No Dissenters' or Appraisal Rights.....................................   7

THE EXTRAORDINARY GENERAL MEETING........................................   8
  When and Where the Extraordinary General Meeting Will be Held..........   8
  What Will be Voted Upon................................................   8
  Voting Securities; Quorum..............................................   8
  Vote Required for Approval of the Sale of DSI..........................   8
  Voting Your Shares and Changing Your Vote..............................   9
  How Proxies are Counted................................................  10
  Cost of Solicitation...................................................  10

THE SALE OF DSI..........................................................  11
  The Companies..........................................................  11
  The Sale of DSI........................................................  12
  Reasons for the Sale of DSI and Recommendation of our Board............  14
  Opinion of Our Financial Advisor.......................................  15
  Accounting Treatment...................................................  19
  Income Tax Consequences of the Sale of DSI.............................  19
  Antitrust..............................................................  19
  No Dissenters' or Appraisal Rights.....................................  20

THE ASSET PURCHASE AGREEMENT.............................................  21
  Form of Sale of DSI....................................................  21
  Consideration for the Assets...........................................  21
  Post Closing Adjustment................................................  21
  Adjustment to Purchase Price at Closing................................  22
  Representations and Warranties.........................................  22
  Covenants in the Asset Purchase Agreement..............................  23
  Benefit Matters........................................................  24
  Closing Conditions.....................................................  25
  Tax Matters............................................................  26
  Termination............................................................  26

                                                                            Page
                                                                            ----
  Termination Fee..........................................................  26
  Indemnification..........................................................  27
  Amendment................................................................  27
  Waiver of Compliance.....................................................  27
  Assignment...............................................................  27
  Services and Supplies Agreement..........................................  28
  Transitional Support Services Agreement..................................  28

BENEFICIAL OWNERSHIP OF STOCK..............................................  29
  Security Ownership of Management and Others..............................  29

OTHER MATTERS..............................................................  31

PROPOSALS OF SHAREHOLDERS..................................................  31

ANNEX A--Asset Purchase Agreement.......................................... A-1

ANNEX B--Opinion of Houlihan Lokey Howard & Zukin Capital.................. B-1

              QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND
                       THE EXTRAORDINARY GENERAL MEETING

Q: Why am I receiving these materials?

A: The Board of Directors of Danka, a public limited company incorporated under the laws of England and Wales, is providing these proxy materials to you in connection with our extraordinary general meeting of shareholders, which will take place on June 27, 2001.

Q: What information is contained in these materials?

A: The information included in this proxy statement relates to the proposals to be voted on at the meeting, the voting process, the sale of Danka Services International ("DSI"), our facilities management and outsourcing business, and other required information. We have also enclosed a copy of the asset purchase agreement between us and Pitney Bowes dated as of April 9, 2001 and the fairness opinion of Houlihan Lokey Howard & Zukin Capital.

Q: What proposal will I be voting on at the extraordinary general meeting?

A: You will be asked to consider and vote upon a proposal to approve the sale of DSI, our facilities management and outsourcing business, pursuant to the asset purchase agreement. A copy of the asset purchase agreement is attached to this proxy statement as Annex A.

Q: What is the Board's recommendation?

A: Our Board recommends that you vote your ordinary shares, convertible participating shares or American depositary shares "FOR" the sale of DSI.

Q: Can I sell my shares?

A: Neither the sale of DSI nor the asset purchase agreement will affect your right to sell or otherwise transfer your ordinary shares, convertible participating shares or American depositary shares.

Q: What vote is required to approve the sale of DSI?

A: The approval of the sale of DSI requires the affirmative vote of a majority of the votes cast at the meeting.

Q: Who is entitled to vote on the sale of DSI?

A: Only those holders of ordinary shares and convertible participating shares entered on the registers of members of Danka as of 10:00 a.m., London time, on June 25, 2001 will be entitled to attend or vote at the meeting in respect of the number of shares registered in their name at that time. Changes to entries on the registers of members after 10:00 a.m., London time, on June 25, 2001 will be disregarded in determining the rights of any person to attend or vote at the meeting.

   The close of business on June 1, 2001 has been fixed as the record date for the determination of the holders of American depositary shares entitled to provide voting instructions to the depositary. If you hold American depositary shares, you cannot vote the ordinary shares represented by your American depositary shares in person at the meeting or grant proxies to vote your shares other than through instructions to the depositary. Ordinary shares represented by American depositary shares will be voted at the meeting by the depositary pursuant to instructions received from holders of American depositary shares.

   As of May 31, 2001, 247,570,566 ordinary shares of 1.25 pence each were issued and outstanding, of which approximately 80.2% were held in the form of American depositary shares. Each American depositary share represents four ordinary shares. As of May 31, 2001, 238,813 6.50% senior convertible participating shares were issued and outstanding. Each holder of a convertible participating share is entitled to notice of and to attend the meeting as if each such person were a holder of ordinary shares and is entitled to vote on all matters at such meeting on which the holders of ordinary shares are entitled to vote.

Q: When and where is the extraordinary general meeting?

A: The meeting will be held on Wednesday, June 27, 2001, at 10:00 a.m., London time, at the Royal Garden Hotel, 2-24 Kensington High Street, London W8 4PT.

Q: What do I need to do now?

A: Please vote your ordinary shares, convertible participating shares or American depositary shares as soon as possible, so that your ordinary shares, convertible participating shares or American depositary shares may be represented at the meeting. You may vote your ordinary shares or convertible participating shares by signing your white or pink proxy card, respectively, and mailing it in the enclosed return envelope, or you may vote in person at the meeting. If you hold American depositary shares, we ask that you promptly sign, date and mail the voting instructional form to the depositary in the enclosed envelope.

Q: How do I vote if I hold ordinary shares or convertible participating shares?

A: If you hold ordinary shares or convertible participating shares as of June
   25, 2001 you are entitled to attend and vote at the meeting or you may appoint a proxy to attend and vote at the meeting in your place. The person you select to be your proxy does not have to be a holder of our ordinary shares or convertible participating shares. Each holder of ordinary shares and each holder of convertible participating shares who is entitled to vote and who is present or is represented by a proxy will have one vote on a show of hands. If voting is by a poll, each holder of ordinary shares who is entitled to vote and who is present or is represented by a proxy will have one vote for each ordinary share owned.

   If voting is by a poll, each holder of convertible participating shares who is entitled to vote and who is present in person or by a proxy will have so many votes for each convertible participating share owned as equals the number of ordinary shares into which the convertible participating share is convertible on June 25, 2001, the record date set for determining the persons entitled to vote at the meeting. The conversion ratio for the convertible participating shares is based on the liquidation return for the convertible participating shares. The liquidation return increases on a daily basis following each dividend payment date for the convertible participating shares to take account of accumulated and unpaid dividends. Therefore, the conversion rate for the convertible participating shares increases fractionally on a daily basis until the next dividend is paid. As of May 15, 2001, the last dividend payment date for the convertible participating shares, the conversion ratio was 321.543 ordinary shares per convertible participating share. Assuming that no other events take place which require that the conversion ratio be adjusted, as of August 14, 2001, the date immediately prior to the next dividend payment date for the participating shares, the conversion ratio will be 326.768 ordinary shares per convertible participating share. On payment of the dividend due August 15, 2001, the conversion ratio will revert to 321.543 ordinary shares per convertible participating share. As of June 25, 2001, the record date set for determining the persons entitled to vote at the meeting, the conversion ratio will be 323.924 ordinary shares per convertible participating share.

Q: How do I vote if I hold American depositary shares?

A: If you hold American depositary shares as of the record date, you should complete and return the voting instructional form provided to you by the depositary, in accordance with the terms provided therein, not later than 5:00 p.m., Eastern time, on June 20, 2001. If you hold American depositary shares, you cannot vote the ordinary shares represented by your American depositary shares at the meeting or grant proxies to vote your shares other than through instructions to the depositary. Ordinary shares represented by American depositary shares will be voted at the meeting by the depositary pursuant to the voting instructional form received from holders of American depositary shares. Our depositary agreement with the depositary gives us the right to instruct the depositary to give a discretionary proxy to a person designated by us to vote all ordinary shares represented by holders of American depositary shares that have failed to timely file their voting instructional form with the depositary.

Q: May I change my vote after I have mailed my signed proxy card or voting instructional form?

A: Yes. For holders of our ordinary shares or convertible participating shares, just deliver at least 48 hours before the meeting a written revocation or a later-dated signed proxy card, or simply attend the meeting and vote in person. A revocation or later-dated signed proxy card should be delivered to our registrar Computershare Services' offices as set forth below in the case of holders of ordinary shares, or sent to our registered office as set forth above in the case of holders of convertible participating shares.

   For holders of American depositary shares, just deliver a later-dated signed voting instructional form to the depositary not later than 5:00 p.m., Eastern time on June 20, 2001.

Q: How are votes counted?

A: On the sale of DSI, you may vote "For" or "Against". If you sign your proxy card or voting instructional form with no further instructions, you shares will be voted in accordance with the recommendations of our Board: "For" the sale of DSI and in the discretion of the proxy holders and depositary on any other matter that may properly come before the meeting.

Q: What are the tax consequences to me of the sale of DSI?

A: The sale of DSI will not be a taxable transaction that affects you. There will be no tax effect on your ordinary shares, convertible participating shares or American depositary shares.

Q: Who will bear the cost of solicitation of proxies and voting instructions?

A: The accompanying proxy and voting instructional form are solicited by and on behalf of our Board for use at the meeting. The cost of soliciting proxies and voting instructions will be borne by us. In addition to the use of the mails, proxies and voting instructions may be solicited personally or by telephone by our officers. We will reimburse brokers, the depositary and other persons holding stock in their names, or in the names of nominees, for their expenses in sending proxy materials and/or voting instructions to their principals and obtaining their proxies and/or voting instructions.

                               SUMMARY TERM SHEET

   This section summarizes selected information about the proposed sale of DSI from this proxy statement and may not contain all of the information that is important to you. To understand the sale of DSI fully, we strongly encourage you to read carefully this entire proxy statement. We have included a copy of the asset purchase agreement in this proxy statement as Annex A.

General Comments

   In this proxy statement, references to "Danka," "us," "we" and "our" are to Danka Business Systems PLC or to Danka Business Systems PLC and its directly and indirectly owned subsidiaries, as the context requires. References to "shareholders" shall mean holders of ordinary shares, holders of convertible participating shares and holders of American depositary shares. References to "pounds," "pence" or "(Pounds)" are to United Kingdom currency, and references to "U.S. dollars," "dollars" or "$" are to United States currency. Amounts that have been paid in currency of the United States are generally denominated herein in United States currency, and amounts that have been paid in currency of the United Kingdom are generally denominated herein in United Kingdom currency. Merely for convenience of the reader, the pound equivalent of the dollar at the noon buying rate on June 7, 2001 was (Pounds)1.00 = $1.39. The noon buying rate is the exchange rate in New York City for cable transfers in pounds sterling as certified for customs purposes by the Federal Reserve Bank of New York.

The Companies (See Page 11)

     Danka Business Systems PLC
     Masters House
     107 Hammersmith Road
     London W14 0QH England
     Telephone #: 011-44-20-7603-1515

   We are one of the world's largest independent suppliers, by revenue, of photocopiers and office imaging equipment. We primarily market these products, and photocopier services, parts and supplies directly to customers in approximately 30 countries.

   We are currently proposing to sell one of our three reporting segments, DSI. DSI is a leading provider of facilities management and outsourcing services with over 330 customers worldwide. Services provided by DSI range from on- and off-site document management services, including the management of central reprographics departments, the placement and maintenance of photocopiers, print-on-demand operations and document archiving and retrieval services.

   We are a public limited company organized under the laws of England and Wales. Our principal operating subsidiaries are located in North America, Europe, Australia and Latin America. Our registered office is located at Masters House, 107 Hammersmith Road, London W14 0QH England, and the telephone number is 011-44-20-7603-1515. The headquarters of our United States operations are located at 11201 Danka Circle North, St. Petersburg, Florida 33716, and our telephone number is 1-727-576-6003.

     Pitney Bowes Inc.
     One Elmcroft Road
     Stamford, Connecticut 06926-0700
     Telephone #: 1-203-356-5000

   Pitney Bowes is a Delaware corporation which, along with its subsidiaries, is engaged in:

  . mailing and integrated logistics operations focused on the rental of postage meters and the sale and financing of mailing equipment;

  . office solutions operations including the sale, financing, rental and service of reprographic and facsimile equipment and the provision of facilities management services; and

  . capital services providing lease financing for Pitney Bowes' products worldwide.

   Pitney Bowes' principal executive offices are located at One Elmcroft Road, Stamford, Connecticut 06926-0700. Pitney Bowes' telephone number is (203) 356-5000.

Vote Required to Approve the Sale of DSI (See Page 8)

   The United Kingdom listing rules, to which we are subject because our ordinary shares are listed on the London Stock Exchange, require that we obtain shareholder approval for the sale of DSI. The vote required at the meeting to approve the sale of DSI is a simple majority of shareholders present and voting in person on a show of hands, or a simple majority of the ordinary shares and convertible participating shares voted by shareholders present and voting in person or by proxy on a poll. On a poll, our ordinary shares carry one vote per share and our convertible participating shares vote as if they were converted into ordinary shares, which means that as of the record date each convertible participating share carries approximately 323.924 votes.

Our Recommendation to Shareholders (See Page 14)

   Our Board believes that the sale of DSI is in the best interests of Danka and its shareholders as a whole. Accordingly, our Board of Directors recommends that if you hold ordinary shares or convertible participating shares, you vote "For" approval and adoption of the resolution. Our Board of Directors also recommends that if you hold American depositary shares, you instruct the depositary to vote "For" approval and adoption of the resolution. The directors intend to deliver voting instructions for all American depositary shares over which they have voting rights, representing an aggregate of 104,132 ordinary shares as of May 31, 2001, in favor of the resolution.

Opinion of Our Financial Advisor (See Page 15)

   In connection with the sale of DSI, our Board received an opinion from its financial advisor, Houlihan Lokey Howard & Zukin Capital. The opinion of the financial advisor is directed to our Board and is not a recommendation to you with respect to any matter relating to the sale of DSI.

   We received a written opinion dated April 9, 2001, from Houlihan Lokey to the effect that, as of the date of its opinion and based upon and subject to the assumptions, qualifications and limitations set forth therein, the consideration of $290 million in cash, plus the assumption of some of the liabilities relating to the business of DSI, to be received by us pursuant to the proposed asset purchase agreement is fair to us from a financial point of view. We have included this opinion in this proxy statement. We urge you to read the opinion of Houlihan Lokey in its entirety.

Principal Conditions to the Sale of DSI (See Page 25)

   Completion of the sale of DSI requires:

  . the approval of the sale by our shareholders;

  . the absence of any suit, proceeding or investigation by a governmental authority or other person seeking to restrain, enjoin or hinder the sale;

  . the expiration of any applicable waiting periods under the Hart-Scott-
    Rodino Antitrust Improvements Act of 1976;

  . with respect to each European or Canadian regulatory filing, receipt of notice that the governmental entity has no objection to the sale, or the expiration or termination of any applicable waiting period without a negative response or investigation;

  . the compliance in all material respects with all agreements and obligations of each of us and Pitney Bowes that are required to be complied with before the consummation of the sale;

  . the absence of uncured breaches of representations and warranties contained in the asset purchase agreement;

  . the consent to the sale of our senior bank lenders and their release of liens on the assets of DSI being acquired by Pitney Bowes;

  . the delivery by us of specified material third party consents, except to the extent the failure to deliver such a consent results in an adjustment to the purchase price as described below, and the assignment to Pitney Bowes of required material permits and material environmental permits; and

  . the delivery by us and Pitney Bowes of various closing documents.

Both we and Pitney Bowes can elect to waive specified conditions to our own performance.

Adjustment to Purchase Price at Closing (See Page 22)

   If prior to the closing of the sale of DSI we have not received the consents to assignment of contracts with specified customers generating revenues exceeding $5.0 million per year, the purchase price will be reduced dollar-for-dollar by the amount of revenue generated by each such non-consenting customer during the fiscal year ended March 31, 2001. As of May 31, 2001, we had received the consents to assignment from each of these seven customers. Therefore, no adjustment will be required to the purchase price. In the event of such a reduction to the purchase price, Pitney Bowes will pay to us the following amounts, if any, within thirty days after the first anniversary of the closing date:

  . an amount equal to the amount of revenues generated by such customer for Pitney Bowes in operating DSI's business during the one-year period following the closing date, in no event to exceed the amount by which the purchase price was reduced at closing; and

  . if the customer solicits bids for its business and Pitney Bowes is the successful bidder for such business, an amount equal to the lesser of the amount by which the purchase price was reduced at closing or the amount of revenues generated by such customer for Pitney Bowes in operating DSI's business during the one-year period following the closing date.

Termination of the Asset Purchase Agreement (See Page 26)

   We and Pitney Bowes may mutually agree to terminate the asset purchase agreement at any time before the time the sale of DSI closes. In addition, the asset purchase agreement may be terminated if specified events occur. These include, among others:

  . if the conditions set forth in the asset purchase agreement have not been satisfied by 11:59 p.m. (Eastern time) on June 30, 2001; provided, however, either we or Pitney Bowes may extend this date for three successive one-month periods if specified conditions have not been satisfied;

  . if any of our or Pitney Bowes' conditions to closing become impossible to fulfill, the party entitled to the benefit may terminate the asset purchase agreement. However, if Pitney Bowes desires to terminate by reason of a failure to satisfy the condition to closing that our representations and warranties be true and correct, Pitney Bowes will have no right to terminate until the aggregate liability arising out of all breaches of representations and warranties causing such failure to satisfy the condition exceeds $1.25 million and, in any event, we will have thirty days after written notice of intent to terminate to cure the breach, retain or assume the liability arising out of the breach, or pay Pitney Bowes an amount to make it whole for the breach;

  . if there is a material adverse change in the condition, financial or otherwise, or of the operations of DSI, taken as a whole, Pitney Bowes may terminate;

  . either party may terminate the asset purchase agreement if the other party or, in the case of Pitney Bowes, if any of our subsidiaries which operate DSI, shall enter, voluntarily or otherwise, into bankruptcy; and

  . if our shareholders fail to approve the sale of DSI.

The party desiring to terminate the asset purchase agreement is required to provide written notice to the other party.

Termination Fee (See Page 26)

   The asset purchase agreement requires us to pay to Pitney Bowes a termination fee of $6.25 million in the event that no closing occurs and any of the following shall occur or exist, or our Board resolves to do any of the following:

  . we have not obtained shareholder approval relating to the sale of DSI to Pitney Bowes and we enter into a definitive agreement in respect of an alternative acquisition proposal within fifteen months after the date of the asset purchase agreement;

  . our Board fails to recommend or changes in any manner adverse to Pitney
    Bowes its approval or recommendation of the sale of DSI;

  . our Board recommends an alternative acquisition proposal; or

  . our Board takes any action or position with respect to a tender or exchange offer by a third party which is in any manner adverse to Pitney Bowes.

Regulatory Matters (See Page 19)

   Under the Hart-Scott-Rodino Act, we may not complete the sale of DSI until required information has been furnished to the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission and waiting period requirements have been satisfied. We and Pitney Bowes made the relevant filings on May 4, 2001, and we received notice of early termination of the waiting period from the Federal Trade Commission on May 14, 2001.

   On May 11, 2001, Pitney Bowes made the required filings with the Bundeskartellamt under the Act Against Restraints of Competition of the Federal Republic of Germany and the waiting period thereunder commenced. Pitney Bowes received notice of early termination of the waiting period from the Bundeskartellamt on May 22, 2001. On May 23, 2001, Pitney Bowes made the required filings with the Office of Fair Trading in the United Kingdom and the waiting period under the competition laws of the United Kingdom commenced.

Income Tax Consequences of the Sale of DSI (See Page 19)

   The sale of DSI will be a taxable transaction to us for income tax purposes. In general, we will recognize taxable gains or losses in each country in which we are selling DSI's assets equal to the difference, if any, between the amount realized by us from the sale of such assets and our adjusted tax basis in such assets. The amount realized by us from such sale will equal the sum of the amount of cash received by us plus the amount of our liabilities that are assumed by Pitney Bowes in consideration for such assets.

   The sale of DSI will not be a taxable transaction for our shareholders. There will be no tax effect on your ordinary shares, convertible participating shares or American depositary shares.

No Dissenters' or Appraisal Rights (See Page 20)

   You do not have any right of appraisal or similar rights of dissenters, whether or not you vote for or against the sale of DSI.

                       THE EXTRAORDINARY GENERAL MEETING

   This proxy statement is for holders of our ordinary shares, convertible participating shares and American depositary shares. This proxy statement contains information required under Regulation 14A under the Securities Exchange Act of 1934.

   This document is important and requires your immediate attention. If you have any doubt as to the action you should take, you should immediately consult your stockbroker, bank manager, attorney, accountant or other professional adviser.

   If you have sold any of your ordinary shares, convertible participating shares or American depositary shares, please send a copy of this document to the stockbroker or other agent through whom the sale was effected for transmission to the purchaser.

   We are furnishing this proxy statement in connection with the solicitation of proxies from holders of ordinary shares and convertible participating shares, and specific voting instructions from holders of American depositary shares, relating to the proposed sale of DSI to be voted upon at the meeting and at any adjournment or postponement of the meeting. We mailed this proxy statement to shareholders beginning on or about June 11, 2001. You should read this proxy statement and any accompanying materials carefully before voting your ordinary shares, convertible participating shares or American depositary shares.

When and Where the Extraordinary General Meeting Will be Held

   The meeting is scheduled to be held at the Royal Garden Hotel, 2-24 Kensington High Street, London W8 4PT on Wednesday, June 27, 2001 at 10:00 a.m. (London time).

What Will be Voted Upon

   At the meeting, you will be asked to consider and vote upon the adoption of an ordinary resolution to approve the sale of DSI in accordance with the asset purchase agreement.

Voting Securities; Quorum

   Only those holders of ordinary shares and convertible participating shares entered on our registers of members as of 10:00 a.m., London time, on June 25, 2001 will be entitled to attend or vote at the meeting in respect of the number of shares registered in their name at that time. Changes to entries on the registers of members after 10:00 a.m., London time, on June 25, 2001 will be disregarded in determining the rights of any person to attend or vote at the meeting.

   The close of business on June 1, 2001 has been fixed as the record date for the determination of the holders of American depositary shares entitled to provide voting instructions to the depositary. If you hold American depositary shares, you cannot vote the ordinary shares represented by your American depositary shares at the meeting or grant proxies to vote your shares other than through instructions to the depositary. Ordinary shares represented by American depositary shares will be voted at the meeting by the depositary pursuant to instructions received from holders of American depositary shares.

   A quorum is necessary to hold a valid shareholder meeting. A quorum comprises at least three holders of record of ordinary shares and/or convertible participating shares present in person at the meeting.

Vote Required for Approval of the Sale of DSI

   The resolution to approve the sale of DSI is being proposed as an ordinary resolution. An ordinary resolution must receive the affirmative vote of a majority of the votes cast at the meeting. This will require a simple majority of shareholders present and voting in person on a show of hands, or a simple majority of the ordinary shares and convertible participating shares voted by shareholders present and voting in person or by proxy on a poll. On a poll, our ordinary shares carry one vote per share and our convertible participating shares vote as if they were converted into ordinary shares, which means that, as of the record date, each convertible participating share carries approximately 323.924 votes.

Voting Your Shares and Changing Your Vote

 Voting Your Shares

   We are soliciting proxies from the holders of ordinary shares and convertible participating shares and voting instructions from holders of American depositary shares. Holders of ordinary shares and convertible participating shares entitled to attend and vote at the meeting may appoint a proxy to attend and, on a poll of such holders, to vote in their place. A proxy need not be a holder of ordinary shares or a holder of convertible participating shares.

   Each holder of ordinary shares and each holder of convertible participating shares who is entitled to vote and who is present in person will have one vote on a show of hands. On each vote that is taken on a poll, each holder of ordinary shares who is entitled to vote and who is present in person or by a proxy will have one vote for each ordinary share owned.

   On each vote that is taken on a poll, each holder of convertible participating shares who is entitled to vote and who is present in person or by a proxy is entitled to exercise so many votes for each convertible participating share owned as equals the number of ordinary shares into which the convertible participating share is convertible on June 25, 2001, the record date set for determining the persons entitled to vote at the meeting. The conversion ratio for the convertible participating shares is based on the liquidation return for the convertible participating shares. The liquidation return increases on a daily basis following each dividend payment date for the convertible participating shares to take account of accumulated and unpaid dividends. Therefore, the conversion rate for the convertible participating shares increases fractionally on a daily basis until the next dividend is paid. As of May 15, 2001, the last dividend payment date for the convertible participating shares, the conversion ratio was 321.543 ordinary shares per convertible participating share. Assuming that no other events take place which require that the conversion ratio be adjusted, as of August 14, 2001, the date immediately prior to the next dividend payment date for the participating shares, the conversion ratio will be 326.768 ordinary shares per convertible participating share. On payment of the dividend due August 15, 2001, the conversion ratio will revert to 321.543 ordinary shares per convertible participating share. As of June 25, 2001, the record date set for determining the persons entitled to vote at the meeting, the conversion ratio will be
323.924 ordinary shares per convertible participating share.

   A white form of proxy is enclosed for holders of ordinary shares. To be effective, forms of proxy in respect of ordinary shares must be deposited with our registrars, Computershare Services PLC, P.O. Box 1075, Bristol BS99 3FA England, at least 48 hours before the time appointed for the holding of the meeting.

   A pink form of proxy is enclosed for holders of convertible participating shares. To be effective, forms of proxy in respect of convertible participating shares must be deposited at our registered office, Masters House, 107 Hammersmith Road, London, W14 0QH, England, at least 48 hours before the time appointed for the holding of the meeting.

   If proxies are signed and returned without voting instructions or, unless otherwise instructed, if matters other than those set out in this document are properly brought before the meeting, including by means of amendment to any resolution, the ordinary shares or convertible participating shares represented by the proxies will be voted as the proxy deems fit, which will be in accordance with the recommendations of our Board. Ordinary shares or convertible participating shares that are not voted by the holders of ordinary shares or holders of convertible participating shares or brokers entitled to vote them, due to abstention or failure to cast a ballot in person or by returning a signed proxy, will not be considered in the final tabulation.

   Holders of American depositary shares should complete and return the voting instructional form provided to them in their proxy materials by the depositary in accordance with the terms provided thereon not later than 5:00 p.m., Eastern time on June 20, 2001. The close of business on June 1, 2001 has been fixed as the record date for the determination of the holders of American depositary shares entitled to provide voting instructions to the depositary. If you hold American depositary shares, you cannot vote the ordinary shares represented by your American depositary shares at the meeting or grant proxies to vote your shares other than through instructions to the depositary. Ordinary shares represented by American depositary shares will be voted at the meeting by the depositary pursuant to instructions received from holders of American depositary shares. The depositary agreement between us and the depositary gives us the right to instruct the depositary to give a discretionary proxy to a person designated by us to vote all ordinary shares represented by holders of American depositary shares that have failed to timely file their voting instructional form with the depositary.

 Changing Your Vote by Revoking Your Proxy or Voting Instructional Form

   Any proxy delivered pursuant to this solicitation may be revoked, at the option of the person executing the proxy, at any time before it is exercised by submitting a later-dated proxy or by delivering a signed revocation in no specifically required form to Computershare Services PLC, for holders of ordinary shares, and to us, for holders of convertible participating shares, at least 48 hours before the meeting, or by attending the meeting in person and casting a ballot.

   You may revoke your voting instructions to the depositary at any time before 5:00 p.m., Eastern time on June 20, 2001. You may revoke your voting instructions to the depositary by delivering notice in writing to the depositary or granting a later-dated signed voting instructional form. You will not cancel your voting instructions to the depositary by attending the meeting or by granting a proxy to vote at the meeting for you. As a holder of American depositary shares you are only permitted to vote by providing voting instructions to the depositary, who will vote for you.

How Proxies are Counted

   If you return a signed and dated proxy card but do not indicate how the shares are to be voted, those shares represented by your proxy card will be voted as recommended by our Board. A valid proxy also gives the individuals named as proxies authority to vote in their discretion when voting the shares on any other matters that are properly presented for action at the meeting. A properly executed proxy marked "ABSTAIN" will not be voted.

Cost of Solicitation

   The cost of soliciting proxies and voting instructions will be borne by us. In addition to the use of the mails, proxies and voting instructions may be solicited personally or by telephone by our employees. We may reimburse brokers, the depositary and other persons holding stock in their names, or in the names of nominees, for their expenses in sending proxy materials to their principals and obtaining their proxies and/or voting instructions.

                                THE SALE OF DSI

The Companies

     Danka Business Systems PLC
     Masters House
     107 Hammersmith Road
     London W14 0QH England
     Telephone #: 011-44-20-7603-1515

   We are one of the world's largest independent suppliers, by revenue, of photocopiers and office imaging equipment. We primarily market these products, and photocopier services, parts and supplies directly to customers in approximately 30 countries. Most of the products that we distribute are manufactured by Canon, Heidelberg, Nexpress, Ricoh and Toshiba. In addition, we market photocopiers, parts and supplies on a wholesale basis to independent dealers through our international operations.

   We provide a wide range of customer-related support services, maintenance contracts, supply contracts and leasing arrangements relating to the sale of our office imaging equipment. Our service business is contractual. Our service contract renewals provide a significant source of recurring revenue for us.

   Our operations are conducted through three reporting segments: Danka Americas, Danka International and DSI. Danka Americas, which represented 55% of our total revenue in fiscal year 2001, provides photocopiers, services, parts and supplies to retail customers throughout the United States, Canada and Latin America. Danka International, which represented 31% of our total revenue in fiscal year 2001, provides photocopiers, services, parts and supplies to retail customers throughout Europe and Australia. Danka International also provides photocopiers, facsimiles and other office imaging equipment on a wholesale basis to over 750 independent dealers. DSI represented 14% of our total revenue in fiscal year 2001 and operates in 12 countries.

   DSI is a leading provider of facilities management and outsourcing services with over 330 customers worldwide. DSI began operations in 1991 as a division of Eastman Kodak and was initially engaged primarily in facilities management services. We acquired its assets in December 1996 and renamed the unit, Danka Services International. Services provided by DSI include:

  . on- and off-site document management services, including the management of central reprographic departments;

  . the placement and maintenance of photocopiers;

  . print-on-demand operations; and

  . document archiving and retrieval services.

   DSI has approximately 3,400 employees who service customers in 12 countries across North America and Europe.

   We are a public limited company organized under the laws of England and Wales. We were incorporated on March 13, 1973. Since 1988, we have expanded into new geographical areas by acquiring over 140 suppliers of automated office equipment. In December 1996, we acquired Eastman Kodak's Office Imaging division and facilities management business, which included what is now DSI. In June 1999, we sold Omnifax, our facsimile division, to Xerox for $45 million in cash.

   Our principal operating subsidiaries are located in North America, Europe, Australia and Latin America. Our registered office is located at Masters House, 107 Hammersmith Road, London W14 0QH England, and our telephone number is 011-44-20-7603-1515. The headquarters of our United States operations are located at 11201 Danka Circle North, St. Petersburg, Florida 33716, and our telephone number is 1-727-576-6003.

     Pitney Bowes Inc.
     One Elmcroft Road
     Stamford, Connecticut 06926-0700
     Telephone #: 1-203-356-5000

   Pitney Bowes is a Delaware corporation which, along with its subsidiaries, is engaged in:

  . mailing and integrated logistics operations focused on the rental of postage meters and the sale and financing of mailing equipment;

  . office solutions operations including the sale, financing, rental and service of reprographic and facsimile equipment and the provision of facilities management services; and

  . capital services providing lease financing for Pitney Bowes' products worldwide.

   On December 11, 2000, Pitney Bowes announced that its board of directors had approved a formal plan to spin off its office solutions business to stockholders, as an independent, publicly traded company. The transaction is expected to be completed by the end of the third fiscal quarter in 2001.

   Pitney Bowes' principal executive offices are located at One Elmcroft Road, Stamford, Connecticut 06926-0700. Pitney Bowes' telephone number is (203) 356-5000.

The Sale of DSI

 Background

   The photocopier industry is undergoing profound changes, in particular as a result of the transition from analog to digital equipment. As a result, we and a number of our major competitors are currently experiencing significant financial difficulties.

   We are currently operating with a very high level of indebtedness. Our obligations to make regular payments of interest, fees and principal to service our indebtedness have had, and continue to have, a significant impact on our financial results. The impact on our financial performance of these obligations has been exacerbated in recent periods by a decline in our cash flow from operations resulting from the difficult business conditions in the photocopier industry that we, and our competitors, are currently experiencing.

   Our two major items of indebtedness are our senior bank debt and our 6.75% convertible subordinated notes (the "old notes"). The senior bank debt is due for repayment in full on March 31, 2002 and the principal balance of the old notes is due for repayment on April 1, 2002. The old notes rank behind our senior debt in right of payment. In addition, the credit agreement for our senior bank debt prohibits us from repaying the old notes while our senior bank debt is outstanding.

   We do not currently have, nor do we expect to have, sufficient liquidity to repay in full our senior bank debt and the old notes. Based on our recent history, expectations and the problems facing our industry generally, we do not anticipate that we will generate sufficient cash flow from operations to repay our senior bank debt or the old notes when they become due in 2002.

   Because of the uncertainty regarding our ability to repay our senior bank debt and the old notes when they become due for repayment, the report of our independent auditors on our United States GAAP fiscal year 2001 consolidated financial statements contains an explanatory paragraph stating that there is substantial doubt about our ability to continue as a going concern.

   Against this difficult background, our Board has been working actively with its advisers to implement a plan to reduce and refinance indebtedness so that we can continue to be a viable competitor in our markets. On February 20, 2001, we announced our proposals for the long-term financing of our business.

   The key parts of our three-part refinancing plan are as follows:

  . the sale of DSI;

  . the refinancing of our old notes through an exchange offer to holders of old notes under which holders of the old notes can exchange each $1,000 in principal amount of the old notes for either:

    . $400 in cash,

    . $800 in principal amount of new senior subordinated notes due in 2004, or

    . $1,000 in principal amount of new 10% subordinated notes due in 2008.

   Aggregate payments to be made under the cash option are limited to a maximum amount of $24 million, or $60 million in principal amount of old notes tendered, and the funds required to satisfy the cash consideration payable under the exchange offer will come from the proceeds of the sale of DSI. If more than $60 million in principal amount of old notes are tendered under the cash option, we will exchange $800 in principal amount of new senior subordinated notes for every additional $1,000 in principal amount of old notes tendered. We will distribute the $24 million in cash so that everyone who tenders old notes for the cash option will receive cash and new senior subordinated notes in the same proportions as everyone else who tenders old notes under that option.

   If we do not repay the new senior subordinated notes on their maturity, their holders will be entitled to elect to convert the principal amount of those notes into American depositary shares or ordinary shares. The conversion price per American depositary share will be equal to the average closing price of our American depositary shares on Nasdaq for the twenty trading day period ending on the maturity date; the conversion price per ordinary share will reflect the number of ordinary shares represented by one American depositary share. This conversion right will be subject to the prior approval of our shareholders, which we will agree to use our reasonable efforts to obtain. If we are unable to repay the new senior subordinated notes in full on their maturity, our obligations will be guaranteed by our material subsidiaries.

   The exchange offer commenced on February 20, 2001 and is conditional upon:

    . the completion of the sale of DSI,

    . our receiving valid tenders of at least 95% of the outstanding $200 million in principal amount of the old notes,

    . the refinancing of our senior bank debt,

    . consent to the exchange offer from parties to our tax retention operating leases, and

    . other customary conditions.

   The principal effect of the exchange offer, if successful, would be to extend the maturity of our subordinated debt from 2002 until 2004 at the earliest, which should assist us to refinance our senior bank debt. The principal amount of the new subordinated notes following the exchange offer will be dependent upon which option the holders of the old notes select in the exchange offer.

   The expiration date for the exchange offer is currently 11:59 p.m., New York City time, on June 22, 2001, subject to satisfaction or waiver of its conditions, and unless extended. We are confident that, assuming the sale of DSI is approved, the exchange offer will be successfully completed; and

  . the refinancing of our senior bank debt. This has two elements. First, the sale of DSI will generate total proceeds of approximately $274.1 million after expenses of approximately $8.4 million and current taxes of approximately $7.5 million. Of these net proceeds, we will retain approximately $41.2 million to pay up to $24 million under the exchange offer and to pay the related expenses and taxes of the exchange offer. The balance of the net proceeds of approximately $232.9 million will be applied in partial repayment of the current outstanding senior bank debt. The second element involves our putting in place a new senior bank debt facility, which, when drawn down, will allow us to repay in full the balance due under our existing facilities. On June 8, 2001, we announced that we had agreed to the principal terms of a new senior bank debt facility, under which we will obtain revolver, term loan and letter of credit commitments. The entering into of the new senior bank debt facility is subject to:

    . approval of all of our existing senior lenders;

    . finalization of definitive documentation;

    . completion of the sale of DSI; and

    . completion of the exchange offer.

   We expect that all of our existing senior lenders will approve the new senior bank debt facility prior to the extraordinary general meeting.

   Our Board believes that the sale of DSI is an essential part of the three-part strategic plan to improve our long-term financing.

   You should note that the funds needed to satisfy the maximum cash entitlement under the exchange offer of $24 million will only be available in the event that the sale of DSI is completed, and the exchange offer is therefore conditional on the completion of the sale of DSI. If the proceeds from the sale of DSI are not available to reduce the senior bank debt and the exchange offer does not proceed, our Board does not believe that it will be possible to achieve a refinancing of the senior bank debt. In addition, if the exchange offer is unsuccessful, we believe it is highly unlikely that we will be able to refinance our senior bank debt. If we cannot refinance our senior bank debt, we will default on our obligation to repay the old notes, because the credit agreement for our senior bank debt prohibits us from repaying the old notes until the senior bank debt is paid in full.

Reasons for the Sale of DSI and Recommendation of our Board

   Our Board believes that the sale of DSI is in the best interests of Danka and its shareholders as a whole and recommends that you vote for the sale of DSI.

   In reaching its decision, our Board consulted with its financial and legal advisors and considered a variety of factors, including the following:

  . The fact that over a period of three months we solicited indications of interest from a large number of potential purchasers interested in acquiring either DSI or one or more of its constituent businesses in a process designed to maximize shareholder value in the short term.

  . The oral opinion of our financial advisor, Houlihan Lokey, delivered at the March 30, 2001 meeting, and subsequently confirmed in writing as of April 9, 2001, to the effect that, as of such date and based upon and subject to the assumptions, qualifications and limitations set forth therein, the consideration of $290 million in cash, plus the assumption of some of the liabilities relating to the business of DSI, to be received by us pursuant to the asset purchase agreement is fair to us from a financial point of view.

  . The uncertainty and instability for our business and operations, employees, customers, suppliers and other important constituencies created by significant changes in the photocopier industry, in particular as a result of the transition from analog to digital equipment.

  . The very high level of indebtedness under which we are currently operating and the need we have to refinance this indebtedness if we are to secure our long-term future.

  . The business, financial condition and recent results of operations of DSI and Danka as a whole.

  . Pitney Bowes' obligation to consummate the proposed sale of DSI contemplated by the asset purchase agreement is not subject to any financing contingencies.

   The foregoing discussion of the information and factors considered by our Board is not exhaustive but does include all material factors considered by our Board. Our Board did not quantify or attach any particular relative or specific weight to the various factors it considered in reaching its determination that the proposed sale is fair to and in the best interests of Danka and its shareholders. Rather, our Board viewed its position and recommendation as being based on the totality of the information presented to and considered by it. In addition, individual members of our Board may have given different weights to different factors.

   Our Board considers the sale of DSI to be in the best interests of Danka and its shareholders as a whole. Accordingly, our Board recommends that if you hold ordinary shares or convertible participating shares, you vote "FOR", and if you hold American depositary shares, you provide voting instructions "FOR", the resolution. The resolution must receive the affirmative vote of at least a majority of the votes cast at the meeting in order for it to be passed.

Opinion of Our Financial Advisor

   Our Board retained Houlihan Lokey on November 14, 2000 as its exclusive financial advisor to provide financial advisory services in connection with our refinancing plan, including the sale of DSI. At the March 30, 2001 meeting of our Board, Houlihan Lokey presented its valuation analysis of DSI, as summarized below, and delivered its verbal opinion to the effect that, as of such date and based upon and subject to the assumptions, qualifications and limitations described in its written opinion, the consideration of $290 million in cash, plus the assumption of some of the liabilities relating to the business of DSI, to be received by us pursuant to the asset purchase agreement is fair to us from a financial point of view. Houlihan Lokey subsequently confirmed the oral opinion delivered to our Board in its written opinion, dated as of April 9, 2001.

   The complete text of Houlihan Lokey's opinion, which sets forth a description of the assumptions made, general procedures followed, matters considered and limitations on the review undertaken, is attached as Annex B to this proxy statement and is incorporated herein by reference. The summary of the opinion set forth below is qualified in its entirety by reference to such opinion. You are urged to read the opinion carefully and in its entirety for a description of the procedures followed, factors considered and assumptions made by Houlihan Lokey.

   Houlihan Lokey's opinion was provided for the information and assistance of our Board and addresses only the fairness of the sale consideration to us from a financial point of view. Houlihan Lokey's opinion does not constitute a recommendation as to how you should vote at the meeting with respect to the sale of DSI.

   The amount and the form of the sale consideration were determined by our arms' length negotiations with Pitney Bowes. Houlihan Lokey acted as our financial advisor with respect to these negotiations but it was not requested to provide an opinion with respect to, and its opinion does not address, our underlying business decision to sell DSI. We imposed no limitations on Houlihan Lokey with respect to the investigations made or the procedures to be followed by Houlihan Lokey in rendering its opinion.

   In arriving at its opinion, Houlihan Lokey, among other things:

  . reviewed our annual reports to shareholders and on Form 10-K for the fiscal years ended March 31, 1998, 1999 and 2000;

  . reviewed our quarterly reports on Form 10-Q for the two quarters ended
    September 30, 2000 and December 31, 2000;

  . reviewed DSI's standalone audited reports for the fiscal years ended
    March 31, 1999 and 2000;

  . reviewed DSI's standalone audited report for the nine-month period ended
    December 31, 2000;

  . reviewed copies of the draft asset purchase agreement;

  . reviewed our Form S-4 filed with the Securities and Exchange Commission on February 20, 2001 in connection with the exchange offer;

  . met with certain members of our and DSI's senior management to discuss the operations, financial condition, future prospects and projected operations and performance of DSI;

  . visited certain of our and DSI's facilities and business offices;

  . reviewed projections prepared by our and DSI's management with respect to DSI for the years ended March 31, 2001 through 2006;

  . reviewed certain publicly available financial data for companies that Houlihan Lokey deemed comparable to us and publicly available prices paid in other transactions that it considered similar to the sale of DSI; and

  . conducted such other studies, analyses and inquiries as it deemed appropriate.

   As a matter of course, we do not publicly disclose forward-looking financial information. However, Houlihan Lokey was provided with financial projections prepared by our and DSI's management for fiscal years 2001 through 2006 and considered these projections in connection with its review. These projections were prepared under market conditions as they existed as of approximately March 15, 2001 and do not take into account any circumstances or events occurring after the date they were prepared. In addition, factors such as industry performance, general business, economic, regulatory, market and financial conditions and changes to DSI's business, financial condition or results of operations may cause the projections or the underlying assumptions to be inaccurate. As a result, these projections should not be relied upon as indicative of future results, and you are cautioned not to place undue reliance on the projections.

   Houlihan Lokey's opinion is necessarily based on the business, economic, market and other conditions as they existed and could be evaluated as of the date of its opinion, and on the projected financial information provided to Houlihan Lokey as of such date. Houlihan Lokey has no obligation to update its opinion. In rendering its opinion, Houlihan Lokey relied upon and assumed, without independent verification, that the financial projections provided to it were reasonably prepared and reflected the best estimates of our future financial results and condition as of the date of its opinion, and that there had been no material change in our assets, financial condition, business or prospects between the date of the most recent financial statements made available to it and the date of its opinion. Houlihan Lokey did not independently verify the accuracy and completeness of the information supplied to it with respect to Danka and DSI.

   On March 30, 2001, Houlihan Lokey made a presentation to our Board with respect to the material valuation and financial analyses that it performed in arriving at its opinion. The following is a general description of the valuation methodologies used by Houlihan Lokey to assess the fairness, from a financial point of view, to us of the $290 million in cash, plus the assumption of some of the liabilities relating to the business of DSI, to be received by us pursuant to the asset purchase agreement, including the comparable transaction, discounted cash flow and market multiple valuation methodologies. None of the analyses used by Houlihan Lokey to determine the value of DSI took into consideration the other transactions described in this proxy statement, including the exchange offer and the refinancing of Danka's bank debt.

 Comparable Transaction Valuation

   Using publicly-available information, Houlihan Lokey performed an analysis of the following comparable transactions in the document management industry:

  . The acquisition of Cunningham Graphics International, Inc. by Automatic
    Data Processing, Inc. completed in June 2000;

  . The acquisition of Building One Services Corp. by Group Maintenance
    America Corp. completed in February 2000;

  . The acquisition of Merrill Corp. by DLJ Merchant Banking Partners II,
    L.P. completed in July 1999;

  . The acquisition of Devon Group, Inc. by Applied Graphics Technologies,
    Inc. completed in May 1998; and

  . The acquisition of First Image Management Co. by Anacomp, Inc. completed in June 1998.

   For each of the comparable transactions, Houlihan Lokey reviewed, among other things, the acquired company's total enterprise value, revenues over the previous twelve months, earnings before interest, income taxes, depreciation and amortization (EBITDA) over the previous twelve months and earnings before interest and income taxes (EBIT) over the previous twelve months. Enterprise value is a term used to describe the total value of a company regardless of whether it has any debt or cash. Based on its review of comparable transactions, Houlihan Lokey determined the following selected reference range of multiples:

                                                                      Low  High
                                                                     ----- -----
   Multiples:
     Enterprise Value/Revenue....................................... 0.60x 0.70x
     Enterprise Value/EBITDA........................................  4.5x  5.5x
     Enterprise Value/EBIT..........................................  8.0x  9.0x

   Based on all of these ranges, Houlihan Lokey calculated a range of enterprise values for DSI from $232 million to $273 million, as compared to the $290 million in cash, plus the assumption of some of the liabilities relating to the business of DSI, to be received by us pursuant to the proposed asset purchase agreement.

 Discounted Cash Flow Valuation

   Using a discounted cash flow methodology, Houlihan Lokey calculated a range of enterprise values of DSI based on financial projections provided by the management of Danka and DSI. A discounted cash flow analysis projects, over a specified period of time, a future stream of cash flows that a company may generate and then deducts or "discounts" those cash flows to their present value using a rate that typically corresponds to the company's expected cost of capital during that period. As a result, the value that a third party might pay today for those future cash flows can be determined. Based on its review of DSI's business, Houlihan Lokey used discount rates ranging from 10.0% to 12.0% and terminal value exit multiples ranging from 3.0x to 5.0x of DSI's estimated EBITDA during the 2002 through 2006 fiscal years.

   Based on all of these ranges, Houlihan Lokey calculated a range of enterprise values for DSI from $227 million to $283 million, as compared to the $290 million in cash, plus the assumption of some of the liabilities relating to the business of DSI, to be received by us pursuant to the proposed asset purchase agreement.

 Market Multiple Valuation

   Houlihan Lokey compared financial, operating and stock market information, and forecasted financial information, for DSI with publicly-available information for selected publicly traded companies in the document management industry. The selected comparable companies that Houlihan Lokey considered were:

                              ABM Industries, Inc.
                                  Banta Corp.
                               Bowne & Co., Inc.
                          Consolidated Graphics, Inc.
                                   FYI, Inc.
                        Healthcare Services Group, Inc.
                             Standard Register Co.
                           Wallace Computer Services

   For each of the comparable companies, Houlihan Lokey reviewed, among other things, its enterprise value and its estimated revenues, EBITDA and EBIT for the 2001 and 2002 fiscal years. Houlihan Lokey derived the following selected reference range of multiples from its review of the comparable companies:

                                                                      Low  High
                                                                     ----- -----
   Estimated 2001 Multiples:
     Enterprise Value/Revenue....................................... 0.55x 0.65x
     Enterprise Value/EBITDA........................................  4.5x  5.5x
     Enterprise Value/EBIT..........................................  7.0x  9.0x

   Estimated 2002 Multiples:
     Enterprise Value/Revenues...................................... 0.50x 0.60x
     Enterprise Value/EBITDA........................................  4.0x  5.0x
     Enterprise Value/EBIT..........................................  6.0x  8.0x

   Based on all of these ranges, Houlihan Lokey calculated a range of enterprise values for DSI from $211 million to $267 million, as compared to the $290 million in cash, plus the assumption of some of the liabilities relating to the business of DSI, to be received by us pursuant to the proposed asset purchase agreement.

   The summary set forth above describes the material points of the more detailed analyses performed by Houlihan Lokey in arriving at its fairness opinion. The preparation of a fairness opinion is not readily susceptible to summary description because, among other things, it is a complex analytical process involving various determinations regarding the most appropriate methods of financial analysis and application of those methods to the particular circumstances. In arriving at its opinion, Houlihan Lokey made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Houlihan Lokey believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses or portions of the summary without considering all analyses and factors could create an incomplete view of the processes underlying the analyses set forth in its fairness opinion. In its analyses, Houlihan Lokey made numerous assumptions with respect to Danka and DSI, the transactions contemplated by the asset purchase agreement, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the relevant entities. The estimates contained in such analyses are not necessarily indicative of actual values or predictive of future results or values, which may be more or less favorable than suggested by such analyses.

   Houlihan Lokey is a nationally recognized investment-banking firm with special expertise in, among other things, valuing businesses and securities and rendering fairness opinions. Houlihan Lokey is continually engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, private placements of debt and equity, corporate reorganizations, employee stock ownership plans, corporate and other purposes. Our Board selected Houlihan Lokey because of its experience and expertise in performing valuation, fairness analysis and financial advisory services. Houlihan Lokey has not provided any services to Danka or its affiliates during the previous three years and does not beneficially own and has never beneficially owned any interest in Danka.

   Pursuant to our engagement letter with Houlihan Lokey, dated as of November 14, 2001, we agreed to pay Houlihan Lokey a monthly fee of $175,000 for its advisory services. Houlihan Lokey will also receive a transaction fee equal to $8.5 million, less one-third of its aggregate monthly fees, upon consummation of the exchange offer, any transaction which effects a material change to any of Danka's outstanding indebtedness, a business combination transaction pursuant to which Danka or substantially all of its assets is acquired or an out-of-court or Chapter 11 reorganization. In addition, Houlihan Lokey has the right to act as our underwriter or placement agent in connection with certain financings and to act as our exclusive agent in connection with certain dispositions of assets, including DSI, and to receive certain fees for providing these services. Such fees will reduce the transaction fee otherwise payable to Houlihan Lokey. Accordingly, Houlihan Lokey will receive

1% of the sale consideration, or $2.9 million, upon closing of the sale of DSI and this amount will reduce the $8.5 million transaction fee that would otherwise be payable upon consummation of the entire restructuring. The aggregate fees to be received by Houlihan Lokey are limited to $8.5 million, plus two-thirds of its monthly fees and reimbursement of its reasonable and ordinary course out-of-pocket expenses. We have also agreed to indemnify Houlihan Lokey and its affiliates against certain liabilities and expenses arising out of or related to our engagement of Houlihan Lokey.

Accounting Treatment

   The proposed sale of DSI is expected to be accounted for as a discontinued business segment.

Income Tax Consequences of the Sale of DSI

   The sale of DSI will be a taxable transaction to us for income tax purposes. In general, we will recognize taxable gains or losses in each country in which we are selling DSI's assets equal to the difference, if any, between the amount realized by us from the sale of such assets and our adjusted tax basis in such assets. The amount realized by us from such sale will equal the sum of the amount of cash received by us plus the amount of our liabilities that are assumed by Pitney Bowes in consideration for such assets.

   The sale of DSI will not be a taxable transaction for our shareholders. There will be no tax effect on your ordinary shares, convertible participating shares or American depositary shares.

Antitrust

 United States Antitrust Compliance

   Under the Hart-Scott-Rodino Act and the related rules, the sale of DSI may not be completed until required information has been furnished to the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission and waiting period requirements have been satisfied.

   On May 4, 2001, we and Pitney Bowes made the required filings under the Hart-Scott-Rodino Act and the waiting period thereunder commenced. We received notice of early termination of the waiting period from the Federal Trade Commission on May 14, 2001.

 Foreign Antitrust Compliance

   Pitney Bowes is under the obligation to make filings under the Act Against Restraints of Competition of the Federal Republic of Germany with the German Bundeskartellamt. On May 11, 2001, Pitney Bowes made the required filings with the Bundeskartellamt under this act and the waiting period thereunder commenced. Pitney Bowes received notice of early termination of the waiting period from the Bundeskartellamt on May 22, 2001.

   On May 23, 2001, Pitney Bowes filed a merger notice with the Office of Fair Trading under the competition laws of the United Kingdom. The Office of Fair Trading has a maximum of 35 working days (20 plus one possible extension of 15) in which to recommend to the Secretary of State for Trade and Industry that the transaction should be referred to the Competition Commission for an in-depth review. If the Secretary of State does not refer the matter at the end of the 35 working day period, the transaction may not be subsequently referred to the Competition Commission. The initial waiting period expires on June 21, 2001, and if the Office of Fair Trading extends the waiting period, it would expire on July 12, 2001.

No Dissenters' or Appraisal Rights

   You do not have any right of appraisal or similar rights of dissenters, regardless of whether you vote for or against the sale of DSI.

                          THE ASSET PURCHASE AGREEMENT

   We believe this summary describes the material terms of the asset purchase agreement. However, we recommend that you read carefully the complete agreement for the precise legal terms of the asset purchase agreement and other information that may be important to you. The asset purchase agreement is included in this proxy statement as Annex A.

Form of Sale of DSI

   If all of the conditions to the sale of DSI are satisfied or waived in accordance with the asset purchase agreement, we will sell and Pitney Bowes will buy the assets used in or related to DSI's business, as described in the asset purchase agreement, and Pitney Bowes will assume the liabilities related to DSI's business, as described in the asset purchase agreement. The assets being acquired will include DSI's inventory, fixed assets, leases of real and personal property, receivables and contracts. The purchased assets will not include cash, intercompany accounts, specified fixed assets located at shared facilities, specified prepayments and deposits and specified real property. The liabilities assumed by Pitney Bowes will include DSI's accounts payable, accrued and unpaid expenses, capital leases, and contracts, and will not include DSI's tax liabilities, severance obligations, indebtedness for borrowed money, intercompany accounts or environmental liabilities, if any. We expect that based on DSI's audited December 31, 2000 balance sheet the liabilities assumed by Pitney Bowes will total approximately $25.9 million and that the liabilities that we retain will total approximately $7.6 million.

   Because DSI's operations are conducted through our subsidiaries located in various countries, DSI's assets will be transferred pursuant to separate agreements between each of those subsidiaries and Pitney Bowes or subsidiaries of Pitney Bowes.

Consideration for the Assets

   The aggregate consideration we will receive from the sale of DSI will consist of the payment by Pitney Bowes to us of $290 million in cash at closing, plus the assumption of some of the liabilities, as described above, relating to the business of DSI. Of this cash amount, $5 million will be set aside in an escrow account, the net amount of which will be payable within five business days after the resolution of the post-closing adjustment described in the following paragraph.

   In addition, Pitney Bowes has delivered $45 million of this cash amount to an escrow agent as a good faith deposit towards the purchase price. This deposit will be paid to us at closing. If the sale of DSI does not close, the deposit will be refundable to Pitney Bowes unless the failure to close is because of a material breach of the agreement by Pitney Bowes, in which case we will receive the deposit.

Post Closing Adjustment

   As soon as reasonably practicable but not more than 90 days after the closing, we will prepare and deliver to Pitney Bowes audited financial statements, including an audited balance sheet as of the closing date, adjusted to account for DSI assets and liabilities that are to be excluded from the sale. Pitney Bowes will have an opportunity to review and object to the determination of the adjusted balance sheet. Following the resolution of any such objections, and based on the audited balance sheet, as adjusted, the parties will calculate the value of DSI's net assets as of the closing date. To the extent that the value of the closing date net assets exceeds $81.7 million, Pitney Bowes will pay such excess to us within three business days following the date on which the value of the closing date net assets is agreed or finally determined and the $5 million held in escrow will be released to us. To the extent that the value of the closing date net assets is less than $81.7 million, we will pay the amount of such difference to Pitney Bowes, or such amount will be paid out from the escrow account, within three business days following the date on which the value of the closing date net assets is agreed or finally determined and the balance of the escrow account will be released to us. The asset purchase agreement does not specify any limit on the amount payable by way of post closing adjustment.

Adjustment to Purchase Price at Closing

   If prior to the closing of the sale of DSI we have not received the consents to assignment of contracts with specified customers generating revenues exceeding $5.0 million per year, the purchase price will be reduced dollar-for-dollar by the amount of revenue generated by each such non-consenting customer during the fiscal year ended March 31, 2001. As of May 31, 2001, we had received the consents to assignment from each of these seven customers. Therefore, no adjustment will be required to the purchase price. In the event of such a reduction to the purchase price, Pitney Bowes will pay to us the following amounts, if any, within thirty days after the first anniversary of the closing date:

  . an amount equal to the amount of revenues generated by such customer for Pitney Bowes in operating DSI's business during the one-year period following the closing date, in no event to exceed the amount by which the purchase price was reduced at closing; and

  . if the customer solicits bids for its business and Pitney Bowes is the successful bidder for such business, an amount equal to the lesser of the amount by which the purchase price was reduced at closing or the amount of revenues generated by such customer for Pitney Bowes in operating DSI's business during the one-year period following the closing date.

Representations and Warranties

   In the asset purchase agreement, we and Pitney Bowes make representations and warranties to each other about our respective companies with respect to, among other things:

  . our respective organization, existence, good standing, corporate power, subsidiaries, and similar corporate matters;

  . our respective authorization, execution, delivery and performance under and the enforceability of the asset purchase agreement and related matters;

  . the absence of violations or defaults under our respective certificates of incorporation and bylaws and laws and, in our case, other agreements as a result of the contemplated transaction; and

  . the absence of any brokerage fee in connection with the transaction except with respect to Houlihan Lokey in our case.

   In addition, we make representations and warranties in the asset purchase agreement with respect to:

  . the preparation of our financial statements in accordance with generally accepted accounting principles;

  . the absence of undisclosed liabilities;

  . the absence of any events which have had or are reasonably likely to have a material adverse effect on DSI since December 31, 2000;

  . full legal and beneficial title to sell the assets of DSI;

  . the binding nature of and absence of default under each listed contract and lease relating to DSI;

  . intellectual property matters;

  . the absence of legal proceedings or decrees or orders which would have a material adverse effect on DSI;

  . employee and employee benefit matters;

  . the assets required for the continued conduct of DSI's business;

  . all governmental consents required to complete the sale of DSI;

  . third party consents required to transfer purchased assets, including contracts, to Pitney Bowes;

  . possession of all material governmental licenses and permits required to conduct DSI's business;

  . compliance with laws except where our failure to comply would not have a material adverse effect on DSI;

  . the genuineness of accounts receivable;

  . tax matters;

  . status of current inventory;

  . identity and status of major customers;

  . identity and status of major suppliers;

  . product warranty matters;

  . environmental matters;

  . lack of unlawful payments under the Foreign Corrupt Practices Act of 1977;

  . disclosure to be made in this proxy statement and the circular being delivered to UK shareholders;

  . absence of insolvency after giving effect to the sale; and

  . receipt of reasonably equivalent value for the purchased assets taken as a whole.

Covenants in the Asset Purchase Agreement

 Conduct of Business by Us

   We have agreed that, prior to the closing, we will carry on DSI's business in the usual and ordinary course of business for profit motivated companies of similar size and character. We have agreed to use our reasonable best efforts to preserve intact our business organizations and relationships with third parties and to keep available the services of our present officers and employees.

 Access to Information

   We have agreed that, during the period until the closing date, we will give to Pitney Bowes and its authorized representatives reasonable access to all properties, books, contracts, documents, records and personnel relating to DSI's business, and we will furnish Pitney Bowes with such information as Pitney Bowes may reasonably request from time to time. In connection therewith, Pitney Bowes will not disrupt our operations or contact any DSI customers or employees without our approval, not to be unreasonably withheld, and without our presence, if we so request.

   Pitney Bowes has agreed to cause it employees, officers, directors, representatives, consultants and advisors to maintain the terms of our confidentiality agreement relating to information concerning DSI through the closing date.

 Expenses

   Regardless of whether the transactions contemplated by the asset purchase agreement are consummated, all costs and expenses incurred in connection with the asset purchase agreement and the transactions contemplated thereby will be paid by the party incurring such costs and expenses, except that both we and Pitney Bowes will pay one-half of all fees required in connection with the Hart-Scott-Rodino Act filing and any European regulatory filings.

 Reasonable Best Efforts

   We and Pitney Bowes have agreed that each of us will use commercially reasonable best efforts to take or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the asset purchase agreement as soon as possible.

 Further Assurances

   We and Pitney Bowes have agreed to execute such further documents and perform such further acts as may be necessary or reasonably requested by Pitney Bowes in order to more effectively consummate the transactions contemplated by the asset purchase agreement.

 Public Announcements

   We and Pitney Bowes have agreed not to make any press release with respect to the asset purchase agreement and the transactions contemplated thereby without first getting the other party's approval, not to be unreasonably withheld or delayed, except if required by law or applicable stock exchange rules.

 Transfer Taxes

   Pitney Bowes will pay all excise, stamp and transfer and conveyance taxes and customary duties arising in connection with the sale of DSI.

 Non-Competition and Non-Solicitation

   We have agreed that for a period of two years from the closing date, we will not compete with DSI's business anywhere in the world. We have also covenanted that after the closing date, we will not disclose any confidential information relating to the DSI's business. For a period of two years from the closing date we will not solicit the employment of any officers or key employees hired by Pitney Bowes in connection with the asset purchase agreement.

   In addition, we have agreed that for a period of two years from the closing date, we will not induce or attempt to persuade any current or prospective customer of DSI's business to which we have made a proposal to provide services or from which we have received a proposal relating to services during the period commencing ninety days prior to the closing date to terminate or fail to renew or continue or enter such business relationship with DSI.

 Shareholder Approval

   We have agreed to take all steps necessary to call, give notice of, convene and hold a meeting of our shareholders for the purpose of securing the approval of the sale of DSI.

 Proxy Statement and Circular

   We have agreed to use our commercially reasonable best efforts to cause this proxy statement to be mailed to our shareholders as promptly as practicable and to cause a circular prepared in accordance with the rules and regulations of the UK Listing Authority to be delivered to our UK shareholders as promptly as practicable. We also agreed to provide Pitney Bowes with an opportunity to review and comment on this proxy statement and the circular.

Benefit Matters

   On the closing date, Pitney Bowes will offer to employ or continue to employ each U.S. and Canadian DSI employee in a comparable position, at compensation and upon terms and conditions which are in the aggregate no less favorable to the employee than the position, compensation or terms in effect on the date of the asset purchase agreement. However, each offer of employment or continued employment is subject to satisfaction of Pitney Bowes' hiring criteria. If any such employment is terminated prior to the first anniversary of the closing date for any reason other than cause or failure to satisfy Pitney Bowes' hiring criteria, the employee will receive a lump-sum severance amount under Pitney Bowes' severance policy in effect as of the closing date.

   Pitney Bowes will give the former DSI employees full credit for service prior to the closing date for purposes of eligibility and vesting. Pitney Bowes will waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements under the medical and life insurance plans in which the employees may be eligible to participate.

   With respect to non-U.S and non-Canadian DSI employees, Pitney Bowes will assume, by operation of law or otherwise, the contracts of employment of such employees with effect from the closing date in accordance with and to the extent required by local law.

Closing Conditions

   The asset purchase agreement contains conditions to our and Pitney Bowes' obligations to complete the sale of DSI. The parties will not be obligated to complete the sale of DSI unless at or before closing:

  . Our shareholders have approved the sale.

  . Any waiting period under the Hart-Scott-Rodino Act has expired or been terminated.

  . With respect to each European and Canadian regulatory filing, we have received notice that the governmental entity has no objection to the sale, or any applicable waiting period has expired or been terminated without a negative response or investigation.

  . There is no suit, proceeding or investigation by a governmental authority or other person seeking to restrain, enjoin or hinder the sale.

  . We and Pitney Bowes deliver to each other various closing documents.

   We will not be obligated to complete the sale of DSI unless:

  . The representations and warranties of Pitney Bowes contained in the asset purchase agreement are true and correct in all respects, in the case of representations and warranties containing any materiality qualification, and in all material respects, in the case of representations and warranties without any materiality qualification, as of the closing date.

  . Pitney Bowes has performed and complied in all material respects with all agreements and obligations required by the asset purchase agreement to be performed and complied with by it on or prior to the closing date.

   Pitney Bowes will not be obligated to complete the purchase of DSI unless:

  . Our representations and warranties contained in the asset purchase agreement are true and correct in all respects, in the case of representations and warranties containing any materiality qualification, and in all material respects, in the case of representations and warranties without any materiality qualification, as of the closing date.

  . We have performed and complied in all material respects with all agreements and obligations required by the asset purchase agreement to be performed and complied with by us on or prior to the closing date.

  . We have received the consent to the sale of our senior bank lenders and their release of liens on the assets of DSI being acquired by Pitney Bowes.

  . We have delivered to Pitney Bowes specified material third party consents, except to the extent the failure to deliver such a consent results in a reduction to the purchase price, and assigned to Pitney Bowes the required material permits and material environmental permits.

Tax Matters

   We will be responsible for all taxes arising out of the ownership and operation of DSI's business prior to closing. Pitney Bowes will be responsible for all taxes arising out of the ownership and operation of DSI's business after closing, including its pro-rated share of property taxes for the year. Pitney Bowes will also be responsible for sales, use, VAT, excise, stamp, transfer and other conveyance taxes, if any, arising out of its acquisition of the purchased assets.

Termination

   We and Pitney Bowes may mutually agree to terminate the asset purchase agreement at any time before the time the sale of DSI closes. In addition, the asset purchase agreement may be terminated if specified events occur. These include among others:

  . if the conditions set forth in the asset purchase agreement have not been satisfied by 11:59 p.m. (Eastern time) on June 30, 2001; provided, however, either we or Pitney Bowes may extend the date for three successive one-month periods if specified conditions have not been satisfied;

  . if any of our or Pitney Bowes' conditions to closing become impossible to fulfill, the party entitled to the benefit may terminate the asset purchase agreement. However, if Pitney Bowes desires to terminate by reason of a failure to satisfy the condition to closing that our representations and warranties be true and correct, Pitney Bowes will have no right to terminate until the aggregate liability arising out of all breaches of representations and warranties causing such failure to satisfy the condition exceeds $1.25 million and, in any event, we will have thirty days after written notice of intent to terminate to cure the breach, retain or assume the liability arising out of the breach, or pay Pitney Bowes an amount to make it whole for the breach;

  . if there is a material adverse change in the condition, financial or otherwise, or of the operations of DSI, taken as a whole, Pitney Bowes may terminate;

  . either party may terminate the asset purchase agreement if the other party or, in the case of Pitney Bowes, if any of our subsidiaries which operate DSI, shall enter, voluntarily or otherwise, into bankruptcy; and

  . if our shareholders fail to approve the sale.

The party desiring to terminate the asset purchase agreement is required to provide written notice to the other party.

Termination Fee

   The asset purchase agreement requires us to pay to Pitney Bowes a termination fee of $6.25 million in the event that no closing occurs and any of the following shall occur or exist, or our Board resolves to do any of the following:

  . we have not obtained shareholder approval relating to the sale of DSI to Pitney Bowes and we enter into a definitive agreement in respect of an alternative acquisition proposal within fifteen months after the date of the asset purchase agreement;

  . our Board fails to recommend or changes in any manner adverse to Pitney
    Bowes its approval or recommendation of the sale;

  . our Board recommends an alternative acquisition proposal; or

  . our Board take any action or position with respect to a tender or exchange offer by a third party in any manner adverse to Pitney Bowes.

Indemnification

   We have agreed to indemnify Pitney Bowes from and against liability in the event of

  . the breach of any of our representations, warranties or covenants contained in the asset purchase agreement or in any document delivered by us pursuant to the asset purchase agreement;

  . any liability not assumed by Pitney Bowes;

  . any failure to comply with bulk sales laws existing in the United States and foreign jurisdictions regarding the transfer in bulk of a major part of DSI's assets outside the ordinary course of DSI's business that require notification to trade creditors in order for Pitney Bowes to avoid liability to those creditors for our trade payables;

  . any employee benefit liability not expressly assumed by Pitney Bowes; and

  . any environmental liabilities.

   Pitney Bowes has agreed to indemnify us from and against liability in the event of

  . breach of any of its representations, warranties or covenants contained in the asset purchase agreement or in any document delivered by Pitney Bowes pursuant to the asset purchase agreement;

  . any liability assumed by Pitney Bowes; and

  . any acts or omissions of Pitney Bowes after the closing date.

   No indemnified party will be entitled to recover with respect to any matter or group of related matters until the damages with respect to such matter or matters exceeds $250,000, after which such damages may be recovered without regard to such limitation. No indemnified party will be entitled to recover any damages until the total amount for which such party would recover exceeds $10 million. No indemnified party will have any right to recover damages in excess of $45 million. The foregoing limitations will not apply with respect to liability for assumed or excluded liabilities.

   The representations and warranties made in the asset purchase agreement survive for one year after the closing of the sale of DSI; provided, however, that our representations and warranties with respect to taxes, environmental matters and employee benefit matters will survive until 90 days after the expiration of the applicable statute of limitations, and that our representations and warranties with respect to our power and authority to engage in the transactions contemplated by the asset purchase agreement will survive forever.

Amendment

   The asset purchase agreement may not be modified or amended except pursuant to a written document executed and delivered by each party to the asset purchase agreement.

Waiver of Compliance

   The failure of any party to insist upon performance of any of the terms of the asset purchase agreement, to exercise any right thereunder or the waiver by such party of any breach thereof will not be construed as a subsequent waiver of any such terms, rights or breach. No waiver will be effective unless signed by the waiving party.

Assignment

   The asset purchase agreement is not assignable without the prior written consent of the other parties; however, Pitney Bowes may assign its rights under the asset purchase agreement to one or more of its affiliates, and in such case Pitney Bowes will be responsible for the performance of its affiliates.

Services and Supplies Agreement

   At the closing, we and Pitney Bowes will enter into a services and supplies agreement pursuant to which we will continue to provide equipment services and supplies with respect to the installed base of equipment used in connection with DSI's business for a period of two years following the closing date. We will continue to provide these services and supplies to Pitney Bowes during this period on terms no less favorable than those upon which we provided such services and supplies to DSI during the fiscal year ended March 31, 2001.

Transitional Support Services Agreement

   At the closing, we and Pitney Bowes will enter into a transitional support services agreement pursuant to which we will provide mutually agreeable administrative services to Pitney Bowes for DSI until the earlier of Pitney Bowes' assumption of responsibility for each such service or six months after the closing date. We will continue to provide these services to Pitney Bowes during this period on terms no less favorable than those upon which we provided such services to DSI prior to the closing.

                         BENEFICIAL OWNERSHIP OF STOCK

Security Ownership of Management and Others

   The following table sets forth, as of May 31, 2001, information as to the beneficial ownership of our ordinary shares by:

  . each person known to us as having beneficial ownership of more than five percent of our equity securities;

  . each director;

  . each "named executive officer" as defined in Item 402(a)(3) of Regulation
    S-K under the Securities Exchange Act of 1934; and

  . all of our directors and executive officers as a group.

                                              Shares Beneficially Owned
                                                As of May 31, 2001(2)
                                       ----------------------------------------
                                        Number of      American
                                        Ordinary   Depositary Share
Name of Beneficial Owner(1)             Shares(12)    Equivalent    Percent(12)
---------------------------            ----------- ---------------- -----------
Holdings of Greater Than 5 Percent
Cypress Associates II LLC(3).........  70,652,079     17,663,020       22.2%
Prudential Corporation plc(4)........  20,380,876      5,095,219        8.0%

Holdings by Directors, Named
 Executive Officers and all Directors
 and Executive Officers as a Group
P. Lang Lowrey III...................         --             --           *
Brian L. Merriman(5).................   2,762,855        690,714        1.1%
Michael B. Gifford...................       8,000          2,000          *
Richard C. Lappin....................      10,000          2,500          *
Richard F. Levy......................      40,000         10,000          *
J. Ernest Riddle.....................      20,000          5,000          *
James L. Singleton(6)................  70,652,079     17,663,020       22.2%
Anthony D. Tutrone...................         --             --           *
C. Anthony Wainwright................       4,000          1,000          *
F. Mark Wolfinger(7).................   1,521,624        380,406          *
Kevin Dean(8)........................     189,413         47,353          *
Ernest R. Miller(9)..................     116,108         29,027          *
Larry K. Switzer(10).................   6,357,364      1,589,341        2.5%
David P. Berg(11)....................       6,680          1,670          *
All directors and executive officers
 as a group (23 persons).............  76,355,380     19,088,845       24.5%

--------
 (*) Represents less than one percent of the share capital.
 (1) Except for Messrs. Wolfinger, Dean, Miller, Switzer and Berg, all of the listed individuals are currently directors. Messrs. Lowrey, Wolfinger, Merriman, Dean and Miller are executive officers.
 (2) Except as otherwise indicated, all ordinary shares or American depositary shares are held of record with sole voting and investment power.
 (3) Consists of

   . 208,234 convertible participating shares which are convertible into 67,149,709 ordinary shares, beneficially owned by Cypress Merchant Banking Partners II L.P.;

   . 8,852 convertible participating shares which are convertible into 2,854,525 ordinary shares, beneficially owned by Cypress Merchant Banking II C.V.; and

   . 2,009 convertible participating shares which are convertible into 647,847 ordinary shares, beneficially owned by 55th Street Partners II L.P. Cypress Associates II LLC, as well as James A. Stern,
     Jeffrey P. Hughes, James L. Singleton and David P. Spalding, who are managing members of Cypress Associates II LLC and may be deemed to beneficially own these shares.

    However, each of Cypress Associates II LLC and each managing member disclaims beneficial ownership. The share and percentage ownership figures are calculated at the conversion rate as of May 31, 2001 of 322.472 ordinary shares for each convertible participating share. The principal business and office address of Cypress Associates II LLC and the Managing Members is 65 East 55th Street, New York, New York 10022.

 (4) Consists of

   . 19,718 convertible participating shares which are convertible into 6,358,510 ordinary shares, beneficially owned by Prudential Assurance Company Limited, a subsidiary of Prudential Corporation plc; and

   . 14,022,366 ordinary shares currently held by Prudential Corporation plc.

    The address of Prudential Corporation plc is 142 Holborn Bars, London EC1N 2NH England.

 (5) Includes options held by Mr. Merriman to purchase 556,667 American depositary shares, equivalent to 2,226,667 ordinary shares, all of which are currently exercisable. Also includes an entitlement to receive 128,514 American depositary shares, equivalent to 514,056 ordinary shares, on May 8, 2001, which American depositary shares have not yet been issued to Mr. Merriman due to United Kingdom regulatory reasons.
 (6) Includes 70,652,079 ordinary shares beneficially owned by affiliates of Cypress Associates II LLC. Mr. Singleton is Vice Chairman of The Cypress Group LLC. See note 3 above. Mr. Singleton disclaims beneficial ownership of such shares.
 (7) Includes options held by Mr. Wolfinger to purchase 380,000 American depositary shares, equivalent to 1,520,000 ordinary shares, all of which are currently exercisable.
 (8) Includes options held by Mr. Dean to purchase 41,667 American depositary shares, equivalent to 166,667 ordinary shares, all of which are currently exercisable. Also includes 2,747 ordinary shares that Mr. Dean has the right to acquire on conversion of $20,000 in principal amount of 6.75% convertible subordinated notes owned by Mr. Dean.
 (9) Includes options held by Mr. Miller to purchase 26,000 American depositary shares, equivalent to 104,000 ordinary shares, all of which are currently exercisable.
(10) Mr. Switzer resigned as a director and as chief executive officer effective October 12, 2000. The disclosure of Mr. Switzer's stock ownership is based on the most recent information known to us.
(11) Mr. Berg resigned as an executive officer effective June 2, 2000. The disclosure of Mr. Berg's stock ownership is based on the most recent information known to us.
(12) At May 31, 2001 a total of 247,570,566 ordinary shares were outstanding. Pursuant to the rules of the Securities and Exchange Commission, ordinary shares or American depositary shares that a person has a right to acquire within 60 days of the date hereof pursuant to the exercise of stock options or the conversion of our convertible participating shares or the convertible subordinated notes, are deemed to be outstanding for the purpose of computing the percentage ownership of such person but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

   On May 31, 2001, The Bank of New York, as depositary for our American depositary share program, held 198,631,751 ordinary shares representing 80.2% of the ordinary shares in issue.

                                 OTHER MATTERS

   Our Board is not aware of any matters, other than the above-mentioned matters, that will be presented for consideration at the meeting. If other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote thereon in accordance with their best judgment.

                           PROPOSALS OF SHAREHOLDERS

   If a holder of ordinary shares or a holder of convertible participating shares desires to present a proposal for action at the Annual General Meeting to be held in 2001, and such proposal conforms to the laws of England and Wales, we must have received such proposal by May 1, 2001 to be included in our proxy statement and proxy for such 2001 meeting.

   If a holder of American depositary shares desires to present a proposal for action at the Annual General Meeting to be held in 2001, and such proposal conforms with the rules and regulations of the Securities Exchange Commission and is otherwise in accordance with other U.S. federal laws, we must have received such proposal by February 16, 2001 to be included in our proxy statement and proxy for such 2001 meeting.

   You should rely only on the information contained in this proxy statement and the attached annexes to vote on the sale of DSI. We have not authorized anyone to provide you with information that is different from what is enclosed. This proxy statement is dated June 11, 2001. You should not assume that the information contained in this proxy statement is accurate as of any date other than such date, and the mailing of the proxy statement to shareholders shall not create any implication to the contrary.

                                          By order of the Board of Directors,

                                          Danka Business Systems PLC

                                          /s/ Paul G. Dumond
                                          Paul G. Dumond,
                                          Company Secretary

                                                                         ANNEX A



                            ASSET PURCHASE AGREEMENT

                              DATED APRIL 9, 2001,

                                     AMONG

                     DANKA BUSINESS SYSTEMS, PLC, AS SELLER

                                      AND

                        PITNEY BOWES INC., AS PURCHASER

                               TABLE OF CONTENTS

ARTICLE I Purchase and Sale of Assets.....................................  A-1
  1.1 Agreement to Purchase and Sell......................................  A-1
  1.2 Enumeration of Purchased Assets.....................................  A-1
  1.3 Excluded Assets.....................................................  A-3
  1.4 Sale of the Purchased Assets to Purchaser...........................  A-4

ARTICLE II Assumption of Liabilities......................................  A-5
  2.1 Agreement to Assume.................................................  A-5
  2.2 Description of Assumed Liabilities..................................  A-5
  2.3 Excluded Liabilities................................................  A-6

ARTICLE III Purchase Price. Manner of Payment and Closing.................  A-7
  3.1 Purchase Price......................................................  A-7
  3.3 Time and Place of Closing...........................................  A-8
  3.4 Manner of Payment of the Purchase Price.............................  A-8
  3.6 Adjustment to Purchase Price........................................  A-9

ARTICLE IV Representations and Warranties................................. A-10
  4.1 General Statement................................................... A-10
  4.2 Purchaser's Representations and Warranties.......................... A-10
  4.3 Seller's Representations and Warranties............................. A-12
  4.4 Limitation on Warranties............................................ A-27
  4.5 Definition of Knowledge............................................. A-27

ARTICLE V Conduct Prior to the Closing.................................... A-27
  5.1 General............................................................. A-27
  5.2 Seller's Obligations................................................ A-27
  5.3 Purchaser's Obligations............................................. A-29
  5.4 Joint Obligations................................................... A-30

ARTICLE VI Conditions to Closing.......................................... A-31
  6.1 Conditions to Seller's Obligations.................................. A-31
  6.2 Conditions to Purchaser's Obligations............................... A-32
  6.3 Conditions to Purchaser's and Seller's Obligations with Respect to
   Each Foreign Closing................................................... A-32

ARTICLE VII Closing and Foreign Closings.................................. A-33
  7.1 Form of Documents................................................... A-33
  7.2 Purchaser's Deliveries at the Closing............................... A-33
  7.3 Seller's Deliveries at the Closing.................................. A-33
  7.4 Deliveries at the Foreign Closings.................................. A-35

ARTICLE VIII Post-Closing Agreements...................................... A-35
  8.1 Post-Closing Agreements............................................. A-35
  8.2 Inspection of Records............................................... A-35
  8.3 Certain Tax Matters................................................. A-35
  8.4 Use of Trademarks: References to Seller............................. A-36
  8.5 Payments of Accounts Receivable..................................... A-37
  8.6 Third Party Claims.................................................. A-37
  8.7 Products Liability Insurance........................................ A-37
  8.8 Certain Contract Matters............................................ A-37
  8.9 Seller's Confidentiality............................................ A-37
  8.10 Use of Seller's Trademarks......................................... A-37
  8.11 Non-Competition and Non-Solicitation............................... A-38

  8.12 Further Assurances.................................................. A-39
  8.13 Non-Assignment...................................................... A-39
  8.14 Additional Payment.................................................. A-39

ARTICLE IX Employees and Employee Benefit Plans............................ A-39
  9.1 Post-Closing Covenants Relating to Seller's U.S. and Canadian
   Employees............................................................... A-39
  9.2 Post-Closing Covenants Relating to Seller's Non-U.S. and Canadian
   Employees............................................................... A-41
  9.3 Relation to Ancillary Agreements..................................... A-42
  10.1 General............................................................. A-42
  10.2 Certain Definitions................................................. A-42
  10.3 Indemnification Obligations of Seller............................... A-42
  10.4 Indemnification Obligations of Purchaser............................ A-43
  10.5 Limitation on Indemnification Obligations........................... A-44
  10.6 Cooperation......................................................... A-44
  10.7 Third Party Claims.................................................. A-45
  10.8 Tax Indemnities..................................................... A-45
  10.9 Indemnification Exclusive Remedy.................................... A-46

ARTICLE XI Effect of Termination/Proceeding................................ A-46
  11.1 General............................................................. A-46
  11.2 Right to Terminate.................................................. A-46
  11.3 Certain Effects of Termination...................................... A-47
  11.4 Remedies............................................................ A-47
  11.5 Right to Damages.................................................... A-47

ARTICLE XII Miscellaneous.................................................. A-48
  12.1 Sales and Transfer Taxes............................................ A-48
  12.2 Publicity........................................................... A-48
  12.3 Notices............................................................. A-48
  12.4 Expenses............................................................ A-49
  12.5 Entire Agreement.................................................... A-49
  12.6 Value Added Taxes................................................... A-50
  12.7 Non-Waiver.......................................................... A-51
  12.8 Counterparts........................................................ A-51
  12.9 Severability........................................................ A-51
  12.10 Applicable Law..................................................... A-51
  12.11 Binding Effect, Benefit............................................ A-51
  12.12 Assignability...................................................... A-51
  12.13 Amendments......................................................... A-51
  12.14 Headings........................................................... A-51
  12.15 Governmental Reporting............................................. A-51
  12.16 Rule of Construction............................................... A-52
  12.17 Consent to Jurisdiction............................................ A-52
  12.18 No Effect.......................................................... A-52
  12.19 Definitions........................................................ A-52

                                    EXHIBITS

 Exhibit A   Asset Purchase Agreement--Canadian Acquisition

 Exhibit B   Asset Purchase Agreement--Belgian Acquisition

 Exhibit C   Asset Purchase Agreement--Danish Acquisition

 Exhibit D   Going Concerns Transfer Agreement--French Acquisition

 Exhibit E   Asset Purchase Agreement--German Acquisition

 Exhibit F   Asset Purchase Agreement--Italian Acquisition

 Exhibit G   Asset Purchase Agreement--Dutch Acquisition

 Exhibit H   Asset Purchase Agreement--Swedish Acquisition

 Exhibit I   Asset Purchase Agreement--Norwegian Acquisition

 Exhibit J   Asset Purchase Agreement--UK and Irish Acquisition

 Exhibit K   Asset Purchase Agreement--U.S. Acquisition

 Exhibit L-1 Services and Supplies Agreement

 Exhibit L-2 Transitional Support Services Agreement

 Exhibit M   Escrow Agreement

 Exhibit N   Good Faith Deposit Escrow

                            ASSET PURCHASE AGREEMENT

   THIS ASSET PURCHASE AGREEMENT (the "Agreement") is made April 9, 2001, between DANKA BUSINESS SYSTEMS, PLC, a public limited company incorporated under the laws of England and Wales ("Seller") and PITNEY BOWES INC., a corporation organized under the laws of Delaware ("Purchaser").

                                    RECITALS

   A. The Transferring Subsidiaries (as defined herein) are in the business of providing on-site and multiple client location facilities management outsourcing services aimed at providing total document management solutions, including, mail center operations, mail delivery, literature fulfillment and supplies management, shipping and receiving, network fax, on-line image retrieval, central reprographics, color copy, convenience copy / fleet management, microfilming, color print, print-on-demand, network print, computer output to microfilm (COM), CD output and electronic scanning and indexing (the "Business"). Notwithstanding the above, the term "Business" shall not include incidental provision of such services as part of the Seller's and its Affiliates' core business, or the sale of software.

   B. Seller and the Transferring Subsidiaries desire to sell to Purchaser directly all of the Transferring Subsidiaries' assets used in or relating to the Business, and Purchaser desires to purchase said assets, all on the terms and subject to the conditions contained in this Agreement.

                                   AGREEMENTS

   Therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                   ARTICLE I

                          Purchase and Sale of Assets

   1.1 Agreement to Purchase and Sell. On the terms and subject to the conditions contained in this Agreement, Purchaser agrees to purchase from the Transferring Subsidiaries, and Seller agrees to cause the Transferring Subsidiaries, and each Transferring Subsidiary agrees, to sell to the Purchaser, the assets, properties and rights as of the Closing Date (as herein defined), wherever situated or located, of the Transferring Subsidiaries which are used in or relate to the conduct of the Business or which are described in
Section 1.2 (the "Purchased Assets"), free and clear of Liens (as defined herein) other than Permitted Liens (as defined herein). Wherever used herein, the phrases "used in" or "relate to" or the like shall mean "arising out of, related to or used in connection with the Business as conducted by Seller and the Transferring Subsidiaries at any time during the one year period immediately preceding the Closing Date." Without limiting the generality of the foregoing, the Purchased Assets shall not include any of the assets, properties and rights described in Section 1.3 (the "Excluded Assets").

   1.2 Enumeration of Purchased Assets. The Purchased Assets shall include the following assets except to the extent that any of the following assets are also enumerated in Section 1.3:

     (a) [intentionally omitted]

     (b) all inventory held for use in the conduct of the Business (including, raw materials, work in process, finished goods, service parts and supplies) (collectively, the "Inventory");

     (c) all furniture, art work, fixtures, equipment (including office equipment), machinery, parts, computer hardware, telecommunication equipment (including any switch), copiers, tools, dies, jigs, patterns, molds, automobiles and trucks and all other tangible personal property (other than Inventory) (collectively, "Fixed Assets") used in the conduct of the Business;

     (d) all leasehold interests and leasehold improvements created by all leases, including capitalized leases of personal property used in connection with the Business under which any of the Transferring Subsidiaries is a lessee or lessor;

     (e) the Transferring Subsidiaries' respective entire leasehold interest (including all leasehold improvements) as lessee of real property used in connection with the Business (the "Leased Premises") under the leases which are listed in the Disclosure Schedule;

     (f) all trade accounts receivable, notes receivable, negotiable instruments and chattel paper received as a result of the conduct of the Business (excluding accounts receivable from Seller and its Affiliates included in the Intercompany Accounts (as defined herein));

     (g) all deposits and rights with respect to such deposits in connection with the Business;

     (h) all contracts (and benefits arising therefrom) relating to or arising out of the Business, all rights against suppliers under warranties covering any of the tangible assets of the Business, to the extent legally transferable, and all Permits (as herein defined) and Environmental Permits (as herein defined), to the extent legally transferable;

     (i) all sales orders and sales contracts, purchase orders and purchase contracts, quotations and bids generated by the operation of the Business;

     (j) all license agreements, distribution agreements, sales representative agreements, service agreements, supply agreements and franchise agreements relating to the Business; and all computer software leases, licenses and agreements and technical service agreements relating to the Business, to the extent contractually transferable;

     (k) all intellectual property rights used by any of the Transferring Subsidiaries in or relating to the Business (including, U.S. and foreign patents and applications therefor, know-how, unpatented inventions, trade secrets, secret formulas, business and marketing plans, U.S. and foreign copyrights, U.S. and foreign trademarks, service marks, trade or business names, trade dress and slogans (and all registrations of such copyrights, trademarks, service marks, trade names, trade dress, domain names and slogans, and all applications for registration thereof), Software (as defined herein), licenses and rights with respect to the foregoing (collectively, the "Intellectual Property") used by any of the Transferring Subsidiaries) and all goodwill associated with such intellectual property rights;

     (l) all customer and supplier lists, customer records and information and all other proprietary information relating to the Business;

     (m) all books and records relating to the Business, including, blueprints, drawings and other technical papers, personnel, payroll, employee benefit, accounts receivable and payable, Inventory, maintenance, and asset history records, asset registry, ledgers, and books of original entry, all insurance records and Occupational Safety and Health Administration and Environmental Protection Agency files relating to occupational health and safety and protection of public health and the environment;

     (n) all rights in connection with prepaid expenses with respect to the Purchased Assets;

     (o) all letters of credit issued to any of the Transferring Subsidiaries relating to the Business;

     (p) all sales and promotional materials, catalogues and advertising literature relating to the Business;

     (q) all telephone numbers or telephone directories relating to the Business and all non-shared lock boxes relating to the Business to which any of the Transferring Subsidiaries' account debtors remit payments;

     (r) all rights (including rights to make claims but excluding claims against) related to the Purchased Assets or Assumed Liabilities; and

     (s) all rights in and to claims, rights of indemnification and causes of action against third parties but only to the extent they relate to the Business, the Purchased Assets or the Assumed Liabilities. The applicable Transferring Subsidiaries shall continue to enjoy all rights in and to such claims, rights of indemnification and causes of action, together with Purchaser, except to the extent set forth in this paragraph (s). With respect to claims, rights of indemnification and causes of action with respect to a matter or series or group of matters that are asserted by both a Transferring Subsidiary and Purchaser ("Joint Claims"), such Transferring Subsidiary and Purchaser agree to cooperate with each other to determine the relative value of each party's claim and to share in such limitations as may be applicable to any Joint Claims on a pro rata basis with the relative value of each party's claim. Nothing shall prohibit the parties from acting independently where a claim is not a Joint Claim.

   1.3 Excluded Assets. The Excluded Assets shall consist of the following items:

     (a) except as provided in Section 1.2(g), all cash and cash equivalents on hand and in banks (exclusive of letters of credit issued by customers of any of the Transferring Subsidiaries), investments and marketable securities;

     (b) the Transferring Subsidiaries' bank accounts (other than the lock boxes referred to in Section 1.2(q)), checkbooks and canceled checks;

     (c) all contracts with, and claims and rights against, Seller or any of Seller's Affiliates (as herein defined), including those included in the accounts maintained by any of the Transferring Subsidiaries in accordance with its customary practices, in which there are recorded or reflected the amounts owed by any business of Seller or any of its Affiliates to the Business or by the Business to any business of Seller or any of its Affiliates, attributable to intercompany transactions (the "Intercompany Accounts") and including any rights of any of the Transferring Subsidiaries against any other Transferring Subsidiaries;

     (d) rights in and to claims (including, for indemnification) (and in each case benefits to the extent they arise therefrom) against third parties that relate to Excluded Liabilities (as herein defined) or relate to, or are made under or pursuant to, other Excluded Assets;

     (e) insurance policies of any of the Transferring Subsidiaries and rights in connection therewith;

     (f) rights arising from prepaid expenses, if any, with respect to Excluded Liabilities or other Excluded Assets;

     (g) rights arising from any refunds whether or not due as of the Closing Date (including, any retrospective premium adjustments) with respect to insurance premium payments to the extent they relate to insurance policies which constitute Excluded Assets and refunds whether or not due as of the Closing Date, from federal, state, foreign and/or local taxing authorities with respect to Taxes paid by Seller or any of its Affiliates, including any of the Transferring Subsidiaries;

     (h) deposits of Seller or any of its Affiliates, including any of the Transferring Subsidiaries with any federal, state, local or foreign Tax authorities, including, Tax deposits, prepayments and estimated payments;

     (i) all rights of indemnification, claims and causes of action which relate to the conduct of the Business prior to the Closing Date, including those against any person under any purchase or other agreement pursuant to which Seller or any of its Affiliates acquired any portion of the Business or those arising by operation of law or equity or otherwise, but excluding claims for repair or replacement of defective products against the suppliers thereof with respect to tangible assets of the Business;

     (j) Seller's and the Transferring Subsidiaries' rights under this Agreement and the Ancillary Agreements;

     (k) the Transferring Subsidiaries' corporate charters, minute and stock record books, and corporate seals, Tax Returns and Tax receipts (other than copies of relevant portions of Tax Returns and Tax receipts relating to assumed Taxes); provided, however, Purchaser shall have the right to review and copy the relevant portions of any Tax Returns and workpapers for Taxes of the Transferring Subsidiaries that are relevant Taxes for which Purchaser is liable after the Closing if it reasonably requests such access;

     (l) the agreements, if any, set forth on Schedule 1.3(l);

     (m) the assets, if any, described on Schedule 1.3(m);

     (n) all assets and properties of any of the Transferring Subsidiaries not used in the conduct of Business;

     (o) other than the initials "DSI", all intellectual property rights and any associated goodwill of Seller or any Transferring Subsidiary related to the names or marks "Danka Services International", "Danka Services", "Danka Imaging Services", "Danka Office Imaging" and any other name or mark which consists of or uses the name "Danka", including, any internet domain name; and

     (p) any real property owned by a Transferring Subsidiary (provided, however, if Purchaser shall so request the Seller shall grant a license or a lease of such real property to the Purchaser upon commercially reasonable terms).

   1.4 Sale of the Purchased Assets to Purchaser. The Purchased Assets shall be sold to the Purchaser as follows:

     (a) Seller shall cause Danka Canada Inc. ("Danka Canada I") and Kalmara Inc. ("Danka Canada II") to sell, transfer and assign the assets of Danka Canada I and Danka Canada II which constitute Purchased Assets to Purchaser pursuant to an Asset Purchase Agreement, substantially in the form attached hereto as Exhibit A;

     (b) Seller shall cause Danka Services International N.V. ("Danka Belgium") to sell, transfer and assign the assets of Danka Belgium which constitute Purchased Assets to Purchaser pursuant to an Asset Purchase Agreement, substantially in the form attached hereto as Exhibit B;

     (c) Seller shall cause Danka Services International A/S ("Danka Denmark"), to sell, transfer and assign the assets of Danka Denmark which constitute Purchased Assets to Purchase pursuant to an Asset Purchase Agreement, substantially in the form attached hereto as Exhibit C;

     (d) Seller shall cause Danka Services International S.A. ("Danka France") to sell, transfer and assign the assets of Danka France which constitute Purchased Assets to Purchaser pursuant to a Going Concerns Transfer Agreement, substantially in the form attached hereto as Exhibit D;

     (e) Seller shall cause Danka Services GmbH ("Danka Germany") to sell, transfer and assign the assets of Danka Germany which constitute Purchased Assets to Purchaser pursuant to an Asset Purchase Agreement, substantially in the form attached hereto as Exhibit E;

     (f) Seller shall cause Danka Services International S.R.L. ("Danka Italy") to sell, transfer and assign the assets of Danka Italy which constitute Purchased Assets to Purchaser pursuant to an Asset Purchase Agreement, substantially in the form attached hereto as Exhibit F;

     (g) Seller shall cause Danka Services International B.V. ("Danka Netherlands") to sell, transfer and assign the assets of Danka Netherlands which constitute Purchased Assets to Purchaser pursuant to a Stock Purchase Agreement, substantially in the form attached hereto as Exhibit G;

     (h) Seller shall cause Danka Services International Aktiebolag ("Danka Sweden") to sell, transfer and assign the assets of Danka Sweden which constitute Purchased Assets to Purchaser pursuant to an Asset Purchase Agreement, substantially in the form attached hereto as Exhibit H;

     (i) Seller shall cause Danka Services International A/S ("Danka Norway"), to sell, transfer and assign the assets of Danka Norway which constitute Purchased Assets to Purchaser pursuant to an Asset Purchase Agreement, substantially in the form attached hereto as Exhibit I;

     (j) Seller shall cause Danka Services International Limited ("Danka UK") to sell, transfer and assign the assets of Danka UK located in the United Kingdom and in Ireland which constitute Purchased Assets to Purchaser pursuant to an Asset Purchase Agreement (the "U.K. Purchase Agreement"), substantially in the form attached hereto as Exhibit J; and

     (k) Seller shall cause Danka Office Imaging Company ("Danka US") to sell, transfer and assign the assets of Danka US which constitute Purchased Assets (the "US Purchased Assets") to Purchaser pursuant to an Asset Purchase Agreement, (the "U.S. Purchase Agreement") substantially in the form attached hereto as Exhibit K.

   The foregoing agreements and any other agreements, documents or instruments executed in connection therewith are referred to herein collectively as the "Ancillary Agreements." The portion of the Business conducted by Danka US is referred to herein as the "U.S. Business." The term "wholly-owned" refers to direct or indirect ownership. The term "Transferring Subsidiaries" refers to Danka Canada I, Danka Canada II, Danka Belgium, Danka Denmark, Danka France, Danka Germany, Danka Italy, Danka Netherlands, Danka Sweden, Danka Norway, Danka UK and Danka US.

                                   ARTICLE II

                           Assumption of Liabilities

   2.1 Agreement to Assume. At the Closing (as herein defined), Purchaser shall assume and agree to discharge and perform when due, only the liabilities and obligations of, or asserted against, the Transferring Subsidiaries as described in Section 2.2 (the "Assumed Liabilities"). All liabilities and obligations of Seller and the Transferring Subsidiaries other than the Assumed Liabilities are collectively referred to herein as "Excluded Liabilities." Purchaser shall not assume, and the Transferring Subsidiaries shall remain liable for, the Excluded Liabilities.

   2.2 Description of Assumed Liabilities. The Assumed Liabilities shall consist of the following, and only the following, liabilities and obligations of the Transferring Subsidiaries with respect to the Business:

     (a) all accounts payable set forth on the Audited Balance Sheet relating to the Business, excluding accounts payable to Seller and its Affiliates under the Intercompany Accounts;

     (b) all accrued and unpaid expenses relating to the Business which are set forth on the Audited Balance Sheet, including, accrued vendor payables, salaries and wages, and all bonuses, vacation pay, social security and employee benefits to the extent and solely to the extent expressly assumed by Purchaser pursuant to Article IX and excluding all Taxes other than payroll taxes and any accruals related to litigation described in Section 2.3(m);

     (c) all liabilities of any of the Transferring Subsidiaries under the written purchase orders, sales orders, leases, agreements and commitments relating to the Business, which have not been performed prior to the Closing Date and which are set forth in the Disclosure Schedule or which are not required to be set forth in the Disclosure Schedule because of the amount involved;

     (d) all liabilities of any of the Transferring Subsidiaries arising from events on or after the Closing Date under any Permits and Environmental Permits which were issued to any of the Transferring Subsidiaries prior to the Closing Date and are assigned to Purchaser, but only to the extent such liabilities relate solely to the conduct of the Business after the Closing Date;

     (e) all liabilities for a prorated share (based on a relative number of days of ownership from the Closing Date) for real estate, personal property or similar ad valorem Taxes arising out of the operation of the Business ("Property Taxes") which if paid on a timely basis are due after the Closing Date (the "Assumed Property Taxes"). The Assumed Property Taxes shall be treated as an Assumed Liability, irrespective of whether, at the Closing Date, liability for such Taxes has actually attached, or whether such Taxes have become actually payable or have been paid by Seller or any Transferring Subsidiary; and

     (f) all liabilities arising out of the obligations assumed by Purchaser in Article IX hereof or in the Ancillary Agreements.

   2.3 Excluded Liabilities. The Excluded Liabilities shall include all liabilities and obligations of Seller or any Transferring Subsidiary, whether known or unknown, absolute or contingent, whether or not relating to the Business, which do not constitute Assumed Liabilities and shall without limiting the foregoing include the following liabilities and obligations:

     (a) except as provided in paragraph (f) of Section 2.2, any liabilities to Seller or any of Seller's Affiliates (including any liability reflected in the Intercompany Accounts and any liability of any Transferring Subsidiary to any other Transferring Subsidiary) as of the Closing Date;

     (b) any liabilities for legal, accounting, audit and investment banking fees, brokerage commissions, and any other expenses incurred by Seller or the Transferring Subsidiaries in connection with the negotiation and preparation of this Agreement, Seller's Ancillary Documents, the Ancillary Agreements or the Subsidiary Ancillary Documents and the sale of the Purchased Assets to Purchaser;

     (c) any liabilities of any of Seller or any of its Affiliates, including the Transferring Subsidiaries, for Taxes, irrespective of the manner in which such Taxes are reflected on the financial statements of Seller or any of the Transferring Subsidiaries, other than the Assumed Property Taxes and payroll taxes included in Section 2.2(b);

     (d) any liability for or related to indebtedness of Seller or any Transferring Subsidiary to banks, financial institutions or other persons or entities with respect to borrowed money or otherwise (except for capitalized leases);

     (e) any liabilities of Seller or any of the Transferring Subsidiaries under those leases, contracts, insurance policies, commitments, sales orders, purchase orders, Permits and Environmental Permits which are not Assumed Liabilities;

     (f) any liabilities of Seller or any of the Transferring Subsidiaries to pay severance benefits which arise by virtue of the sale of the Purchased Assets pursuant to the provisions hereof (other than any such liabilities which arise out of any action by Purchaser on or following the Closing Date, it being understood and agreed that any such liabilities constitute Assumed Liabilities);

     (g) any liability in respect of any wrongful discharge claim or claims under any federal or state civil rights or similar law, or the Worker Adjustment Retraining and Notification Act ("WARN Act") or any similar local or state law, arising out of the conduct of the Business prior to the Closing (other than any such liabilities which result from Purchaser's failure to comply with the provisions of Article IX and other than any such liabilities which arise as a result of actual terminations or layoffs by Purchaser of employees of the Business which occur after the Closing Date and result from the aggregation of any terminations or layoffs of employees of the Business conducted by any of the Transferring Subsidiaries prior to the Closing Date, it being understood and agreed that any such liabilities constitute Assumed Liabilities hereunder so long as, but only so long as, such employees who were terminated or laid off by any of the Transferring Subsidiaries within the thirty-day period ending on the day immediately before the Closing Date are listed in a schedule delivered by Seller to Purchaser at the Closing);

     (h) any claims against or liabilities of Seller or any of the Transferring Subsidiaries for injury to or death of persons or damage to or destruction of tangible property (including, any workmen's compensation claim) arising out of the conduct of the Business prior to the Closing Date, regardless of when said claim or liability is asserted, including, any claim or liability for consequential or punitive damages in connection with the foregoing;

     (i) except as specifically provided in Article IX or in any of the Ancillary Agreements or insofar as such liabilities transfer to the Purchaser or any of its Affiliates as a result of the Acquired Rights Directive (other than any such liabilities arising as the result of any act or omission of the Seller or any of its Affiliates in respect of the period prior to Closing), any liabilities arising out of or in connection with any of the Seller's or its Affiliate's employee welfare and pension benefit (including profit sharing) plans and any other retirement plan or program whether provided by the Seller or its Affiliates or otherwise;

     (j) liabilities for any so-called "sale bonuses" payable to the Transferring Subsidiaries' employees by reason of the sale of the Purchased Assets (without implication that the contrary would otherwise be true, it is understood and agreed that liabilities under the agreements listed in
  Schedule 2.3(f) do not constitute so-called "sale bonuses");

     (k) any liabilities or obligations, whether known or unknown, fixed or contingent, with respect to, or relating to, any Environmental Laws (as herein defined) or any environmental, health or safety matter, including, but not limited to, any liabilities arising out of any acts, omissions, or conditions that first occurred or existed prior to the Closing Date;

     (l) except as otherwise contemplated hereby, any liability whether presently in existence or arising hereafter which is attributable to an asset that is not a Purchased Asset; and

     (m) any liability of Seller or any of the Transferring Subsidiaries for litigation (contingent or otherwise) arising out of, in relation to or caused by the operation of the Business prior to the Closing Date whether or not commenced prior to such date.

                                  ARTICLE III

                 Purchase Price; Manner of Payment and Closing

   3.1 Purchase Price. Subject to Section 3.2, in consideration of the sale, conveyance, assignment, transfer and delivery of the Purchased Assets, Purchaser shall pay, at the Closing or Foreign Closing (as hereinafter defined), as the case may be, to the Seller or the applicable Transferring Subsidiaries, their allocable portion of the Cash Amount (as herein defined), and assume the applicable portion of the Assumed Liabilities as of the Closing Date (the Cash Amount and the assumption of the Assumed Liabilities are collectively referred to herein as the "Purchase Price"). As used herein, the "Cash Amount" shall mean two hundred ninety million dollars (US $290,000,000), exclusive of any Taxes imposed under Sections 12.1, 12.6 and any witholding Taxes but inclusive of the amount to be delivered to the Escrow Agent pursuant to Section 3.2(b). The Cash Amount will be subject to adjustment as set forth in Section 3.6 and 6.2(c). On or before the close of business on April 11, 2001, Purchaser shall deliver to Seller the amount of $45,000,000 (the "Good Faith Deposit"). The Good Faith Deposit shall be an advance on the Cash Amount and shall be refundable if the transactions contemplated by this Agreement do not close; provided, however, if the transactions contemplated by this Agreement do not close because of a material breach of this Agreement by the Purchaser, then the Good Faith Deposit shall be paid to the Seller. The Good Faith Deposit shall be held by an independent party pursuant to an escrow agreement in substantially the form of Exhibit N to this Agreement.

   3.2 Allocation of the Purchase Price; Establishment of Escrow.

   (a) Purchaser and Seller agree that both (i) the Cash Amount and (ii) the Purchase Price for the Purchased Assets are allocable among the Seller and the Transferring Subsidiaries as set forth in Schedule 3.2 hereto, based, with respect to the Transferring Subsidiaries, on the relative net fair market values of the assets and businesses sold by each of the Transferring Subsidiaries under the Ancillary Agreements. Such Schedule is to be prepared in accordance with Section 1060 of the Code. The parties agree to negotiate in good faith any appropriate revisions to the foregoing which may be appropriate based on the Audited Balance Sheet, and Seller agrees to cause the Transferring Subsidiaries to settle among themselves any resulting inequities in the portion of the Cash Amount received by each Transferring Subsidiary. Seller and Purchaser each agree to prepare and file in a timely manner an IRS Form 8594 and other appropriate information, as required by Section 1060 of the Code and pertinent regulations and Internal Revenue Service instructions, in accordance with any agreement between the parties as to the Purchase Price and allocation of the Purchase Price, with respect to those Purchased Assets and Assumed Liabilities required to be reflected on such Form. Purchaser and Seller each agree to submit to the other a draft copy of any Form 8594 that Purchaser or Danka US proposes to file with respect to the US Purchased Assets at least 45 days before the proposed filing date thereof and to jointly discuss and attempt to agree, in good faith, with respect to the contents thereof. To the extent the allocation of the Purchase Price for the U.S. Purchased Assets is adjusted after the Closing Date, the parties agree to revise and amend any agreed Schedule and IRS Form 8594 in the same manner and according to the same procedure. Each party shall provide to the other party the final version of such Form and information promptly after filing. The parties shall follow a similar procedure with respect to the allocation of the agreed Purchase Price among the assets purchased from the non-U.S. Transferring Subsidiaries under each of the other Ancillary Agreements. The agreed determination and allocation of the Purchase Price and any agreed determination and/or allocation of the Purchase Price to the Purchased Assets shall be binding on Seller and Purchaser and their respective Affiliates.

   (b) Notwithstanding the foregoing, on the Closing Date the sum of US$5,000,000 shall be deposited with an escrow agent selected by Purchaser and reasonably acceptable to Seller ("Escrow Agent") in the purchase price adjustment account (the "Escrow Account") pursuant to the Escrow Agreement among Purchaser, Seller and the Escrow Agent in the form attached hereto as Exhibit M. Such amount shall reduce proportionately the amount to be paid to each Transferring Subsidiary on the Closing Date. When and to the extent such amounts are paid out of the Escrow Account to the Seller, and subject to
Section 3.6, such pay out shall be for the appropriate benefit of each Transferring Subsidiary. All such amounts, plus accrued interest, will be paid out to the Seller or the Purchaser within five business days after the Actual Closing Date Shareholders' Equity is agreed to or finally determined. Seller and Purchaser shall each pay one-half of the fees and expenses of the Escrow Agent.

   3.3 Time and Place of Closing. The Closing of the sale of the US Purchased Assets (the "Closing") shall be consummated at 9:00 a.m. local time at the offices of Holland & Knight LLP in Tampa, Florida on the second business day after the conditions set forth in Sections 6.1 and 6.2 shall be satisfied or waived, subject, however, to the provisions of Section 11.2. The Closing of the sales provided for in Section 1.4(a) through (k) (each a "Foreign Closing") shall occur at the offices of Holland & Knight LLP in Tampa, Florida concurrently with the Closing subject to the conditions set forth in Section
6.3. Each Closing or Foreign Closing shall be deemed to be effective as of 12:01 a.m., prevailing time at the places where the Purchased Assets are located, on the date on which such Closing (the "Closing Date") shall occur.

   3.4 Manner of Payment of the Purchase Price. The respective portion of the Cash Amount to be allocated to the Closing or any Foreign Closing shall be payable in full on the Closing Date by wire transfers of immediately available funds. For the purpose of paying the Cash Amount, (i) amounts paid to Danka US shall be payable in U.S. Dollars; (ii) amounts paid to Seller or Danka UK shall be payable in U.K. pounds, translated from U.S. Dollars at the applicable foreign exchange rate as published in the "Key Currency Cross Rates" section of The Wall Street Journal on the second business day preceding the Closing Date (the "Applicable Foreign Exchange Rate"); (iii) amounts paid to Danka Canada shall be payable in Canadian Dollars, translated from U.S. Dollars at the Applicable Foreign Exchange Rate; and (iv) amounts paid to all other Transferring Subsidiaries shall be payable in Euros, translated from U.S. Dollars at the Applicable Foreign Exchange Rate. Said wire transfers shall be made to such bank accounts of the Seller or the respective Transferring Subsidiaries selling their respective Purchased Assets as Seller shall specify by written notice to Purchaser delivered not later than two business days before the Closing Date.

   3.5 Intentionally omitted.

   3.6 Adjustment to Purchase Price.

   (a) For purposes of this Agreement, the term "Closing Date Shareholders' Equity" shall mean the shareholders' equity as set forth on the Audited Balance Sheet, reduced by the Excluded Assets, increased by the Excluded Liabilities set forth on the Audited Balance Sheet, subject to adjustment as determined in accordance with this Section 3.6 (the "Adjusted Balance Sheet"). For the purposes of this Agreement, the term "Estimated Closing Date Shareholders' Equity" shall mean $81,700,000.

   (b) As soon as reasonably practicable but not more than 90 days after the Closing Date, Seller will prepare and deliver to Purchaser the audited balance sheet (the "Audited Balance Sheet"), statement of income and cash flows for the Business as of and for the period ending on the Closing Date (and having commenced January 1, 2001), prepared in accordance with GAAP consistently applied using the same accounting policies and procedures as used in the preparation of the December 31, 2000 audited financial statements (the "Audited Financial Statements") and the Adjusted Balance Sheet of the Business. The sole intention of this calculation is to reflect the difference, if any, between the Estimated Closing Date Shareholders' Equity and the Closing Date Shareholders' Equity.

   (c) If Purchaser has any objections to the calculation of the Closing Date Shareholders' Equity, Purchaser will deliver a detailed written statement describing such objections to Seller within 30 days after receiving the Adjusted Balance Sheet. Purchaser and Seller will use commercially reasonable best efforts to resolve any such objections themselves. If the parties do not obtain a final resolution within 30 days after Seller has received the statement of objections, however, Purchaser and Seller will select an accounting firm mutually acceptable to them to resolve any remaining objections. If Purchaser and Seller are unable to agree on the choice of an accounting firm, they will select an accounting firm recognized nationally in the United States by lot (after excluding their respective regular independent accounting firms). The determination of any accounting firm so selected will be set forth in writing and will be conclusive and binding upon the parties. Seller will revise the Closing Date Shareholders' Equity as appropriate to reflect the resolution of any objections thereto pursuant to this Section 3.6.

   (d) In the event the parties submit any unresolved objections to an accounting firm for resolution as provided in Section 3.6(c) above, Purchaser and Seller will share responsibility for the fees and expenses of the accounting firm as follows:

     (i) if the accounting firm resolves all of the remaining objections in favor of Seller's statement of the Closing Date Shareholders' Equity or any adjustments are, collectively, less than $100,000 (the Closing Date Shareholders' Equity so adjusted is the "High Value"), Purchaser will be responsible for all of the fees and expenses of the accounting firm;

     (ii) if the accounting firm resolves all of the remaining objections in favor of Purchaser's statement of objections to the Closing Date Shareholders' Equity and the adjustments are, collectively, at least $100,000 (the Closing Date Shareholders' Equity so adjusted is the "Low Value"), Seller will be responsible for all of the fees and expenses of the accounting firm; and

     (iii) if the accounting firm resolves some of the remaining objections in favor of Purchaser and other remaining objections in favor of Seller and the adjustments total at least $100,000, Seller will be responsible for that fraction of the fees and expenses of the accounting firm equal to (x) the difference between the High Value and the Actual Closing Date Shareholders' Equity over (y) the difference between the High Value and the Low Value, and Purchaser will be responsible for the remainder of the fees and expenses.

   The "Actual Closing Date Shareholders' Equity" is the Closing Date Shareholders' Equity as adjusted above.

   (e) Seller will make the work papers and back-up materials used in preparing the Audited Financial Statements and the Adjusted Balance Sheet available to Purchaser, and Purchaser shall make the books, records, and financial staff of the Business available to Seller and, in each case, their respective accountants and other representatives at reasonable times and upon reasonable notice at any time during (i) the preparation by the Seller of, and review by Purchaser of, the Audited Financial Statements and the Adjusted Balance Sheet and (ii) the resolution by the parties of any objections thereto. Notwithstanding the existence of any dispute pursuant to this Section 3.6, the parties shall make any adjusting payment required under this Section 3.6, to the extent that such adjusting payment is not disputed, at the time and in the manner set forth herein.

   (f) The Purchase Price will be adjusted as follows:

     (i) In the event that the Actual Closing Date Shareholders' Equity, as determined in accordance with this Section 3.6, is more than the Estimated Closing Date Shareholders' Equity, Purchaser shall pay such excess to Seller within three business days after the date on which the Actual Closing Date Shareholders' Equity is agreed or finally determined.

     (ii) In the event that the Actual Closing Date Shareholders' Equity is less than the Estimated Closing Date Shareholders' Equity, Seller shall pay to Purchaser (or cause to be delivered from the Escrow Account) the difference between the Estimated Closing Date Shareholders' Equity and the Actual Closing Date Shareholders' Equity within three business days after the date on which the Actual Closing Date Shareholders' Equity is agreed or finally determined.

   (g) Any amounts paid pursuant to this Section 3.6 shall be increased by five percent (5%) per annum from the Closing Date through the date of payment.

   (h) It is acknowledged that all fees and expenses paid by the Seller or the Purchaser related to the negotiation and consummation of the transactions contemplated by this Agreement (including, without limitation, investment banking, legal and accounting fees) shall not be taken into account in the calculations contemplated by this Section 3.6.

                                   ARTICLE IV

                         Representations and Warranties

   4.1 General Statement. The parties make the representations and warranties to each other which are set forth in this Article IV. Except for the representations and warranties set forth in Sections 4.3(i), 4.3(t) and 4.3(x), which shall survive until 90 days after the expiration of the applicable statute of limitations, and in Sections 4.3(a) and 4.3(c), which shall survive forever, all such representations and warranties shall survive the Closing (and none shall merge into any instrument of conveyance) for a period of one year following the Closing. All representations and warranties of Seller are made subject to the exceptions which are noted in the schedule delivered by Seller to Purchaser concurrently with this Agreement and identified by the parties as the "Disclosure Schedule". Any disclosure set forth on such schedule shall be deemed disclosed in reference solely to the subsection of this Agreement expressly referenced thereon.

   4.2 Purchaser's Representations and Warranties. Purchaser represents and warrants to Seller that:

     (a) Purchaser is a corporation duly organized, existing and in good standing (or with active status), under the laws of its jurisdiction of incorporation.

     (b) Purchaser has all necessary corporate power and authority to enter into and perform (x) this Agreement and (y) all documents and instruments to be executed by it pursuant to this Agreement, including the Escrow Agreement, the Service and Supplies Agreement substantially in the form attached hereto as Exhibit L-1 (the "Danka Service Agreement") and the Transitional Support Services Agreement substantially in the form attached hereto as Exhibit L-2 (the "Transitional Services Agreement"; and collectively, "Purchaser's Ancillary Documents"). The execution, delivery and performance of this Agreement and Purchaser's Ancillary Documents by Purchaser and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the board of directors or a duly appointed committee of the board of directors of Purchaser and no other corporate proceedings are necessary on the part of Purchaser to authorize the execution, delivery and performance of this Agreement and the Purchaser's Ancillary Documents by Purchaser and the consummation by Purchaser of the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Purchaser and constitutes a legal, valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms and conditions, subject only to applicable bankruptcy, reorganization, moratorium and similar laws and general principles of equity. The Purchaser's Ancillary Documents when duly executed and delivered by the Purchaser will constitute legal, valid and binding agreements of the Purchaser, enforceable against the Purchaser in accordance with their terms and conditions, subject only to applicable bankruptcy, reorganization, moratorium and similar laws and general principles of equity.

     (c) Except for the notifications, applications and filings as are listed on a separate schedule to be delivered by the parties on or before April 16, 2001 (the "European Filings") or required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "Hart-Scott-Rodino Act"), no consent, authorization, order or approval of, notice to, or filing or registration with, any governmental authority is required for the execution, delivery and performance by Purchaser of this Agreement and Purchaser's Ancillary Documents, and the consummation by Purchaser of the transactions contemplated by this Agreement and Purchaser's Ancillary Documents. No representation is made pursuant to this Section 4.2(c) or 4.2(d) as to any consent, authorization, notice, order, approval, filing, registration or any violation, conflict or breach which arises by reason of the regulatory status of Seller or the Transferring Subsidiaries or by reason of any facts pertaining to any of them.

     (d) Neither the execution and delivery and performance of this Agreement and Purchaser's Ancillary Documents by Purchaser, nor the consummation by Purchaser of the transactions contemplated hereby and thereby, will (with notice or lapse of time or both) violate, conflict with or result in a breach of any of the terms, conditions or provisions of the Certificate of Incorporation or By-laws or comparable documents of Purchaser, or of any statute or administrative regulation, or of any order, writ, injunction, judgment or decree of any court or governmental authority or of any arbitration award applicable to Purchaser.

     (e) Purchaser is not a party to any unexpired, undischarged or unsatisfied written or oral contract, agreement, indenture, mortgage, debenture, note or other instrument under the terms of which execution, delivery or performance by Purchaser according to the terms of this Agreement and the Purchaser's Ancillary Documents will be a default or an event of acceleration, or grounds for termination, and whereby timely performance by Purchaser according to the terms of this Agreement and the Purchaser's Ancillary Documents may be prohibited, prevented or delayed.

     (f) Neither Purchaser nor any of its Affiliates has dealt with any person or entity who is entitled to a broker's commission, finder's fee, investment banker's fee or similar payment from Seller or any of its Affiliates (including the Transferring Subsidiaries) for arranging the transaction contemplated hereby or introducing the parties to each other. As used herein, an "Affiliate" is any person or entity which, at the time of determination, controls a party to this Agreement, which, at the time of determination, that party controls, or which, at the time of determination, is under common control with that party. "Control" means the power, direct or indirect, to direct or cause the direction of the management and policies of a person or entity through voting securities, contract or otherwise.

     (g) Except as set forth in this Section 4.2, the Purchaser makes no express or implied warranty of any kind whatsoever.

   4.3 Seller's Representations and Warranties. Subject to Section 4.1, Seller represents and warrants to Purchaser that:

CORPORATE

   (a) Seller is a corporation duly organized, existing and in good standing (or with active status) under the laws of England and Wales. Each of the Transferring Subsidiaries is a corporation duly organized and existing under the laws of its jurisdiction of organization. The Transferring Subsidiaries have all necessary corporate power and authority to conduct the Business as the Business is now being conducted. The Transferring Subsidiaries are the only subsidiaries of Seller which conduct any portion of the Business. Neither Seller nor any of its Affiliates other than the Transferring Subsidiaries directly own any assets used in the Business or conduct any portion of the Business nor are any of their employees engaged in the conduct of the Business.

   (b) Each Transferring Subsidiary has qualified as a foreign corporation, and is, to the extent applicable, in good standing, under the laws of all jurisdictions where the nature of the Business or the nature or location of its assets which are used in the Business requires such qualification except where the failures to so qualify and to be in good standing, in the aggregate, are not reasonably likely to have a Material Adverse Effect (as herein defined). For the purposes of this Agreement, "Material Adverse Effect" means either (i) a material adverse effect on the financial or operational condition of the Business as in existence on the date of the execution of this Agreement, taken as a whole or (ii) a material adverse effect on the full and timely performance, including any unreasonable delay therein, by Seller and the Transferring Subsidiaries of the transactions contemplated by this Agreement. With respect to clause (i) above, a Material Adverse Effect shall be an individual or aggregate loss, expense or cost to the Business in excess of $250,000.

   (c) Subject to the passing, without amendment, of an ordinary resolution of Seller's shareholders approving the transaction that is the subject of this Agreement, such resolution to be in such form as Seller's board of directors may reasonably require and as required by all applicable laws (the "Shareholder Approval"), if required, Seller has all necessary corporate power and authority to enter into and perform (x) this Agreement and (y) all documents and instruments to be executed by Seller pursuant to this Agreement including the Escrow Agreement, the Danka Services Agreement and the Transitional Services Agreement (collectively, "Seller's Ancillary Documents"). Subject to obtaining the Shareholder Approval, upon the execution thereof the Transferring Subsidiaries will have all necessary corporate power and authority to enter into and perform the Ancillary Agreements and all documents and instruments to be executed by any Transferring Subsidiary pursuant to this Agreement and the Ancillary Agreements including the Danka Services Agreement and the Transitional Services Agreement (collectively, the "Subsidiary Ancillary Documents") to which they are respective parties. The execution, delivery and performance of this Agreement and Seller's Ancillary Documents by Seller, the execution, delivery and performance of the Ancillary Agreements and the Subsidiary Ancillary Documents by the Transferring Subsidiaries, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly approved by the board of directors of Seller and the boards of directors (or similar bodies) and, if required, shareholders of the Transferring Subsidiaries, and no other corporate proceedings or approvals are necessary on the part of Seller or any of the Transferring Subsidiaries to authorize the execution, delivery and, subject to obtaining the Shareholder Approval, performance of this Agreement, the Seller's Ancillary Documents, the Ancillary Agreements and the Subsidiary Ancillary Documents by Seller and the Transferring Subsidiaries and the consummation by Seller and the Transferring Subsidiaries of the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Seller and constitutes a legal, valid and binding agreement of Seller, enforceable against Seller in accordance with its terms and conditions, subject only to applicable bankruptcy, reorganization, moratorium and similar laws and general principles of equity. The Seller's Ancillary Documents when executed and delivered by Seller will be legal, valid and binding agreements of Seller enforceable against Seller in accordance with their terms and conditions, subject only to applicable bankruptcy, reorganization, moratorium and similar laws and general principles of equity. The Ancillary Agreements and the Subsidiary Ancillary Documents, when executed and delivered by the Transferring Subsidiaries, will constitute legal, valid and binding agreements of the Transferring Subsidiaries, enforceable against the respective Transferring Subsidiaries in accordance with their terms and conditions, subject only to applicable bankruptcy, reorganization, moratorium and similar laws and general principles of equity.

   (d) Except for the European Filings and the notifications, applications and filings required by the Hart-Scott-Rodino Act and as described in the Disclosure Schedule (collectively, the "Governmental Consents"), no consent, authorization, order or approval of, notice to, or filing or registration with, any governmental authority is required for the execution, delivery and performance of this Agreement, Seller's Ancillary Documents, the Ancillary Agreements and the Subsidiary Ancillary Documents and the consummation by Seller and the Transferring Subsidiaries of the transactions contemplated by this Agreement, Seller's Ancillary Documents, the Ancillary Agreements and the Subsidiary Ancillary Documents. No representation is made pursuant to this
Section 4.3(d) or 4.3(e) as to any consent, authorization, notice, order, approval, filing, registration or any violation, conflict or breach which arises by reason of the regulatory status of Purchaser or by reason of any facts pertaining to it.

   (e) Neither the execution and delivery and performance of this Agreement and Seller's Ancillary Documents by Seller, nor the execution and delivery and performance of this Agreement and the Ancillary Agreements and the Subsidiary Ancillary Documents by the Transferring Subsidiaries, nor the consummation by Seller and the Transferring Subsidiaries of the transactions contemplated hereby and thereby, will (with notice or lapse of time or both) violate, conflict with or result in a breach of any of the terms, conditions or provisions of the Memorandum of Association or Articles of Association of Seller or the organizational documents of any of the Transferring Subsidiaries, or of any law, permit, statute or administrative regulation of, or agreement with, any federal, state, or local governmental authority, or of any order, writ, injunction, judgment or decree of any court or any governmental authority or of any arbitration award.

FINANCIAL

   (f) Copies of the audited combined balance sheet, statements of income, retained earnings and cash flows, and notes to financial statements (together with any supplementary information thereto) of the Business, (i) as of March 31, 2000, and (ii) as of and for the nine months ended December 31, 2000 (the December 31, 2000 financial statements are referred to as the "Most Recent Fiscal Month End"), are contained in the Disclosure Schedule. Such financial statements (together with the notes thereto) are referred to herein collectively as the "Financial Statements." The Financial Statements have been prepared from the books and records of the Transferring Subsidiaries and present fairly the financial position of the Business as of the date thereof, and the results of operations and cash flows of the Business for the period covered by said statements, in accordance with U.S. generally accepted accounting principles ("GAAP"), consistently applied, except as disclosed therein. The Financial Statements do not reflect the operations of any entity or business not intended to constitute a part of the Business.

   (g) The Transferring Subsidiaries have full legal and beneficial title to, and the corporate power to sell, the Purchased Assets owned by them respectively, free and clear of any liens, claims, encumbrances, mortgages, pledges, security interests, easements, rights of way, covenants, restrictions, rights, options, conditional sales or other title retention agreements of any kind or nature (collectively, "Liens") except for the following liens (the "Permitted Liens"): (i) Liens listed in the Disclosure Schedule; (ii) statutory liens for Taxes (as herein defined) not yet due and payable or for Taxes the taxpayer is contesting in good faith through appropriate proceedings for which appropriate reserves have been established on the Financial Statements (which proceedings are described in the Disclosure Schedule), (iii) statutory liens of landlords, carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business for sums not yet due and payable and which, in the aggregate, do not detract from the value or use of the Purchased Assets except such Liens that, in the aggregate, are not reasonably likely to have a Material Adverse Effect; (iv) liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security; and (v) retention of title clauses in favor of suppliers (other than Seller and its Affiliates) in the ordinary course of business. Seller does not hold title to any of the Purchased Assets.

   (h) Neither Seller nor any Transferring Subsidiary has any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, arising out of or relating to the Business, except (a) as set forth in the Disclosure Schedule,
(b) as and to the extent disclosed or reserved against in the Financial Statements and (c) for liabilities and obligations that (i) were incurred after the date of the Most Recent Fiscal Month End in the ordinary course of business consistent with prior practice and (ii) in the aggregate, have not and are not reasonably likely to have a Material Adverse Effect. None of the Business' employees is now or will by the passage of time become entitled to receive any vacation time, vacation pay or severance pay attributable to services rendered prior to the date of the Closing except (x) as set forth in the Financial Statements, (y) with respect to vacation time and vacation pay, as has been or will be incurred in the ordinary course of business consistent with past practices or (z) as is disclosed in the Disclosure Schedule.

TAXES

   (i) For purposes of this Agreement, the term "Taxes" means all federal, state, local, foreign and other income, sales, use, ad valorem, withholding, gross receipts, excise, asset, franchise, payroll, employment, social security (or its equivalent), severance, license, stamp, occupation, premium, environmental, goods and services, value added, transfer or other taxes, customs duties or tariffs, fees, assessments or charges of any kind arising out of the Business, together with any interest and any penalties with respect thereto, and the term "Tax" means any one of the foregoing Taxes; the term "Code" means the Internal Revenue Code of 1986, as amended. The term "Tax Returns" means all reports and returns required to be filed with respect to Taxes.

   (ii) There have been filed on a timely basis all Tax Returns required to be filed by Seller and the Transferring Subsidiaries on or prior to the date hereof pertaining to the Property Taxes.

   (iii) There have been filed on a timely basis all Tax Returns required to be filed by Danka Italy, Danka Belgium and Danka Germany provided that in Germany this representation is made solely with respect to wage taxes, trade taxes and VAT pertaining to Taxes and Danka France provided that in France this representation is made solely with respect to corporate income and apprenticeship tax.

   (iv) With respect to all amounts in respect of Property Taxes imposed upon any of the Transferring Subsidiaries, or for Property Taxes for which any of Seller and the Transferring Subsidiaries is liable to taxing authorities, with respect to all taxable periods or portions of periods ending on or before the Closing Date, all applicable tax laws have been complied with, and all such amounts required to be paid by the applicable Transferring Subsidiaries to taxing authorities on or before the date hereof have been paid.

   (v) With respect to all amounts in respect of Taxes imposed upon Danka Italy, Danka Belgium and Danka Germany provided that in Germany this representation is made solely with respect to wage taxes, trade taxes and VAT and Danka France provided that in France this representation is made solely with respect to corporate income and apprenticeship tax, with respect to all taxable periods or portions of periods ending on or before the Closing Date, all applicable tax laws have been complied with, and all such amounts required to be paid to taxing authorities on or before the Closing Date have been paid.

   (vi) There are at present no pending tax audits, assessments or other proceedings relating to Property Taxes or the assets pertaining thereto, and neither Seller nor any of the Transferring Subsidiaries has received any written notice of any such proceeding.

   (vii) There are at present no pending tax audits, assessments or other proceedings relating to Taxes of Danka Italy, Danka Belgium or Danka Germany provided that in Germany this representation is made solely with respect to wage taxes, trade taxes and VAT or Danka France provided that in France this representation is made solely with respect to corporate income and apprenticeship tax, and neither Seller nor any of the Transferring Subsidiaries has received any written notice of any such proceeding.

   (viii) Seller has provided to Purchaser copies of all relevant portions of private rulings and closing agreements which impact Taxes of the Business or any Purchased Asset or Assumed Liability.

   (ix) There has been no claim of nexus or other taxing authority with respect exclusively to the Business by any tax jurisdiction in which Seller or a Transferring Subsidiary does not file returns relating to the Business.

   (x) None of the Purchased Assets to be transferred by Seller or any of the Transferring Subsidiaries is a "United States real property interest," within the meaning of Section 897(c) of the Code.

   (xi) As of the Closing Date , Seller and each of the Transferring Subsidiaries shall have made all payments of VAT (as defined herein) due and payable with respect to the conduct of the Business, shall have filed all returns and reports required to have been filed prior to such date and shall have complied with all applicable provisions relating to VAT.

CONDUCT OF BUSINESS

   (j) Since the Most Recent Fiscal Month End, other than changes resulting from changes in general economic conditions, no event or events have occurred which in the aggregate have had or are reasonably likely to have a Material Adverse Effect, and neither Seller nor any Transferring Subsidiary has, with respect to the Business:

     (i) except for current liabilities for trade or business obligations incurred in connection with the purchase of goods or services in the ordinary course of business consistent with past practice, incurred any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, which liabilities, in the aggregate, would reasonably be likely to have a Material Adverse Effect;

     (ii) discharged or satisfied any Lien or liability other than those then required to be discharged or satisfied, or paid any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, other than capitalized leases, current liabilities shown on the Financial Statements and current liabilities incurred since the date thereof in the ordinary course of business consistent with past practice;

     (iii) mortgaged, pledged or subjected to Lien, any property, business or assets, tangible or intangible;

     (iv) solely as of the date of the execution of this Agreement, received any notice of termination of any contract or more than one contract with the same customer or its affiliates, or any lease or other agreement or suffered any damage, destruction or loss (whether or not covered by insurance) which, in the aggregate, would reasonably be likely to result in a loss or decrease in annual revenues, or an increase in expenses, exceeding $500,000;

     (v) transferred or granted any rights under, or entered into any settlement regarding the breach or infringement of, any Intellectual Property (as defined in Section 4.3(z)), or modified any existing rights with respect thereto;

     (vi) except in the ordinary course of business consistent with past practice, made any change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or paid or agreed or orally promised to pay, conditionally or otherwise, any bonus, incentive, retention or other compensation, retirement, welfare, fringe or severance benefit or vacation pay, to or in respect of any shareholder, director, officer, employee, salesman, distributor or agent of Seller or any Transferring Subsidiary;

     (vii) encountered any labor union organizing activity, had any actual or threatened employee strikes, work stoppages, slowdowns or lockouts, or had any change in its relations with its employees, agents, customers or suppliers which, in the aggregate, would reasonably be likely to have a Material Adverse Effect;

     (viii) failed to replenish the Business' Inventory and supplies in a normal and customary manner consistent with its past practice, or made any purchase commitment in excess of the normal, ordinary and usual requirements of the Business or at any price in excess of the then current market price or upon terms and conditions more onerous than those usual and customary in the industry, or made any change in its selling, pricing, advertising or personnel practices inconsistent with its past practice;

     (ix) failed to pay any accounts payable or other liability when they became due and payable;

     (x) made any capital expenditures or capital additions or improvements in excess of an aggregate of $250,000 other than in connection with the establishment or enhancement of customer facilities in the ordinary course of Business or as disclosed on the Disclosure Schedule;

     (xi) instituted, settled or agreed to settle any litigation, action or proceeding before any court or governmental body relating to the Business or the Purchased Assets other than in the ordinary course of business consistent with past practices but not in any case involving amounts in excess of $100,000;

     (xii) entered into any transaction, contract or commitment other than in the ordinary course of business consistent with past practices or paid or agreed to pay any legal, accounting, brokerage, finder's fee, Taxes or other expenses in connection with, or incurred any severance pay obligations by reason of, this Agreement or the transactions contemplated hereby;

     (xiii) sold, leased or transferred any of its assets or property except for (A) sales of Inventory in the ordinary course of business consistent with past practices, and (B) cash applied in payment of the Transferring Subsidiaries' respective liabilities in the ordinary course of business consistent with past practices, and except as permitted by this Agreement;

     (xiv) suffered any loss, or any interruption in use, of any assets or property (whether or not covered by insurance), on account of fire, flood, riot, strike or other hazard or Act of God which, in the aggregate, would reasonably be likely to have a Material Adverse Effect;

     (xv) cancelled or compromised any debt or claim or waived any rights other than in the ordinary course of business consistent with past practices which, in the aggregate, would reasonably be likely to have a Material Adverse Effect;

     (xvi) conducted its business and operations other than in the ordinary course of business consistent with past practice (this clause (xvi) shall not be deemed to be breached by virtue of the entry by Seller into this Agreement and the Ancillary Agreements or its or their consummation of the transactions contemplated hereby and thereby);

     (xvii) made any dividend payment in excess of $250,000, or repaid, forgiven or incurred any Intercompany Account other than in the ordinary course of business consistent with past practices or as permitted under any express term of this Agreement; or

     (xviii) taken any action or omitted to take any action that would result in the occurrence of any of the foregoing.

   (k) The Purchased Assets comprise all assets and services required for the continued conduct of the Business as now being conducted. The Purchased Assets, taken as a whole, constitute all the properties and assets used in or related to the Business during the past twelve months (except Inventory sold, cash disposed of, accounts receivable collected, prepaid expenses realized, contracts fully performed, properties or assets replaced by equivalent or superior properties or assets, in each case in the ordinary course of business, employees not hired by Purchaser, and the Excluded Assets). There are no assets or properties used in the operation of the Business and owned by any person or entity (including Seller and its Affiliates) that will not be transferred to Purchaser hereunder or leased or licensed to Purchaser under the Ancillary Materials, except where the failure to transfer such assets or properties, in the aggregate, would not be reasonably likely to have a Material Adverse Effect. The Purchased Assets are adequate for the purposes for which such assets are currently used or are held for use, and are in reasonably good repair and operating condition (subject to normal wear and tear). To the knowledge of Seller and the Transferring Subsidiaries, there are no facts or conditions affecting the Purchased Assets which could, individually or in the aggregate, interfere with the use, occupancy or operation thereof as currently used, occupied or operated, or their adequacy for such use, except where the existence or occurrence of such facts or conditions, in the aggregate, would not be reasonably likely to have a Material Adverse Effect.

CONTRACTS

   (l) As used herein, the term "Material Contracts" refers to the following undischarged written and, to Sellers' and the Transferring Subsidiaries' knowledge, oral contracts, agreements, leases and other instruments to which Seller or any of the Transferring Subsidiaries is a party with respect to the
Business:

     (i) agreements for the employment for any period of time whatsoever, or in regard to the employment, or restricting the employment, of any employee of any of the Transferring Subsidiaries who is or was employed in the conduct of the Business where the agreement provides for annual compensation to an employee in excess of $100,000 or provides severance benefits;

     (ii) consulting agreements where the agreement provides for annual compensation in excess of $100,000 or provides severance benefits;

     (iii) collective bargaining agreements covering employees employed in the conduct of the Business or in respect of which the Purchaser or any of its Affiliates will be bound by reason of the transactions contemplated by this Agreement, and agreements with trade unions and work councils;

     (iv) plans or contracts or arrangements providing for incentive compensation, equity (or equity based) compensation and deferred compensation;

     (v) agreements restricting in any manner (including but not limited to any restrictions with respect to any geographic territory) the right to compete with any other person or entity restricting the right to sell to or purchase from any other person or to employ any person, or restricting the right of any other party to compete with the Business or the ability of such person or entity to employ any of the Transferring Subsidiaries' respective employees employed in the conduct of the Business;

     (vi) agreements between any of the Transferring Subsidiaries and any of their respective Affiliates, including with respect to the purchase of goods or the performance of services;

     (vii) agreements of agency, representation, distribution, or franchise which cannot be canceled by any of the Transferring Subsidiaries without payment or penalty upon notice of ninety (90) days or less;

     (viii) service agreements affecting any of the Purchased Assets where the agreement has an annual service charge in excess of $100,000 and has an unexpired term as of the Closing Date in excess of one year;

     (ix) guaranties, performance, bid or completion bonds, or surety or indemnification agreements with respect to the Business;

     (x) leases or subleases, either as lessee or sublessee, lessor or sublessor, of real or personal property or intangibles to be assigned to Purchaser pursuant to this Agreement, where the lease or sublease provides for an annual rent in excess of $100,000 and has an unexpired term as of the Closing Date in excess of one year;

     (xi) agreements between Seller or the relevant Transferring Subsidiaries and any person granting any right to use, license or sublicense, or practice any right under the Intellectual Property (as defined herein) (other than with respect to "off-the-shelf" Software);

     (xii) loan agreements, indentures, letters of credit, mortgages, security agreements, pledge agreements, deeds of trust, bonds, notes, guarantees, and other agreements and instruments relating to the borrowing of money or obtaining of or extension of credit;

     (xiii) joint venture, partnership and similar contracts involving a sharing of profits or expenses (including but not limited to joint research and development and joint marketing contracts);

     (xiv) asset purchase agreements and other acquisition or divestiture agreements, including but not limited to any agreements relating to the sale, lease or disposal of any Assets (other than this Agreement and the Ancillary Agreements and sales of inventory in the ordinary course of business) or involving continuing indemnity or other obligations;

     (xv) sales agency, manufacturer's representative, marketing or distributorship agreements; and

     (xvi) all other agreements not specifically enumerated above, related to the Business which are to be assigned to Purchaser under this Agreement (including, agreements with customers, vendors and suppliers) where the agreement provides for the receipt or expenditure by Purchaser after such assignment of the agreement of more than $100,000, except, with respect to this Section 4.3(l)(xvi), agreements entered into in the ordinary course of business consistent with past practices, as to which no breach or default currently exists.

   The Disclosure Schedule contains a list of all Material Contracts as of the date hereof. All Material Contracts are binding upon Seller or a Transferring Subsidiary and, to Seller's knowledge, the other parties thereto. Seller has made available to Purchaser copies of all written Material Contracts. No default (or event which with notice or lapse of time or both would be a default) by any of the Transferring Subsidiaries has occurred thereunder and, to Seller's knowledge, no default (or event which with notice or lapse of time or both would be a default) by the other contracting parties has occurred thereunder, except for such defaults which in the aggregate are not reasonably likely to have a Material Adverse Effect. Neither Seller nor any of Seller's Affiliates (other than the Transferring Subsidiaries) are a party to any Material Contract on behalf of the Business.

   (m) The Disclosure Schedule identifies (i) all contracts, leases (for real and personal property), licenses and other instruments which prohibit the transfer of the Purchased Assets by the Seller or any Transferring Subsidiary or the assignment of the Sellers' or the Transferring Subsidiaries' respective rights thereunder without the consent of the other party thereto ("Third Party Consents"), and (ii) each Third Party Consent which involves a customer and an amount of revenues exceeding $5.0 million per year which, for the convenience of the parties are identified on Schedule 4.3(m)(ii) ("Material Third Party Consents"). Except as provided in the Disclosure Schedule, neither the execution, delivery and performance of this Agreement and Seller's Ancillary Documents by Seller, nor the execution, delivery and performance of this Agreement and the Ancillary Agreements and the Subsidiary Ancillary Documents by the Transferring Subsidiaries, nor the consummation by Seller and the Transferring Subsidiaries of the transactions contemplated hereby and thereby, will (with notice or lapse of time or both) violate, conflict with or result in a breach of any of the terms, conditions or provisions of or result in (or give any party any right of) acceleration, termination or cancellation of any of the terms of any contract, lease, license, agreement, indenture, mortgage, debenture, note or other instrument related to the Business or the Purchased Assets, which violations, conflicts, or results would in the aggregate be reasonably likely to have a Material Adverse Effect.

   (n) The Disclosure Schedule (i) contains a list of all material licenses, permits, registration and governmental approvals (the "Permits") (other than Environmental Permits, which are exclusively provided for in Section 4.3(y)) held by the Seller and the Transferring Subsidiaries with respect to the Business, (ii) identifies any Permit which is prohibited from being transferred or may not be assigned to Purchaser without the consent of any governmental authority or any third party (the "Permit Consents") and (iii) identifies each Permit Consent required to be obtained on or before the Closing Date (the "Material Permits"). The Transferring Subsidiaries possess all Permits which are required in order for the Transferring Subsidiaries to conduct the Business as presently conducted, except where the failure to possess such Permits would not in the aggregate be reasonably likely to have a Material Adverse Effect.

INVENTORY

   (o) All Inventories are of good, usable and merchantable quality, except as set forth on the Disclosure Schedule and except where, in the aggregate, such quality is not reasonably likely to have a Material Adverse Effect, do not include obsolete or discontinued items. Except as set forth on the Disclosure Schedule, (a) all Inventories are of such quality as to meet the quality control standards of Seller and each Transferring Subsidiary and any applicable governmental quality control standards, (b) all Inventories that are finished goods are saleable as current inventories at the current prices thereof in the ordinary course of business, (c) all Inventories are recorded on the books of the Business at the lower of cost or market value determined in accordance with GAAP and (d) no write-down in inventory has been made or should have been made pursuant to GAAP. The Disclosure Schedule lists the locations of all Inventories.

CUSTOMERS

   (p) Solely as of the date of the execution of this Agreement: the Disclosure Schedule sets forth (a) the names and addresses of all customers of Seller or any Transferring Subsidiary that ordered goods and services from the Business with an aggregate value for each such customer of $500,000 or more during the twelve-month period ended as of December 31, 2000 and (b) the amount for which each such customer was invoiced during such period. Neither the Seller nor any Transferring Subsidiary has knowledge, or has received any written notice, that any such customer of Seller or any Transferring Subsidiary has terminated or will terminate or has substantially reduced or will substantially reduce its use of products, goods or services of the Business. To the knowledge of Seller and the Transferring Subsidiaries, no customer of the Business described in clause (a) of the first sentence of this Section has otherwise threatened to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated by this Agreement and the Ancillary Materials.

SUPPLIERS; RAW MATERIALS

   (q) The Disclosure Schedule sets forth (a) the names and addresses of all suppliers (including without limitation Seller and any Affiliates thereof) from which the Business ordered raw materials, supplies, merchandise and other goods and services with an aggregate purchase price for each such supplier of $100,000 or more during the twelve-month period ended December 31, 2000 and (b) the amount for which each such supplier invoiced the Business during such period. Neither the Seller nor any Transferring Subsidiary has received any notice or has any reason to believe that there has been any change in the price of such raw materials, supplies, merchandise or other goods or services, or that any such supplier will not sell raw materials, supplies, merchandise and other goods to Purchaser at any time after the Closing Date on terms and conditions similar to those used in its current sales to the Business, subject to general and customary price increases and except where the changes, in the aggregate, are not reasonably likely to have a Material Adverse Effect. To the knowledge of Seller, no supplier of the Business described in clause (a) of the first sentence of this Section has otherwise threatened to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

SERVICE AND PRODUCT WARRANTIES

   (r) Except as set forth in the Disclosure Schedule and for warranties under applicable law, (a) there are no warranties express or implied, written or oral, with respect to the products or services of the Business and (b) there are no pending or threatened claims with respect to any such warranty, and neither the Seller nor any Transferring Subsidiary has any liability with respect to any such warranty, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due.

RECEIVABLES

   (s) All of Seller's and each Transferring Subsidiary's receivables (including accounts receivable, loans receivable and advances) which have arisen in connection with the Business and which are reflected in the Financial Statements have, and all such receivables which will have arisen since the Most Recent Fiscal Month End have, arisen only from bona fide transactions in the ordinary course of business and are, or will be, collectible in full at the recorded amounts thereof (net of any recorded reserve) in the ordinary course of business subject to no defenses, setoffs, counterclaims or recoupments. Neither Seller nor any Transferring Subsidiary has any knowledge of any facts or circumstances generally (other than general economic conditions) which would result in any increase in the uncollectability of such receivables as a class in excess of the reserves therefor set forth on the Financial Statements. The Disclosure Schedule hereto accurately lists as of December 31, 2000 all receivables arising out of or relating to the Business in excess of $100,000, the amount owing and the aging of such receivable, the name and last known address of the party from whom such receivable is owing, and any security in favor of Seller or any Transferring Subsidiary for the repayment of such receivable which Seller or any Transferring Subsidiary purports to have. Since December 31, 2000, there has been no change to Seller's or any Transferring Subsidiary's Credit Policy for the Business. "Credit Policy" means the financial and related standards utilized in connection with the Business to determine who to accept as a customer, when to record a reserve with respect to a receivable, and how and when to pursue collections.

EMPLOYEES

   (t) With respect to employees of the Transferring Subsidiaries employed in the conduct of the Business:

     (i) the Disclosure Schedule contains a true and complete list of all Pension Plans. As used herein, the term "Pension Plans" refer to all employee pension benefit plans (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) that are sponsored, maintained, or contributed to or required to be contributed to by the Seller, a Transferring Subsidiary or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), that together with the Seller or a Transferring Subsidiary would be deemed a "single employer" within the meaning of Section 4001(b) of ERISA, or to which Seller, a Transferring Subsidiary or an ERISA Affiliate is a party, whether written or oral, for the benefit of employees or former employees of the U.S. Business. No Pension Plan is a multiemployer plan (as defined in Section 3(37) of ERISA);

     (ii) the Disclosure Schedule contains a true and complete list of those employee welfare benefit plans (as defined in Section 3(1) of ERISA) that are sponsored, maintained, or contributed to or required to be contributed to by the Seller, a Transferring Subsidiary or an ERISA Affiliate for the benefit of employees or former employees of the U.S. Business (the "Welfare Plans");

     (iii) neither Danka US nor any ERISA Affiliate of Danka US has incurred any liability to the Pension Benefit Guaranty Corporation ("PBGC") as a result of the voluntary or involuntary termination of any Pension Plan subject to Title IV of ERISA; there is currently no active filing by Danka US or any ERISA Affiliate with the PBGC (and no proceeding has been commenced by the PBGC) to terminate any Pension Plan subject to Title IV of ERISA maintained or funded, in whole or in part, by Danka US or any ERISA Affiliate; and neither Danka US nor any ERISA Affiliate has made a complete or partial withdrawal from a multiemployer plan resulting in withdrawal liability, as such term is defined in Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under either Section 4207 or 4208 of ERISA); to Seller's knowledge, no liability under Title IV or Section 302 of ERISA has been incurred by Seller, a Transferring Subsidiary or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a risk to Seller, a Transferring Subsidiary or any ERISA Affiliate of incurring any such liability, other than liability for premiums due to the PBGC (which premiums have been paid when due) except where such liabilities and conditions, in the aggregate, are not reasonably likely to have a Material Adverse Effect. Insofar as the representation made in this Section 4.3(t)(iii) applies to sections 4064, 4069 or 4204 of Title IV of ERISA, it is made with respect to any employee benefit plan, program, agreement or arrangement subject to Title IV of ERISA to which the Seller, a

  Transferring Subsidiary or any ERISA Affiliate made, or was required to make, contributions during the five (5)-year period ending on the last day of the most recent plan year ended prior to the Closing Date;

     (iv) the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee or officer of Seller, a Transferring Subsidiary or any ERISA Affiliate to worker's compensation, severance pay, unemployment compensation or any other payment or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer, (iii) otherwise cause any payment of compensation to any such employee or officer to be treated as not deductible as an excess parachute payment under Section 280G(a) of the Code, or (iv) constitute a "change in control" triggering the payment of additional benefits to any employee of Seller, any Transferring Subsidiary or any ERISA Affiliate;

     (v) except as set forth in the Disclosure Schedule, no Welfare Plan provides medical coverage to former employees of the Business (other than such coverage required by Section 4980B(f) of the Code and there has been no material failure of a Welfare Plan that is a group health plan (as defined in Section 5000(b)(1) of the Code) to meet the requirements of
  Section 4980B(f) of the Code with respect to a qualified beneficiary (as defined in Section 4980B(g) of the Code) except where such failures, in the aggregate, are not reasonably likely to have a Material Adverse Effect. With respect to the U.S. Business, neither the Seller nor any Transferring Subsidiary has contributed to a nonconforming group health plan (as defined in Section 5000(c) of the Code) and no ERISA Affiliate of the Seller or any Transferring Subsidiary has incurred a tax under Section 5000(a) of the Code which is or could become a liability of the Seller or a Transferring Subsidiary;

     (vi) there are no pending or, to Seller's knowledge, threatened claims by or on behalf of any Welfare Plan , any Pension Plan or any Non-U.S. Plans, by any employee or beneficiary covered under any such plan, or otherwise involving any such plan (other than routine claims for benefits);

     (vii) with respect to any plan, arrangement, contract or other program for the purpose of providing or otherwise making available retirement, pension, welfare or fringe benefits to employees of the Transferring Subsidiaries which is not an Excluded Liability pursuant to Section 2.3(i) (collectively, "Non-U.S. Plans"), each Non-U.S. Plan is listed on the Disclosure Schedule and is in compliance with the provisions of all laws applicable to each such Non-U.S. Plan, and each Transferring Subsidiary has accrued paid contributions for or otherwise taken into account on its books and records all pension or retirement liabilities required to be accrued, contributed or otherwise taken into account under the laws applicable to each Non-U.S. Plan except where such non-compliance, in the aggregate, would not be reasonably likely to have a Material Adverse Effect. The plan assets for the Non-U.S. Plans are, and on the Closing Date will be, sufficient to satisfy all vested accrued benefits determined as if such plans terminated on the Closing Date. The Transferring Subsidiaries have filed, or will have filed prior to the Closing Date, all reports or other documents with respect to each Non-U.S. Plan required by the law applicable to each such Non-U.S. Plan. Neither Seller nor any Transferring Subsidiary has made any communication that would limit Purchaser's ability to amend, modify or terminate any Non U.S. Plan to the extent Purchaser becomes obligated thereby;

     (viii) except as set forth in the Disclosure Schedule, no employee or former employee of the Business is represented by a union and there is no request for union representation pending, or to Seller's knowledge, threatened against any Transferring Subsidiary with respect to the Business;

     (ix) There are no pending or, to Seller's knowledge, threatened, material unfair labor practice charges or employee grievance charges against any Transferring Subsidiary with respect to the Business except where such changes, in the aggregate, are not reasonably likely to have a Material Adverse Effect;

     (x) the Disclosure Schedule contains a list of all employees of the Transferring Subsidiaries employed in the conduct of the Business ("Employees") as of the Most Recent Fiscal Month End, and said list correctly reflects their base salaries, bonuses, dates of employment positions, service date for employee benefit purposes, annual vacation entitlement, and such other information as Purchaser may reasonably request. Such list shall be made current as of the Closing Date. Except as set forth in the Disclosure Schedule, none of the employees have contracts of employment with Seller or any Transferring Subsidiary. To the knowledge of Seller and any Transferring Subsidiary, no employee is subject to any contractual or legal impediment to employment or continued employment by Purchaser after the Closing Date. All employees of the US Business are authorized to work for Seller and any Transferring Subsidiary in accordance with the Immigration and Reform Control Act and Seller and each Transferring Subsidiary has complied with the requirements of Executive Order 11246; and

     (xi) except as set forth in the Disclosure Schedule, since the enactment of the WARN Act, none of the Transferring Subsidiaries has effectuated a "plant closing" or "mass layoff" (as defined in the WARN Act or any similar state, local or foreign law or regulation) affecting any site of employment of the Business or one or more facilities or operating units within any site of employment or facility of the Business, without complying with the WARN Act or similar state, local or foreign law or regulation, and, during the ninety day period preceding the date hereof, none of the Transferring Subsidiaries' employees in the Business has suffered an "employment loss" (as defined in the WARN Act or any similar state, local or foreign law or regulation).

LITIGATION AND CLAIMS

   (u) There is no litigation, arbitration or proceeding, in law or in equity, and there are no proceedings or governmental investigations before any commission or other administrative authority, pending, or, to Seller's or any Transferring Subsidiary's knowledge, overtly threatened, against Seller or its Affiliates or (without limiting the generality of the foregoing) any of the Transferring Subsidiaries or, any of their respective employees, officers or directors with respect to or affecting the Business, and except for those which, if decided adversely to such party or the applicable Transferring Subsidiary would not, in the aggregate, be reasonably likely to have a Material Adverse Effect. There is no such litigation, proceeding or investigation pending, or to Seller's knowledge, threatened, against Seller or its Affiliates or any of the Transferring Subsidiaries with respect to the consummation of the transaction contemplated hereby, or the use of the Purchased Assets (whether used by Purchaser after the Closing or by any of the Transferring Subsidiaries prior thereto).

   (v) Neither Seller nor any Transferring Subsidiary is a party to, or bound by, any decree, order or arbitration award (or agreement entered into in any administrative, judicial or arbitration proceeding with any governmental authority) except for those the enforcement of which or compliance with which, in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect.

   (w) Except for laws, rules and regulations relating to the environment (which are exclusively provided for in Section 4.3(x) hereof), neither Seller nor any of the Transferring Subsidiaries, is, with respect to the Business, in violation of, or delinquent in respect of, any decree, order or arbitration award or law, statute, or regulation or order of or agreement with, or Permit from, any federal, state or local governmental authority (or to which the properties, assets, personnel, business activities of the Business or the Leased Premises are subject or to which it, itself, with respect to the Business, is subject), including, laws, statutes and regulations relating to equal employment opportunities, fair employment practices, and discrimination, except for such violations or delinquencies which, in the aggregate, are not reasonably likely to have a Material Adverse Effect.

ENVIRONMENTAL MATTERS

   (x) (i) The Transferring Subsidiaries, with respect to the Business, have obtained all permits, licenses and other authorizations that are required under the Environmental Laws ("Environmental Permits") for (A) the operation of the Business and (B) the ownership, use and operation of each location owned, operated or leased by the Transferring Subsidiaries; all such permits, licenses and authorizations are in effect; no appeal nor any other action is pending to revoke any such permit, license or authorization; and the Transferring Subsidiaries are in full compliance with all terms and conditions of all such permits, licenses and authorizations, except where the failure to so comply would not in the aggregate have a Material Adverse Effect. The Disclosure Schedule contains (A) a complete and accurate list of all Environmental Permits held by the Transferring Subsidiaries with respect to the Business, (B) identifies any Environmental Permit which is prohibited from being transferred or may not be assigned to Purchaser without the consent of any governmental authority or any third party ("Environmental Permit Consents"), and (C) identifies each Environmental Permit Consent required to be obtained on or before the Closing Date (the "Material Environmental Permits").

     (ii) The Transferring Subsidiaries, with respect to the Business, have been and are in compliance with all applicable Environmental Laws, except where the failure to so comply would not in the aggregate have a Material Adverse Effect.

     (iii) Seller has heretofore made available to Purchaser true and complete copies of all environmental studies made by or on behalf of Seller or Transferring Subsidiaries relating to each location owned, used or operated by the Transferring Subsidiaries in connection with the Business, to the extent that such studies are in the possession of Seller or the Transferring Subsidiaries.

     (iv) There is no civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, order, decree, judgment, notice or demand letter existing or pending or, to Seller's knowledge, threatened, relating to the Transferring Subsidiaries with respect to the Business or any property currently or formerly owned, operated or leased by the Transferring Subsidiaries in connection with the Business, relating in any way to the Environmental Laws.

     (v) The Transferring Subsidiaries have not and, to Seller's knowledge, no other person has, Released, discharged, or otherwise disposed, of any Hazardous Substances at, on, beneath or adjacent to any property currently or formerly owned, operated or leased by the Transferring Subsidiaries in connection with the Business, except for Releases of Hazardous Substances subject to, and in compliance with, a permit or authorization pursuant to or otherwise in conformity with applicable Environmental Law.

     (vi) To Seller's knowledge, no employee of the Transferring Subsidiaries in the course of his or her employment with a Transferring Subsidiary, in connection with the Business, has been exposed to any Hazardous Substances during the course of his or her employment which is reasonably likely to give rise to any claim against any of the Transferring Subsidiaries.

     (vii) The Transferring Subsidiaries, in connection with the Business, have not received any notice or order from any governmental agency or private or public entity advising them that they are responsible for or potentially responsible for Cleanup or paying for the cost of Cleanup of any Hazardous Substances, and none of the Transferring Subsidiaries, in connection with the Business, has entered into any agreements concerning such Cleanup, nor are the Seller or any of the Transferring Subsidiaries, in connection with the Business, aware of any facts which might reasonably give rise to such notice, order, agreement or responsibility.

     (viii) None of the Transferring Subsidiaries, in connection with the Business, have entered into any contract, lease, consent order or judgment or other agreement that may require them to pay to, reimburse, guarantee, pledge, defend, indemnify or hold harmless any person for or against any liabilities or costs arising out of or related to the generation, manufacture, use, transportation or disposal of Hazardous Substances, or otherwise arising in connection with or under Environmental Laws (it being understood and agreed that none of such agreements, and none of the obligations thereunder, constitute Purchased Assets or Assumed Liabilities).

     (ix) For purposes of this Agreement, the following terms have the meanings ascribed herein:

       (A) "Cleanup" shall mean all actions required to (1) clean up, remove, treat or remediate Hazardous Substances in the indoor or outdoor environment, (2) prevent the Release of Hazardous Substances so that they do not migrate, endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (3) perform pre-remedial studies and investigations and post-remedial monitoring and care, (4) respond to any government requests for information or documents in any way relating to cleanup, removal, treatment or remediation or potential clean up, removal, treatment or remediation of Hazardous Substances in the indoor or outdoor environment or (5) any administrative, judicial, or other proceedings related to the above.

       (B) "Environmental Laws" shall mean all foreign, federal, state and local laws, statutes, codes, regulations, rules, ordinances, bylaws, decrees, directives, technical norms, orders, decisions of a tribunal and common law, relating to pollution or protection of the environment or human health and safety, including, laws relating to (1) Releases or threatened Releases of Hazardous Substances into the indoor or outdoor environment (including, ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of Hazardous Substances, (2) record keeping, notification, disclosure and reporting requirements respecting Hazardous Substances, and (3) endangered or threatened species of fish, wildlife and plants and the management, use, impairment or loss of natural resources.

       (C) "Hazardous Substances" shall mean (i) any petrochemical or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls, and radon gas; (ii) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "restricted hazardous materials," "extremely hazardous substances," "toxic substances," "contaminants" or "pollutants" or words of similar meaning and regulatory effect under any Environmental Law; or (iii) any other chemical, material, agent or substance, exposure to which is prohibited, limited, or regulated by any applicable Environmental Law.

       (D) "Release" shall mean any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment (including, ambient air, surface water, groundwater, and surface or subsurface strata) or into or out of any property, including, the movement of Hazardous Substances through or in the air, soil, surface water, groundwater or property.

LEASED PREMISES

   (y) None of Seller or the Transferring Subsidiaries owns any real estate which is used in the conduct of the Business. The Leased Premises are leased to the Transferring Subsidiaries pursuant to written leases, true and complete copies of which have been made available to Purchaser. None of the Transferring Subsidiaries is in default under any term of any agreement relating to the Leased Premises, nor, to Seller's knowledge, is any other party thereto in default thereunder, except for such defaults which in the aggregate are not reasonably likely to have a Material Adverse Effect.

INTELLECTUAL PROPERTY

   (z) With respect to the Intellectual Property (as defined herein):

     (i) the applicable Transferring Subsidiary is the owner of or has rights to use all of the Intellectual Property;

     (ii) the Disclosure Schedule sets forth a complete and accurate list of all Intellectual Property including all U.S. and foreign copyright registrations, copyright applications, patents and patent applications, trademark and service mark registrations (including Internet domain name registrations), trademark and service mark applications and material unregistered trademarks and service marks included within the Intellectual Property, excluding those trademarks, service marks and Internet domain names containing the term "Danka," owned by or under obligation of assignment to any Transferring Subsidiary;

     (iii) except with respect to unregistered trademarks and service marks, each owner listed on the Disclosure Schedule is listed in the records of the appropriate governmental entity as the sole owner of record (except as otherwise indicated in the Disclosure Schedule);

     (iv) the Disclosure Schedule lists all Software, as defined herein, which is owned ("Proprietary Software") or licensed, leased or otherwise used in the Business (other than "off-the-shelf" software and the Excluded Assets) and identifies which Software is owned, licensed, leased or otherwise used, as the case may be;

     (v) the Disclosure Schedule sets forth a complete and accurate list of all agreements (other than agreements with respect to "off-the- shelf" software) between any Transferring Subsidiary, on the one hand, and any person, on the other hand, granting any right to use or practice any rights under any of the Intellectual Property (collectively, "Intellectual Property Licenses");

     (vi) to Seller's and Transferring Subsidiaries' knowledge, the conduct of the Business and the exercise of rights relating to the Intellectual Property does not infringe upon or otherwise violate, intellectual property rights of any person and neither the Seller nor any Transferring Subsidiary has received any notice of a claim by a third party that the Intellectual Property infringes or misappropriates or constitutes an unfair competition or trade practice under laws of any jurisdiction;

     (vii) to Seller's and Transferring Subsidiaries' knowledge, no person is infringing upon or otherwise violating any of the Intellectual Property;

     (viii) neither Seller nor any Transferring Subsidiary has received notice of any claims, and, to Seller's and Transferring Subsidiaries' knowledge, there are no pending claims, of any persons relating to the scope, ownership or use of any of the Intellectual Property;

     (ix) each copyright registration, patent and registered trademark and application therefor listed on the Disclosure Schedule is in proper form, not disclaimed and has been duly maintained, including the submission of all necessary filings in accordance with the legal and administrative requirements of the appropriate jurisdictions except with respect to use requirements as to trademarks;

     (x) no Transferring Subsidiary has licensed or sublicensed its rights in any of the Intellectual Property or received or granted any such rights, other than pursuant to Intellectual Property Licenses;

     (xi) all Proprietary Software set forth in the Disclosure Schedule was either developed (a) by employees of Seller or a Transferring Subsidiary within the scope of their employment and no employee of Seller or any Transferring Subsidiary has any claims or rights in or to the Intellectual Property or to the transfer of the Intellectual Property to Purchaser, or
  (b) by independent contractors who have assigned their right to a Transferring Subsidiary pursuant to written agreements. Seller and each Transferring Subsidiary has and enforces a policy requiring each employee and contractor to execute a proprietary information/confidentiality agreement, and substantially all current and former employees and all consultants of Seller and each Transferring Subsidiary have executed such an agreement; and

     (xii) except as set forth on the Disclosure Schedule, the Transferring Subsidiaries have full legal and beneficial right, title and interest in and to, and have all corporate power to sell or transfer the Intellectual Property, the Proprietary Software and the Intellectual Property Licenses to Purchaser.

   As used herein "Software" means any and all (i) computer programs, including any and all software implementation of algorithms, models and methodologies whether in source code or object code and whether embedded or otherwise, (ii) databases and computations, including any and all data and collections of data,
(iii) documentation, including user manuals and training materials, relating to any of the foregoing, and (iv) the content and information contained in any Web site which content and information relate exclusively to the Business.

GENERAL

   (aa) Neither Seller, nor any of its Affiliates, has dealt with any person or entity who is entitled to a broker's commission, finder's fee, investment banker's fee or similar payment from Purchaser or any of its Affiliates for arranging the transaction contemplated hereby or introducing the parties to each other.

   (bb) Neither Seller nor any Transferring Subsidiary nor any of its directors, officers, agents, employees or any other persons acting on its behalf has, in connection with the operation of the Business, (i) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials or established or maintained any unlawful or unrecorded funds in violation of Section 104 of the Foreign Corrupt Practices Act of 1977, as amended, or any other applicable foreign, federal or state law; or (ii) accepted or received any unlawful contributions, payments, expenditures or gifts.

   (cc) (i) The continuance and final success of Seller and each Transferring Subsidiary will be enhanced on the sale of the Purchased Assets and the Business by Seller and the Transferring Subsidiaries. The sale of the Purchased Assets to Purchaser directly benefits Seller in a net amount greater than the contingent liability assumed by Seller pursuant to the terms of this Agreement. Seller understands that Purchaser's willingness to purchase the Purchased Assets is predicated upon, and that Purchaser has relied upon, the truth of the foregoing representation by Seller in agreeing to the terms and conditions of this Agreement.

     (ii) Neither the Seller nor any Transferring Subsidiary has been party to a transaction pursuant to or as a result of which any of the Purchased Assets is liable to be transferred or re-transferred to another person or which gives or may give rise to a right of compensation or other payment in favour of another person. No transaction at an undervalue (a) relating to any of the shares in any of the Transferring Subsidiaries, or (b) to which Seller or any Transferring Subsidiary has been a party, has been effected prior to the date of this Agreement. "Transaction at an undervalue", in relation to a company, has the meaning assigned by Section 238(4) of the Insolvency Act 1986 and, in relation to an individual, has the meaning assigned by Section 339(3) of the Insolvency Act 1986.

     (iii) Seller further acknowledges that Purchaser's reliance on Seller's representations and warranties set forth in this Agreement is justified.

   (dd) After giving effect to the consummation of the transactions contemplated hereby and the incurrence of any indebtedness in connection therewith, including, without limitation, contingent indebtedness, the fair market value of the assets of Seller and each Transferring Subsidiary will exceed the Seller's and each Transferring Subsidiary's respective aggregate liabilities.

   (ee) After due investigation and consideration, the Boards of Directors of the Seller and each Transferring Subsidiary have determined that the Purchase Price represents the reasonably equivalent value for the Purchased Assets taken as a whole and the allocation of the Purchase Price among the Transferring Subsidiaries as set forth on Schedule 3.2 is the reasonably equivalent value of the Purchased Assets owned by each of the respective Transferring Subsidiaries after conducting a noncollusive, public "auction" of the Business to obtain the highest purchase price for the Purchased Assets. The Seller's Board of Directors has been advised during the auction process and in the negotiation and execution of this Agreement by Houlihan Lokey Howard & Zukin Capital.

   (ff) When (i) the proxy statement required to be provided under U.S. law (such proxy statement, in its definitive form, together with any and all amendments and supplements thereto and all information incorporated therein by reference therein being referred to as the "Proxy Statement") is mailed to Seller's shareholders and on the date of the shareholders' meeting, the Proxy Statement shall contain all information required to be stated therein by the Securities Exchange Act of 1934, as amended and the rules and regulations of the U.S. Securities and Exchange Commission thereunder and shall in all material respects conform to the requirements of the Securities Exchange Act of 1934, as amended, and such rules and regulations promulgated thereunder, and the Proxy Statement shall not at the time it is mailed to Seller's shareholders and on the date of the shareholders' meeting contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading and (ii) the circular required to be provided under the Listing Rules of the UK Listing Authority (such circular, in its definitive form, together with any and all amendments and supplements thereto being hereafter referred to as the "Circular") is mailed to Seller's shareholders and on the date of the shareholders' meeting, the Circular shall contain all information required to be stated therein by the Listing Rules of the UK Listing Authority and shall in all material respects conform to the requirements of such Listing Rules, and the Circular shall not at the time it is mailed to Seller's shareholders and on the date of the shareholders' meeting contain any untrue statement of a material fact or omit to state any material fact necessary in order to make statements made, in light of the circumstances under which they were made, not misleading.

   4.4 Limitation on Warranties. Except as set forth in Section 4.3, Seller makes no express or implied warranty of any kind whatsoever, including, with respect to (a) any information furnished by Seller or Transferring Subsidiaries or their financial advisor, or any of Seller's or Transferring Subsidiaries' other representatives or agents, (b) the physical condition or value of any of the Purchased Assets or (c) the future profitability or future earnings performance of the Business. ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE EXPRESSLY EXCLUDED. Purchaser hereby acknowledges and agrees that, except to the extent specifically set forth in
Section 4.3, Purchaser is acquiring the Purchased Assets on an "as-is, where-is" basis.

   4.5 Definition of Knowledge. For the purposes of this Agreement, the knowledge of Seller or of Seller and each Transferring Subsidiary or of Seller and the Transferring Subsidiaries, or the like, shall be deemed, in each case, to be and be limited to the actual knowledge as of the Closing Date of one or more of the persons listed in Schedule 4.5, which schedule details each such person's title or capacity, in each case without giving effect to imputed knowledge but after reasonable diligence and inquiry by such person in light of the circumstances under which the representations are being made.

                                   ARTICLE V

                          Conduct Prior to the Closing

   5.1 General. Seller and Purchaser shall have the rights and obligations with respect to the period between the date hereof and the Closing Date which are set forth in the remainder of this Article V.

   5.2 Seller's Obligations. The following are Seller's obligations:

     (a) Subject to applicable law and privilege and Section 5.3(d) below, Seller shall give, and shall cause the Transferring Subsidiaries to give, to Purchaser's officers, employees, attorneys, consultants, accountants and lenders reasonable access during normal business hours to all of the properties, books, contracts, documents, records and personnel of Seller and the Transferring Subsidiaries relating to the Business and shall furnish to Purchaser such information, including all internally prepared financial statements, as Purchaser may at any time and from time to time reasonably request.

     (b) Seller shall use its commercially reasonable best efforts (and Purchaser shall cooperate with Seller) to obtain the Governmental Consents, the Third Party Consents, the Permit Consents and the Environmental Permit Consents. Notwithstanding the foregoing, Seller shall refrain from taking such actions with respect to any such consents as may be expressly requested by Purchaser in writing and the Purchaser shall have no recourse against Seller for Seller's compliance with such written instructions from Purchaser, including any right to refuse to close or to obtain a purchase price adjustment or indemnity.

     (c) Seller shall cause the Transferring Subsidiaries to carry on the Business in the usual and ordinary course of business for profit motivated companies of similar size and character, which shall require operating such business at least consistent with past practices. Seller and each Transferring Subsidiary shall use their reasonable best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, unless expressly contemplated by this Agreement, Seller and each Transferring Subsidiary shall and shall cause each Transferring Subsidiary, to:

       (i) pay accounts payable and other obligations of the Business when they become due and payable in the ordinary course of business;

       (ii) perform all of its obligations under all contracts, agreements and instruments relating to or affecting the Business or the Purchased Assets, and comply with all applicable laws;

       (iii) not enter into or assume any agreement, contract or instrument relating to the Business, or enter into or permit any amendment, supplement, waiver or other modification in respect thereof, which Seller and the Transferring Subsidiaries reasonably believe in the absence of breach and in the aggregate would be reasonably likely to have a Material Adverse Effect;

       (iv) except in the ordinary course of business consistent with past practice, not grant (or commit to grant) any increase in the compensation (including incentive or bonus compensation) of any employee employed in the operation of the Business or institute, adopt or amend (or commit to institute, adopt or amend) any compensation or, subject to Section 5.2 (c) (iv), benefit plan, policy, program or arrangement or collective bargaining agreement applicable to any such employee;

       (v) not institute, adopt or amend (or commit to institute, adopt or amend) any severance pay plan, policy, program or arrangement applicable to any employee employed in the Business;

       (vi) not change or otherwise amend the Credit Policy or its application other than in the ordinary course of business consistent with past practice; and

       (vii) not take any action or omit to take any action which would result in a breach of any of the representations and warranties set forth in Section 4.3 (j).

     (d) Seller shall, and shall cause the Transferring Subsidiaries to, cooperate with Purchaser and any Affiliate of Purchaser to engage in such discussions with the customers of the Business, as Purchaser may reasonably request, relating to the transactions contemplated hereby.

     (e) Subject to the provisions of this paragraph (e), Seller shall, if required, as soon as reasonably practicable after the date hereof (i) take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders for the purpose of securing the Shareholder Approval, (ii) distribute to its shareholders the Circular and the Proxy Statement, (iii) use its commercially reasonable best efforts to address comments from, and obtain clearance of, the UK Listing Authority, the U.S. Securities and Exchange Commission and other regulatory authorities, and
  (iv) subject to a good faith determination, upon advice of outside counsel, that to do so would be inconsistent with the fiduciary duties of its Board of Directors, recommend to its shareholders the approval of this Agreement and the transactions contemplated hereby. Purchaser will be given reasonable opportunity to review and comment upon the Circular and the Proxy Statement prior to submission to Seller's shareholders (and, with respect to the Proxy Statement, prior to its initial submission to the U.S. Securities and Exchange Commission). The Circular and the Proxy Statement shall include the recommendation of the Board of Directors of Seller in favor of approval and adoption of this Agreement and the transactions contemplated hereby, except to the extent the Board of Directors of Seller, in accordance with the terms of this Section 5.2(e), shall have withdrawn or modified its approval or recommendation of this Agreement and the transactions contemplated hereby. Seller shall use its commercially reasonable best efforts to cause the Circular and the Proxy Statement to be mailed to its shareholders as promptly as practicable. If at any time prior to the Closing Date any event with respect to any party or its officers and directors or any of its subsidiaries shall occur that is required to be described in the Circular and the Proxy Statement, the parties will work together in good faith to ensure that such event shall be so described, and an appropriate amendment or supplement shall be promptly filed with the appropriate regulatory authorities and, as required by law, disseminated to the shareholders of Seller.

     (f) Subject to the provisions of Section 5.2(g), nothing contained in this Agreement shall prohibit Seller or Seller's Board of Directors from taking any action or disclosing to Seller's shareholders a position, or making a public disclosure, with respect to a tender or exchange offer by a third party for the share capital of the Seller as required by applicable law or regulation including the City Code on Takeovers and Mergers.

     (g) Seller agrees that it shall not, nor shall it permit any of its Transferring Subsidiaries to, nor shall it authorize or permit any officer, director or employee or any investment banker, attorney, accountant, agent or other advisor or representative of Seller, or any of its respective Transferring Subsidiaries to, (i) solicit, initiate or knowingly encourage the submission of any Acquisition Proposal, (ii) enter into any agreement with respect to any Acquisition Proposal or (iii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal; provided, however, to the extent required by the fiduciary obligations of the Board of Directors of Seller, as determined in good faith by a majority of the members thereof (after consultation with outside legal counsel), Seller may, in response to unsolicited requests therefor, participate in discussions or negotiations with, or furnish information pursuant to a confidentiality agreement no less favorable to such party than the Confidentiality Letter to, any person who indicates a willingness to make a Superior Proposal. Seller immediately shall cease and cause to be terminated all existing discussions or negotiations with any persons conducted heretofore with respect to, or that could reasonably be expected to lead to, any Acquisition Proposal. Seller shall promptly notify Purchaser upon becoming aware of the existence or pending delivery of any Acquisition Proposal. For all purposes of this Agreement, (y) "Acquisition Proposal" means any proposal for a merger, consolidation, share exchange, business combination or other similar transaction involving Seller, or any of the Transferring Subsidiaries or any proposal or offer to acquire, directly or indirectly, an equity interest in, at least 15% of the voting securities of, or a substantial portion of the assets of, Seller or any of the Transferring Subsidiaries, other than the transactions contemplated by this Agreement and (z) "Superior Proposal" means a bona fide written proposal made by a third party to acquire all of the outstanding equity interests in or substantially all of the assets of Seller or the Business, pursuant to a tender or exchange offer, a merger, a share exchange, a sale of such assets or otherwise on terms which a majority of the members of the Board of Directors of Seller determines in good faith (taking into account the advice of independent financial advisors) to be more favorable to Seller and its shareholders than the transactions contemplated hereby (and any revised proposal made by Purchaser to this Agreement) and for which financing, to the extent required, is then fully committed.

   Notwithstanding the foregoing, in the event that (a) any of the following shall occur or exist: (i) the Shareholder Approval has not been obtained and Seller enters into a definitive agreement within fifteen months after the date of this Agreement in respect of an Acquisition Proposal, (ii) Seller's Board of Directors fails to recommend or withdraws, modifies or changes in any manner adverse to Purchaser its approval or recommendation of this Agreement and the transactions contemplated hereunder, (iii) Seller's Board of Directors takes any action described in paragraph 5.2 (f) which is in any manner adverse to Purchaser or (iv) Seller's Board of Directors recommends an Acquisition Proposal (or Seller's Board of Directors resolves to do any of (i), (ii), (iii) or (iv)), and (b) no Closing occurs, Seller and the Transferring Subsidiaries, jointly and severally, shall pay to Purchaser, by wire transfer within one business day after such payment becomes due under this Section, a termination fee equal to $6,250,000.

   5.3 Purchaser's Obligations. The following are Purchaser's obligations:

     (a) Purchaser agrees that all information supplied to it and its agents by Seller or its representatives in connection with the transactions contemplated hereby has been, and will hereafter through the Closing Date be, supplied pursuant to that certain Confidentiality Letter dated as of January 12, 2001 entered into between Purchaser and Seller (the "Confidentiality Letter") and that, notwithstanding any provision of the Confidentiality Letter to the contrary regarding the termination of such Confidentiality Letter upon the execution of a definitive purchase agreement, Purchaser shall, and shall cause its Affiliates and representatives to comply with all of the terms and conditions of the Confidentiality Letter with respect to all such information from and after the date hereof until the consummation of the transactions contemplated hereby.

     (b) In the event that any Permit or Environmental Permit which is to be assigned to Purchaser is not assignable, and Purchaser needs such Permit or Environmental Permit in order to operate the Business, Purchaser shall use its commercially reasonable best efforts (and Seller shall cooperate with Purchaser) to obtain such Permit or Environmental Permit at Seller's expense.

     (c) Purchaser shall (i) use its commercially reasonable best efforts to obtain for the benefit of Seller unconditional releases of the Transferring Subsidiaries' respective obligations and liabilities, and substitute and replace itself for any of the Transferring Subsidiaries, under each surety, performance, fidelity or similar bond and other similar obligation with respect to the Business in each case listed in Schedule 5.3(c) (collectively, the "Bonds") or (ii) if unable to obtain the foregoing with respect to any Bond, use its commercially reasonable best efforts to obtain a back-up bond or insurance over each such unreleased and/or unreplaced Bond, by issuers and in amounts reasonably satisfactory to Seller, in order to assure Seller that it and the Transferring Subsidiaries will have no obligations or liabilities under the Bonds. Nothing herein contained shall relieve Purchaser of its liability hereunder to duly and fully perform all obligations for which the Bonds were given as security.

     (d) Notwithstanding the provisions of Section 5.2(a) above, Purchaser shall not disrupt the operations of the Business prior to the Closing, and Purchaser shall not contact any customer or employee of the Business without the approval of Seller (which shall not be unreasonably withheld) and without the presence of a representative of the Seller at any meeting if such presence is requested by Seller.

   5.4 Joint Obligations. The following shall apply with equal force to Seller and Purchaser:

     (a) Without implication that such laws apply to the transaction contemplated hereby and without limitation of Section 10.2(d) hereof, each of Seller and Purchaser hereby waive compliance with the provisions of any laws relating to bulk sales.

     (b) Seller, Purchaser and all Transferring Subsidiaries shall use their commercially reasonable best efforts to obtain all available statutory or regulatory clearances or exemptions from state and local sales, use and transfer taxes with respect to the transfer of the assets purchased under the US Asset Purchase Agreement. To the extent it is determined that clearances or proof of exemption cannot be obtained from one or more of the relevant taxing authorities but the parties reasonably believe that sales, use and/or transfer tax is not due with respect to the transfer of specific assets being sold, the parties agree to obtain and be bound by the written opinion of PricewaterhouseCoopers LLP. Purchaser shall pay the cost of obtaining such opinion and shall be responsible for paying the cost arising out of or resulting from the failure to withhold or pay any such taxes at the Closing. The limitations contained in Article X shall not apply to the indemnity provided hereunder.

     (c) Each party shall, promptly after becoming aware thereof, give the other party written notice of the existence or occurrence of any condition which would make any representation or warranty herein contained of such party untrue or which might reasonably be expected to prevent or delay the consummation of the transactions contemplated hereby.

     (d) No party shall intentionally perform any act which, if performed, or intentionally omit to perform any act which, if omitted to be performed, would prevent or excuse the performance of this Agreement by any party hereto or which would result in any representation or warranty herein contained of said party being untrue as if originally made on and as of the Closing Date (other than, in the case of Seller, changes in the ordinary course of business consistent with past practice which do not in the aggregate have a Material Adverse Effect).

     (e) Each party shall use its respective commercially reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate the transaction contemplated hereby as soon as possible.

     (f) Prior to the Closing Date, except as the parties may otherwise agree, the parties shall take all steps necessary to ensure that the information and content of any website which information and content is to be transferred to Purchaser as part of the Purchased Assets is stored on a website, the Internet domain name of which does not include the word "Danka".

     (g) The parties shall make each of the European Filings to the relevant government, regulatory, supranational or state agency, department or body (a "Relevant Agency") and take any further action necessary in connection therewith.

     (h) The parties shall make all notifications to, and carry out all consultations with, trade unions, employees, works councils and other similar bodies required by the law of the jurisdictions in which the Transferring Subsidiaries operate; provided, however, the parties waive any failure by the Seller to carry out any such consultation prior to the execution of this Agreement.

     (i) The parties will file any Notification and Report Forms and related material that they may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act, will use their commercially reasonable best efforts to obtain a waiver from the applicable waiting period, and will make any further filings that may be necessary in connection with the Hart-Scott-Rodino Act.

                                   ARTICLE VI

                             Conditions to Closing

   6.1 Conditions to Seller's Obligations. The obligation of Seller and the applicable Transferring Subsidiary to sell the US Purchased Assets is subject to the fulfillment of all of the following conditions on or prior to the Closing Date, upon the non-fulfillment of any of which this Agreement may, at Seller's option, be terminated pursuant to and with the effect set forth in
Article XI:

     (a) The representations and warranties of Purchaser contained in this Agreement and the Ancillary Materials shall be true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualification) on and as of the Closing Date with the same effect as though made at and as of such time.

     (b) Purchaser shall have duly performed and complied in all material respects with all agreements and conditions required by this Agreement and the Ancillary Materials to be performed or complied with by it prior to or on the Closing Date.

     (c) No suit, proceeding or investigation shall have been commenced by any governmental authority or any other person on any grounds to restrain, enjoin or hinder the consummation of the transaction contemplated hereby or that may have any such effect.

     (d) The Shareholder Approval shall have been obtained, provided always that this condition shall cease to apply if Seller shall cease to be subject to the Listing Rules of the UK Listing Authority.

     (e) The Foreign Closings shall have occurred concurrently with the Closing.

   6.2 Conditions to Purchaser's Obligations. The obligation of Purchaser to purchase the US Purchased Assets is subject to the fulfillment of all of the following conditions on or prior to the Closing Date, upon the non- fulfillment of any of which this Agreement may, at Purchaser's option, be terminated pursuant to and with the effect set forth in Article XI:

     (a) The representations and warranties of Seller contained in this Agreement and in the Ancillary Materials shall be true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualification) on and as of the Closing Date with the same effect as though made on and as of the Closing Date (except as set forth in Section 4.3(j) and (p)).

     (b) Seller shall have duly performed and complied in all material respects with all agreements and conditions required by this Agreement and each of the Ancillary Materials to be performed or complied with by it prior to or on the Closing Date, including, without limitation, as contemplated by Section 5.4(h).

     (c) All of the required Material Third Party Consents, as identified by the Disclosure Schedule, shall have been obtained, and all of the Material Permits and Material Environmental Permits shall have been assigned to Purchaser, or a replacement Permit or Environmental Permit with respect thereto shall have been issued to Purchaser; provided, however, that except as contemplated by Section 4.3(m)(ii) of the Disclosure Schedule, if one or more required Material Third Party Consents is not obtained, the parties shall reduce the Cash Amount dollar-for-dollar by the amount of revenues generated for the Business by such customer during the fiscal year ended March 31, 2001; and

     (d) No suit, proceeding or investigation shall have been commenced by any governmental authority or any other person on any grounds to restrain, enjoin or hinder the consummation of the transaction contemplated hereby or that may have any such effect.

     (e) The Shareholder Approval shall have been obtained, provided always that this condition shall cease to apply if Seller shall cease to be subject to the Listing Rules of the UK Listing Authority.

     (f) The Foreign Closings shall have occurred concurrently with the Closing.

   6.3 Conditions to both Purchaser's and Seller's Obligations. The obligation of Purchaser and Seller to consummate the transactions contemplated by this Agreement is subject to the fulfillment of all of the following conditions on or prior to the Closing Date:

     (a) The Closing for the U.S. Business shall occur concurrently with such Foreign Closing.

     (b) With respect to such Foreign Closing and the applicable European Filings, either: (x) the parties shall have received notice from the Relevant Agency that, in connection with the matters to which the European Filing relates, there is no objection, or the matters are authorized, or a referral will not be made to another government, regulatory, supranational or state agency, department or body, and such notice is unconditional; or
  (y) applicable waiting periods (including any extensions) shall have expired or terminated without receipt of a negative or conditional response, or the announcement of an investigation, from the Relevant Agency.

     (c) Any other conditions to the extent set forth in the relevant Ancillary Agreements shall have been satisfied or waived.

     (d) The waiting period applicable to the transactions contemplated hereby under the Hart-Scott-Rodino Act and the rules and regulations thereunder shall have expired or been earlier terminated.

     (e) The deliveries required pursuant to Section 7.2, 7.3 and 7.4, as applicable, shall have been made in accordance with Section 7.1

                                  ARTICLE VII

                          Closing and Foreign Closings

   7.1 Form of Documents. At the Closing and Foreign Closings, as appropriate, the parties shall deliver the documents, and shall perform the acts, which are set forth in this Article VII. All documents which Seller or any Transferring Subsidiary shall deliver shall be in form and substance reasonably satisfactory to Purchaser and Purchaser's counsel. All documents which Purchaser shall deliver shall be in form and substance reasonably satisfactory to Seller and Seller's counsel.

   7.2 Purchaser's Deliveries at the Closing. Subject to the fulfillment or written waiver of the conditions set forth in Section 6.2, Purchaser shall execute and/or deliver to Seller or the Transferring Subsidiaries all of the following:

     (a) the Cash Amount (which includes the Good Faith Deposit) allocable to the Closing (a portion of which shall be delivered to the Escrow Agent at the Closing);

     (b) certified copies of the Certificate of Incorporation and By-laws or comparable documents for the Purchaser;

     (c) certificate of good standing of Purchaser, issued not earlier than ten (10) days prior to the Closing Date by the appropriate authority in such entity's jurisdiction of organization to the extent legally obtainable;

     (d) incumbency and specimen signature certificates with respect to the officers of Purchaser executing this Agreement or Purchaser's Ancillary Documents on behalf of Purchaser;

     (e) certified copy of resolutions of the board of directors of Purchaser authorizing the execution, delivery and performance of this Agreement and Purchaser's Ancillary Documents;

     (f) a closing certificate executed by the President of Purchaser (or any other officer of Purchaser specifically authorized to do so), on behalf of Purchaser, pursuant to which Purchaser represents and warrants to Seller that (i) the conditions set forth in Sections 6.1(a) and 6.1(b) have been fulfilled; and (ii) all documents to be executed by Purchaser and delivered at the Closing have been executed by duly authorized officers of Purchaser;

     (g) an assumption agreement, duly executed by the Purchaser, under which it assumes the Assumed Liabilities of the U.S. Business;

     (h) counterparts of the Purchaser's Ancillary Documents and the Ancillary Agreements, executed by Purchaser;

     (i) the schedule of officers and key employees described in Section
  8.11; and

     (j) such other documents from Purchaser as may reasonably be required in order to effectuate the transactions contemplated (i) hereby, (ii) by the Purchaser's Ancillary Documents and (iii) by the Ancillary Agreements.

   7.3 Seller's Deliveries at the Closing. Subject to the fulfillment or written waiver of the conditions set forth in Section 6.1, Seller shall cause the applicable Transferring Subsidiary to deliver to Purchaser all Purchased Assets owned by the Transferring Subsidiary, and Seller shall execute (where applicable in recordable form) and/or deliver or cause to be executed and/or delivered to Purchaser all of the following:

     (a) certified copies of the organizational documents of Seller and each of the Transferring Subsidiaries;

     (b) a certificate of good standing of Danka US, issued not earlier than ten (10) days prior to the Closing Date by the Secretary of State of Delaware, and, to the extent the same shall be legally obtainable, certificates of good standing with respect to the Seller and the other Transferring Subsidiaries;

     (c) an incumbency and specimen signature certificate with respect to the officers of Seller executing this Agreement and Seller's Ancillary Documents on behalf of Seller, and incumbency and specimen signature certificates with respect to the officers of the Transferring Subsidiaries executing this Agreement, the Ancillary Agreements or any Subsidiary Ancillary Document on behalf of the Transferring Subsidiaries;

     (d) a certified copy of resolutions of Seller's board of directors authorizing the execution, delivery and performance of this Agreement and Seller's Ancillary Documents, and certified copies of resolutions of the boards of directors (or similar bodies) and shareholders (if necessary) of the Transferring Subsidiaries, authorizing the execution, delivery and performance of this Agreement, the Ancillary Agreements or any Subsidiary Ancillary Document to which they are parties;

     (e) a certified copy of the resolution of Seller evidencing the Shareholder Approval;

     (f) a closing certificate duly executed by the Chairman of Seller (or any other senior officer of Seller specifically authorized to do so), on behalf of Seller, pursuant to which Seller represents and warrants to Purchaser that: (i) the conditions set forth in Sections 6.2(a) and 6.2(b) have been fulfilled; and (ii) all documents to be executed and delivered by Seller at the Closing have been executed by duly authorized officers of Seller;

     (g) counterparts of the Ancillary Agreements and the Subsidiary Ancillary Documents, executed by the Transferring Subsidiaries, together with all documents to be executed and delivered by the Transferring Subsidiaries pursuant to the provisions of the Ancillary Agreements;

     (h) bills of sale, stock powers, assignments of contracts, leases, and Intellectual Property and such other instruments of transfer, all in such form as Purchaser reasonably requests;

     (i) copies of the Material Third Party Consents, the Material Permits and the Material Environmental Permits;

     (j) the schedule of terminated employees described in Section 2.3(g) and an update of the disclosure required by Section 4.2(t)(x);

     (k) the schedules of officers and key employees described in Section
  8.11;

     (l) certificates of title or origin (or like documents) with respect to all vehicles included in the Purchased Assets and other equipment for which a certificate of title or origin is required in order for title thereto to be transferred to Purchaser; and

     (m) evidence of the release of all Liens on the Purchased Assets other than Permitted Liens;

     (n) an opinion of Houlihan Lokey Howard & Zukin Capital;

     (o) stock certificates (including directors' shares) where applicable;

     (p) the asset valuation prepared by Ernst & Young LLP;

     (q) a certificate of Seller and each Transferring Subsidiary identifying each written notice of termination or pending termination of, or substantial reduction or pending substantial reduction of, services or sales under any contract or agreement received by Seller or any Transferring Subsidiary after the date hereof;

     (r) evidence of the transfers of assets and rights described in Schedule 4.3(k) of the Disclosure Schedule; and

     (s) such other documents as may reasonably be required from Seller and the Transferring Subsidiaries in order to effectuate the transactions contemplated (i) hereby, (ii) by the Seller's Ancillary Documents, (iii) by the Ancillary Agreements and (iv) by the Subsidiary Ancillary Documents.

   7.4 Deliveries at the Foreign Closings. At each of the Foreign Closings, the parties shall deliver to each other such documents and instruments similar to those to be delivered at the Closing as the parties may reasonably agree to accomplish the transactions contemplated hereby and by the applicable Ancillary Agreement.

                                  ARTICLE VIII

                            Post-Closing Agreements

   8.1 Post-Closing Agreements. From and after the Closing, the parties shall have the respective rights and obligations which are set forth in the remainder of this Article VIII.

   8.2 Inspection of Records.

     (a) Seller and the Transferring Subsidiaries shall each make their respective books and records (and shall use their commercially reasonable best efforts to make available work papers in the possession of their respective accountants, and other than books and records delivered to Purchaser hereunder) available for inspection by the Purchaser, or by its duly authorized representatives, for reasonable business purposes at all reasonable times during normal business hours, for a seven (7) year period after the Closing Date, or for such longer period of time as may be required to comply with Section 8.3 or Article X, with respect to all transactions of the Business occurring prior to and those relating to the Closing, the historical financial condition, results of operations and cash flows of the Business, or the Assumed Liabilities. Such records shall be made available at Seller's or the applicable Transferring Subsidiary's executive office. As used in this Section 8.2, the right of inspection includes the right to make extracts or copies.

     (b) Purchaser shall make available to Seller and the Transferring Subsidiaries the books and records delivered by Seller and the Transferring Subsidiaries to Purchaser in connection with the Closing, subject to the same terms and conditions as those set forth in Section 8.2(a) with respect to books and records of Seller and the Transferring Subsidiaries.

     (c) The representatives of a party inspecting the records of the other party shall be reasonably satisfactory to the other party. In addition, in connection with lawsuits or other proceedings, Seller or Purchaser, as the case may be, shall use its commercially reasonable best efforts to make available, at the requesting party's expense, personnel (for reasonable periods of time) of Seller or Purchaser, as the case may be, for purposes of investigation, depositions and testimony. In addition, Purchaser shall give reasonable assistance to Seller and the Transferring Subsidiaries, through Purchaser's employees and without cost to Seller or the Transferring Subsidiaries, in order for Seller and the Transferring Subsidiaries to record entries relating to the closing of Seller's and the Transferring Subsidiaries' books relating to the Business, to prepare and file Tax Returns related to the Business and to reconcile Intercompany Accounts.

   8.3 Certain Tax Matters. The parties understand and agree that this Agreement shall be interpreted, and that the parties shall administer their dealings in relation to this Agreement, so as to effect the following principles relating to Taxes:

     (a) Purchaser shall be responsible for (i) all Taxes arising out of the ownership and operation of the Business beginning on the day after the Closing Date, (i) the Assumed Property Taxes, (iii) sales, use and other transfer Taxes included in invoices issued to Seller and the Transferring Subsidiaries that are Assumed Liabilities, (iv) employment Taxes reflected in accrued employee expenses that are Assumed Liabilities, (v) any other Tax identified as an Assumed Liability in Section 2.2 of this Agreement and
  (vi) Sections 12.1 and 12.6.

     (b) Except as set forth in Section 8.3(a), Seller and the Transferring Subsidiaries shall be responsible for all Taxes arising out of the ownership and operation of the Business up to and including the Closing Date and shall be responsible for all Taxes of the Seller and its Affiliates that do not arise out of the ownership and operation of the business (except for Taxes imposed under Sections 12.1 and 12.6). Without limiting the generality of the foregoing, Seller and the Transferring Subsidiaries shall be responsible for sales, use and other transfer Taxes included in Accounts Receivable that are Purchased Assets. Seller's and the Transferring Subsidiaries' responsibility for Taxes, as set forth above, shall prevail irrespective of the manner in which any payment of Taxes or obligation to pay Taxes (or the right to any credit, deposit or refund of Taxes) is reflected in the financial statements of Seller and the Transferring Subsidiaries.

     (c) The party responsible for any Tax pursuant to Section 8.3(a) and (b) shall be entitled to all credits for and deposits and refunds of such Tax.

     (d) Any Tax refunds that are received by Purchaser, and any amounts credited against Tax to which Purchaser becomes entitled, that relate to Taxes as to which Purchaser was not responsible shall be for the account of Seller, and Purchaser shall pay over to Seller any such refund or the amount of any such credit (including interest) within fifteen (15) days after receipt or entitlement thereto. Purchaser agrees to notify Seller promptly of both the discovery of a right to claim any such refund, overpayment or prepayment and the receipt of any such refund or utilization of any such overpayment or prepayment. Purchaser agrees (at Seller's cost) to claim any such refund or to utilize any such overpayment or prepayment as soon as possible and to furnish Seller (at Seller's cost) all information, records and assistance necessary to verify the amount of such refund, overpayment or prepayment.

     (e) Purchaser, each Transferring Subsidiary and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 8.3 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The parties agree to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Purchaser or Seller, as the case may be, shall allow the other party to take possession of such books and records. The parties further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby). Purchaser and Seller further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to the laws of any country.

     (f) Seller shall indemnify and hold harmless Purchaser from, against and in respect of any Taxes which are Excluded Liabilities and any Taxes for which the Seller or the Transferring Subsidiary are responsible pursuant to the terms of this Agreement. The limitations contained in Article X of this Agreement, including but not limited to any limitations as to the time period and amount of the indemnity, shall not apply to the indemnity provided hereunder.

     (g) Purchaser shall indemnify and hold harmless Seller and the Transferring Subsidiaries from, against and in respect of any Taxes for which Purchaser is responsible pursuant to the terms of this Agreement. The limitations contained in Article X of this Agreement, including but not limited to any limitations as to the time period and amount of the indemnity, shall not apply to the indemnity provided hereunder.

   8.4 Use of Trademarks: References to Seller. On the Closing Date, Seller and its Affiliates (including the Transferring Subsidiaries) shall cease to use and shall not license or permit any third party to use any name, trade dress, service mark, slogan, logo or trademark and the like which is confusingly similar to any of the names, trade dress, slogans, logos, trademarks or service marks which constitute Purchased Assets hereunder. Nothing set forth in this Agreement shall prevent Seller or any of the Transferring Subsidiaries from using or licensing to use the name and mark "Danka" and any name or mark incorporating the name "Danka", including, any internet domain name using or incorporating the name "Danka". Purchaser may refer to the Business as formerly being Seller's for a period of one year following the Closing.

   8.5 Payments of Accounts Receivable and Other Items. In the event Seller or any of its Affiliates (including the Transferring Subsidiaries) shall receive any instrument of payment of any of the accounts receivable of the Business, Seller or such Affiliate shall promptly, and in any event within five business days, deliver it to Purchaser, endorsed where necessary, without recourse, in favor of Purchaser and, pending such delivery, shall hold it in trust for Purchaser. In the event Purchaser or any of its Affiliates shall receive any instrument of payment of any Excluded Asset or other item related to the operation of the Business prior to the Closing Date (including, but not limited to, any tax refund), Purchaser or such Affiliate shall promptly, and in any event within five business days, deliver it to Seller, endorsed where necessary, without recourse, in favor of Seller and, pending such delivery, shall hold it in trust for Seller.

   8.6 Third Party Claims. The parties shall cooperate with each other with respect to the defense of any Third Party Claims (as herein defined) subsequent to the Closing Date which are not subject to the indemnification provisions contained in Article X, provided that the party requesting cooperation shall reimburse the other party for the other party's reasonable out-of-pocket costs and expenses of furnishing such cooperation.

   8.7 Insurance.

   (a) Seller will provide Purchaser, not less than thirty (30) days prior to Closing, a schedule of insurance relating to the Purchased Assets and the Business. The schedule of insurance will list the policies, limits of liability, deductibles (or self insured retention), premiums, name and address of insurers and brokers and expiration dates of each policy for the current year and the past four (4) years. Seller is responsible for all events or circumstances that exist or occur prior to the Closing or Foreign Closing, as the case may be, and that relate to the Purchased Assets or the Business.

   (b) Purchaser will provide Seller, not less than thirty (30) days prior to Closing, a schedule of insurance relating to the business, assets or operations of the Purchaser the Purchased Assets and the Business. The schedule of insurance will list the policies, limits of liability, deductibles (or self insured retention), premiums, name and address of insurers and brokers and expiration dates of each policy for the current year. Purchaser is responsible for all events or circumstances that first exist or occur after the Closing or Foreign Closing, as the case may be, and that relate to the Purchased Assets or the Business.

   8.8 Certain Contract Matters. Seller and each Transferring Subsidiary shall use its commercially reasonable best efforts to provide to, or to facilitate providing to, Purchaser the remaining benefits, rights and claims (but not the obligations) to which the Seller or any Transferring Subsidiary is entitled under that certain Asset Purchase Agreement between Eastman Kodak Company and Seller dated September 6, 1996, as the same has been modified, amended or otherwise supplemented, to the extent, and solely for the extent, such benefits relate to the portion of the Business being transferred hereunder.

   8.9 Seller's Confidentiality. Seller and each Transferring Subsidiary shall treat as confidential and shall safeguard any and all information, knowledge and data included in the Purchased Assets by using the same degree of care, but no less than a reasonable standard of care, to prevent the unauthorized use, dissemination or disclosure of such information, knowledge and data as Seller and each Transferring Subsidiary used with respect thereto prior to the execution of this Agreement.

   8.10 Use of Seller's Trademarks. Purchaser may continue to use, until exhausted, but in no event more than six months following the Closing Date, the supplies of stationery, invoices, order forms, packaging material and the like which are on hand as of the Closing Date which bear any of Seller's or its Affiliates' trademarks or service marks which are not included in the Purchased Assets or the Intellectual Property, as long as Purchaser shall affix thereto a sticker or stamp indicating Purchaser's ownership of the Business. Seller and each Transferring Subsidiary shall facilitate an electronic high speed link from their website(s) to the website(s) of Purchaser for a period of six months following the Closing.

   8.11 Non-Competition and Non-Solicitation. In furtherance of the sale of the Purchased Assets and the Business to Purchaser hereunder by virtue of the transactions contemplated hereby, Seller covenants and agrees that, none of Seller nor any of its Affiliates including the Transferring Subsidiaries will (nor will Seller or any of its Affiliates join with any third party in any joint venture or alliance to or which) for a period ending on the second anniversary of the Closing Date:

     (a) induce or attempt to persuade any customer of the Business as of the Closing Date or prospective customer of the Business to which the Seller or any Transferring Subsidiary has made a proposal to provide services or from which Seller or any Transferring Subsidiary has received a proposal relating to services during the period commencing ninety days prior to the Closing Date to terminate or fail to renew or continue or enter such business relationship with the Business;

     (b) engage in a business included within the definition of "Business" anywhere in the world, whether such engagement shall be as owner, partner, agent, consultant or shareholder (except as the holder of not more than five percent (5%) of the outstanding shares of an entity whose equity securities are listed on any national, regional or foreign securities exchange or reported by the National Association of Securities Dealers Automated Quotation System or any successor thereto); or

     (c) solicit the employment of or hire or engage in any discussion with any current or former officer or key employee of Seller or any Transferring Subsidiary with respect to the Business or any person who is an officer or key employee of Purchaser whose primary employment duties are with respect to Purchaser's operation of the Business, in each case while such person is in the employ of Purchaser or its Affiliates.

   Except as provided in Article IX, Purchaser covenants and agrees that, without implication that the contrary would otherwise be true, until the first anniversary of the Closing Date neither Purchaser nor any of its Affiliates shall solicit the employment of or hire or engage in any discussion with any person who is an officer or key employee of Seller or any Transferring Subsidiary of Seller, while such person is in the employ of Seller or any subsidiary; provided, however, in the event that Seller or any of its Affiliates enters bankruptcy, voluntarily or otherwise, or otherwise becomes insolvent, the provisions of this sentence shall be terminated and be of no effect. Seller and Purchaser shall jointly agree upon schedules of the officers and key employees covered by the immediately preceding sentence and clause (c) of this Section 8.11, such schedules to be delivered at the Closing. Such schedules may include job titles or classifications rather than names. Where names are indicated such clause shall also cover replacements of such individuals during the twelve month period immediately following the Closing as the parties shall advise each other from time to time. The term "solicitation" as used in such sentence and such clause shall not include solicitations which are not targeted at particular individuals, such as "help wanted" advertising. This Section shall survive the Closing. Seller and Purchaser acknowledge that the provisions of this Section 8.11, including the periods of restriction, the geographical areas of restriction and the restraints imposed are fair and reasonably required for the protection of the other party hereto. In the event that any of the provisions of this Section 8.11 relating to the geographic areas of restriction or the periods of restriction shall be deemed to exceed the maximum area or period of time which a court of competent jurisdiction would deem enforceable, the geographic areas and times shall, for the purposes of this Agreement, be deemed to be the maximum areas or time periods which a court of competent jurisdiction would deem valid and enforceable in any state in which such court of competent jurisdiction shall be convened. Each party hereto acknowledges that any breach of its obligations under this Section 8.11 may result in irreparable injury to the other party hereto, for which such other party may not have an adequate remedy at law. In the event of any such breach, the non-breaching party may, in its sole discretion and in addition to any other remedies available to it, bring an action or actions against the breaching party for injunctive relief, specific performance or both, and seek to have entered a temporary restraining order, preliminary or permanent injunction, or order compelling specific performance. The prevailing party in any action seeking to enforce the provisions of this Section 8.11 shall obtain reimbursement of its actual costs and attorneys' fees in connection with such action. If Seller merges with or is acquired by any consolidated group that has revenues for its last fiscal year in excess of $500,000,000 and is engaged at the time of such acquisition, in a business competitive with the Business, then this Section
8.11 shall immediately terminate. Nothing herein shall be deemed to prevent Seller and its Affiliates from, directly or indirectly, selling or seeking to sell office equipment at any customer locations or otherwise or continuing to conduct their respective businesses, other than the Business, as such businesses are being conducted as of the Closing Date. As used herein, "key employee" shall mean with respect to the Seller and the Transferring Subsidiaries, any person with a job classification set forth on Schedule 8.11(a) and with respect to Purchaser, any person with a job classification set forth on Schedule 8.11(b). For the purposes of this Section 8.11, Pitney Bowes Office Systems (or any successor entity) shall no longer be deemed to be an Affiliate of the Purchaser after it ceases to be owned by the Purchaser.

   8.12 Further Assurances. The parties shall execute such further documents, and perform such further acts, as may be necessary or reasonably requested by Purchaser to transfer and convey the Purchased Assets to Purchaser, on the terms herein contained, and to otherwise comply with the terms of this Agreement and consummate the transaction contemplated hereby.

   8.13 Non-Assignment. Without limiting any other provision hereof, with respect to matters set forth in the Disclosure Schedule in response to Sections
4.3 (d), (m), (n) and (x), to the extent such consents to assignment or transfer are not obtained, or in the case of Permits and Environmental Permits replacements therefor are not obtained, prior to Closing and Purchaser so requests Seller and each Transferring Subsidiary shall each continue to use their commercially reasonable best efforts to assist Purchaser and the relevant Transferring Subsidiary to obtain such consents as promptly as practically after Closing, provided that Purchaser shall reimburse Seller and each Transferring Subsidiary for their reasonable out-of-pocket costs incurred with the prior written consent of Purchaser

   8.14 Additional Payment. Within thirty days following the first anniversary Closing Date, Purchaser shall pay to the Seller the following amounts, if any:

     (a) if the Cash Amount was reduced at Closing pursuant to Section 6.2(c) as a result of the Seller's inability to obtain a Material Third Party Consent, an amount equal to the amount of revenues generated by such customer for the Purchaser in operating the Business during the one-year period following the Closing Date, but in no event to exceed the amount of such reduction; and

     (b) if (i) the Cash Amount was reduced at Closing pursuant to Section 6.2(c) as a result of the Seller's inability to obtain a Material Third Party Consent, and (ii) the relevant customer solicits bids for its business and (iii) the Purchaser is the successful bidder for such customer's work in the Business within the one year period following the Closing Date, an amount equal to the lesser of: (i) the amount by which the Cash Amount was reduced at Closing by reason of the failure to obtain such customer's consent or (ii) the amount of revenues generated by such customer for the Purchaser in operating the Business during the one-year period following the Closing Date.

                                   ARTICLE IX

                      Employees and Employee Benefit Plans

   9.1 Post-Closing Covenants Relating to Seller's U.S. and Canadian Employees. The following provisions relate solely to Employees actively employed in the conduct of the Business (each an "Affected Employee") by Danka US, Danka Canada I or Danka Canada II:

     (a) Employment of Seller's U.S. and Canadian Employees. On the Closing Date, Purchaser shall offer to employ or to continue to employ as of the Closing Date each Affected Employee in comparable positions, at compensation and upon terms and conditions which are in the aggregate no less favorable to the Affected Employee than the position, compensation or terms and conditions in effect on the date hereof; provided, however, that each such offer of employment or continued employment is subject to the Affected Employee satisfying Purchaser's Hiring Criteria. Purchaser shall not take any action which would result in Seller or any Transferring Subsidiary having any liability under the WARN Act or any similar federal, state or local law. As used herein, "Hiring Criteria" shall mean satisfaction of Purchaser's generally applicable employment policies and procedures, including, as applicable to the particular job, completion of a standard employment application, satisfactory completion of a background check and demonstration of proper authorization to work under the Immigration Reform and Control Act of 1986 ("IRCA") or any comparable applicable Canadian law. Purchaser represents and warrants that the Hiring Criteria comply with all applicable laws. Except for voluntary resignations and deaths, Purchaser shall continue to employ each Transferred Employee until at least the first anniversary of the Closing Date, but may at any time terminate any Transferred Employee for cause or as a result of failure to satisfy Purchaser's Hiring Criteria. In the event Purchaser terminates the employment of any Transferred Employee prior to the first anniversary of the Closing Date for any reason other than cause or failure to satisfy the applicable Hiring Criteria, Purchaser shall pay to such terminated Transferred Employee a lump-sum severance amount equal to the severance amount to which such Transferred Employee would be entitled under Purchaser's severance policy in effect as of the Closing Date.

     (b) Welfare Benefits.

       (i) Seller and its applicable Transferring Subsidiaries shall be solely liable for all claims and liabilities incurred by any Employee of the Business prior to the Closing Date under the Welfare Plans and the Canadian employee welfare benefit plans. Purchaser shall be solely liable for all claims and liabilities incurred by any Transferred Employee under Purchaser's employee welfare benefit plans on or following the Closing Date. From and after the Closing Date, Purchaser shall, at no expense to Seller or Danka US, provide the benefits, if any, required pursuant to Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA or the comparable Canadian law, if any, as the case may be, for any Transferred Employee who is or becomes entitled to such continuation with respect to the Business from Seller, Danka US, Danka Canada I, Danka Canada II, or Purchaser at any time.

       (ii) Except as otherwise provided in Section 9.1(e), from and after the Closing and continuing until the Applicable Benefit Changeover Date, Purchaser shall provide Transferred Employees with welfare and fringe benefits substantially equivalent, in the aggregate, to those in effect with respect to the Transferred Employees on the day before the Closing and all applicable waiting periods and pre-existing conditions under such benefits shall be waived with respect to Transferred Employees and their eligible dependents who were participants in a comparable welfare plan of Seller or a Transferring Subsidiary on the date before the Closing Date, to the extent permitted under the terms of the applicable welfare plan and/or required by applicable law. On and after the Applicable Benefit Changeover Date, Purchaser shall for a period of one year provide all Transferred Employees and their eligible dependents and beneficiaries with the same or substantially equivalent welfare and fringe benefits then being provided to similarly situated employees of Purchaser, if any but in no event, shall such benefits in the aggregate be less generous than the least generous welfare and fringe benefits, if any, provided to U.S. or Canadian employees of Purchaser, and its affiliates.
       (iii) Purchaser shall continue the incentive bonus plans or arrangements in effect on the day before the Closing for the remainder of the plan year in which the Closing occurs and shall cause benefits to be provided to each Transferred Employee who is or was a participant in such plan on the day before the Closing in an amount which is no less than the amount which is actually earned under the terms of the applicable incentive bonus plan or arrangement as in effect on the day before the Closing for such plan year. All payments under this paragraph (c) shall be made as required by the terms of the applicable plan as in effect on the Closing Date.

       (iv) For purposes of this Agreement, "Applicable Benefit Changeover Date" shall mean, with respect to each pension, welfare or fringe benefit plan applicable to Transferred Employees, the day elected by the Purchaser, which may be any day on or after the first anniversary of the Closing Date, but in no event later than January 1, 2004.

     (c) Service Crediting. Effective as of the Closing Date, Purchaser will count the service of all Transferred Employees with Seller, its Transferring Subsidiaries, and their Affiliates and all service credited by Seller, its Transferring Subsidiaries or its Affiliates (including service of Transferred Employees with Eastman Kodak Company and its Affiliates to which such persons have received credit with Seller, its Transferring Subsidiaries and their Affiliates for purposes of such policies and plans) under Purchaser's vacation policy and welfare benefit plans applicable to such Transferred Employees. In addition, such service shall be counted by Purchaser in determining each Transferred Employee's eligibility to participate in, and each such Transferred Employee's vested percentage in, each of Purchaser's employee benefit plans (as defined in Section 3(3) of ERISA) applicable to such Transferred Employee, but not for benefit accrual purposes.

     (d) Pension Plans.

       (i) From and after the Closing and continuing until the Applicable Benefit Changeover Date:

         (1) Purchaser shall provide Transferred Employees participating in the Danka Corporation 401(k) Profit Sharing Plan ("Seller's 401(k) Plan") with an individual account pension plan with a cash or deferred arrangement meeting Section 401(k) of the Code ("Purchaser's 401(k) Plan") substantially equivalent to Seller's 401(k) Plan in effect with respect to the Transferred Employees on the day before the Closing. Such Purchaser's 401(k) Plan shall include such provisions as may be necessary or appropriate to receive "rollover" or "direct rollover" contributions of cash (including the cash proceeds of any in-kind distributions) from Transferred Employees entitled to receive a distribution from Seller's 401(k) Plan on account of the consummation of the transactions contemplated by this Agreement.

         (2) Purchaser shall provide Transferred Employees other than those employed by Danka US or participating in Seller's 401(k) Plan, with pension benefits substantially equivalent, in the aggregate, to those in effect with respect to such Transferred Employees on the day before the Closing.

       (ii) On and after the Applicable Benefit Changeover Date, Purchaser shall for a period of one year provide Transferred Employees with the same or substantially equivalent employee pension benefit plans, if any, as are then provided to similarly situated employees of Purchaser, but in no event shall such benefits in the aggregate be less generous than the least generous employee pension benefit plans, if any, provided to U.S. and Canadian employees of Purchaser, and its affiliates.

     (e) Vacation. Effective as of the Closing Date, Purchaser shall grant vacation days or hours determined under the applicable Transferring Subsidiary's vacation program applicable to each Transferred Employee. The vacation days or hours granted by Purchaser hereunder for the vacation computation period which includes the Closing Date (after taking into account vacation days taken prior to the Closing Date with respect to the same vacation computation period) shall be provided under a program no more restrictive than the vacation policy of Purchaser.

   9.2 Post-Closing Covenants Relating to Seller's Non-U.S. and Non-Canadian Employees. The following provision relates solely to Affected Employees other than those employed by Danka US, Danka Canada I and Danka Canada II. In the case of the Affected Employees of each of the Transferring Subsidiaries other than Danka US, Danka Canada I and Danka Canada II, on the Closing Date, Purchaser shall assume (by operation of law or otherwise) the contracts of employment of all such Affected Employees with effect from the Closing Date in accordance with and to the extent required by the Acquired Rights Directive
(as defined below) insofar as it has been adopted by local law. As used herein, "Acquired Rights Directive" means Council Directive 77/187/EEC on the approximation of the laws of the Member States relating to the safeguarding of employees' rights in the event of transfers of undertakings, businesses or parts of businesses and/or any legislation or regulation implementing that directive in any member state. The Seller and the Purchaser acknowledge and agree that under the Acquired Rights Directive, the contracts of employment between the Seller or the applicable Transferring Subsidiary and the Affected Employees will have effect after Closing as if originally made between the Purchaser and the Affected Employees. The Purchaser shall comply with its respective obligations pursuant to the Acquired Rights Directive and shall indemnify the Seller and each Transferring Subsidiary against any claims and costs (including legal costs) for breach thereof, insofar as such breach arises out of the Purchaser's failure to comply with its respective obligations thereunder.

   9.3 Relation to Ancillary Agreements. Notwithstanding any other provision of Sections 9.1 or 9.2 , the rights and benefits of the employees of each of the Transferring Subsidiaries shall be dealt with in accordance with the detailed provisions of the relevant Ancillary Agreement if and to the extent there is any conflict between the provisions of Sections 9.1 or 9.2 and any such Ancillary Agreement

   9.4 Liabilities Accrued Prior to Closing. Except as provided in Section 9.1(b), as required by the Acquired Rights Directive in so far as it has been adopted by local law or as reflected on the Audited Balance Sheet, all liabilities and expenses owed to Transferred Employees, which are incurred prior to the Closing Date or relate to any period prior to the Closing Date, will be paid to such Transferred Employee by the applicable Transferring Subsidiary prior to the Closing Date or as soon as practicable thereafter; provided, however, that any vested accrued benefits under any Pension Plan of Seller or any Transferring Subsidiary shall be paid in accordance with the terms and conditions of the applicable Pension Plan, but nothing in this
Section 9.4 shall require payment of benefits prior to the time required by the applicable Pension Plan. Each Affected Employee who has actually commenced employment with the Purchaser is hereinafter referred to individually as a "Transferred Employee" and collectively as "Transferred Employees."

                                   ARTICLE X

                                Indemnification.

   10.1 General. From and after the Closing, the parties shall indemnify each other as provided in this Article X. However in no event shall a party be entitled to a recovery under this Article X to the extent that such party has previously recovered under Section 3.6 relating to the same claim.

   10.2 Certain Definitions. As used in this Agreement, the following terms shall have the indicated meanings:

     (a) "Damages" shall mean all assessments, levies, losses, fines, penalties, damages, settlements, judgments, costs and expenses, including, reasonable attorneys', accountants', investigators', and experts' fees and expenses incurred in investigating or defending a claim, whether or not resulting from, relating to or arising out of a Third Party Claim;

     (b) "Indemnified Party" shall mean, with respect to a particular matter, a party hereto who is entitled to indemnification from another party hereto pursuant to this Article X;

     (c) "Indemnifying Party" shall mean, with respect to a particular matter, a party hereto who is required to provide indemnification under this Article X to another party hereto;

     (d) "Third Party Claim" shall mean any action, suit, proceeding, investigation or like matter which is commenced, asserted or threatened by a party other than the parties hereto, their successors and assigns, against any Indemnified Party or to which any Indemnified Party is subject.

   10.3 Indemnification Obligations of Seller. Subject to the provisions of Sections 10.5 and 10.9, Seller shall indemnify, defend, save and keep harmless Purchaser and its directors, officers, shareholders, and representatives and their successors and assigns ("Purchaser Indemnitees") against and from all Damages sustained or incurred by any of them resulting from, relating to, or arising out of or by virtue of:

     (a) any inaccuracy in or breach of any representation and warranty made by Seller or any Transferring Subsidiary in this Agreement or the Ancillary Agreements or in any document delivered to

  Purchaser in connection with this Agreement or the Ancillary Agreement (all such inaccuracies and breaches shall be determined without giving effect to any "knowledge" or "materiality" qualifiers (including any "Material Adverse Effect" qualifications));

     (b) any breach by Seller or any Transferring Subsidiary of, or failure by Seller or any Transferring Subsidiary to comply with, any of its covenants or obligations under this Agreement, the Ancillary Agreement or any document delivered to Purchaser in connection with this Agreement or the Ancillary Agreements (including, its obligations under this Article X);

     (c) any liability or obligation of Seller or any Transferring Subsidiary (other than the Assumed Liabilities) including, any and all Excluded Liabilities and any liability or obligation relating to the Excluded Assets;

     (d) any failure to comply with respect to any applicable bulk sales law;

     (e) any and all obligations with respect to the Employees not expressly assumed by Purchaser pursuant to Article IX of this Agreement or any Ancillary Agreement; and

     (f) any liabilities relating to the violation of any Environmental Law or the investigation, removal, remediation, containment, cleanup or abatement of the presence, release or threatened release of any Hazardous Substance, whether on-site or off-site, to the extent, and only to the extent, (A) related to any activity, action or failure to take action by any person prior to the Closing, (B) related to any condition existing on or prior to the Closing Date, or (C) related to any activity, action or failure to take action required to be taken under any lease with respect to Seller after the Closing.

   The parties hereto agree that all recoveries by Purchaser Indemnitees pursuant to this Section 10.3 shall be treated as an adjustment to the Purchase Price under Article III, and that, in each case, such adjustment shall be allocated to the assets purchased under the Ancillary Agreement to which the recovery relates.

   10.4 Indemnification Obligations of Purchaser. Subject to Sections 10.5 and 10.8, Purchaser shall indemnify, defend, save and keep harmless Seller, the Transferring Subsidiaries and their respective directors, officers, shareholders and representatives and their successors and assigns (collectively, "Seller Indemnitees" and together with Purchaser Indemnitees, the "Indemnitees") against and from all Damages sustained or incurred by any of them resulting from or arising out of or by virtue of:

     (a) any inaccuracy in or breach of any representation and warranty made by Purchaser in this Agreement or the Ancillary Agreements or in any document delivered to Seller in connection with this Agreement or the Ancillary Agreements;

     (b) any breach by Purchaser of, or failure by Purchaser to comply with, any of its covenants or obligations under this Agreement (including, its obligations under this Article X) or any of the Ancillary Agreements or any document delivered to Seller or any Transferring Subsidiary;

     (c) the Assumed Liabilities;

     (d) subject to Section 2.3(g), any plant closing or mass layoff by the Purchaser following the Closing which violates the WARN Act or any similar state, local or foreign law at any facility related to the Business; or

     (e) acts or omissions of Purchaser after the Closing Date, including, Purchaser's operation of the Business after Purchaser's acquisition thereof or relevant portion thereof, except as set forth in Section 2.3(g).

   10.5 Limitation on Indemnification Obligations. Obligations of Purchaser or Seller pursuant to the provisions of Sections 10.3 and 10.4 are subject to the following limitations:

     (a) the Purchaser Indemnitees shall not be entitled to recover under
  Section 10.3 until the total amount which Purchaser Indemnitees would recover under Section 10.3 and the Seller Indemnitees shall not be entitled to recover under Section 10.4 until the total amount which Seller Indemnitees would recover under Section 10.4, but for this Section 10.5(a) and without regard to the limitation in Section 10.5(b), exceeds $10,000,000, and then the Indemnitees shall be entitled to recover only for the excess over $10,000,000.

     (b) the Purchaser Indemnitees shall not be entitled to recover under
  Section 10.3 and the Seller Indemnitees shall not be entitled to recover under Section 10.4 for any matter or any series or group of related matters, unless such Indemnitees' Damages with respect thereto exceeds $250,000, in which event such Damages shall, subject to the other provisions of this Section 10.5, be recoverable in full without regard to the limitation contained in this Section 10.5(b);

     (c) the Purchaser Indemnitees shall not be entitled to recover under
  Section 10.3 and the Seller Indemnitees shall not be entitled to recover under Section 10.4 unless a claim has been asserted by written notice, specifying the details to the extent then known of the alleged misrepresentation or breach, delivered on or prior to the first anniversary of the Closing Date; provided that claims for breach of Sections 4.3(i), 4.3(t) and 4.3(x) may be made at any time prior to 90 days after the expiration of any statute of limitations relevant to the subject matter covered by such representations and warranties and claims relating to the Excluded Liabilities, the Excluded Assets, the Assumed Liabilities or the representations or warranties set forth in Sections 4.3(a) and 4.3(c) may be brought at any time; provided, further, that, if a claim or notice has been given with respect to such indemnification prior to such date, the right to indemnification in connection with such claim shall continue indefinitely until such claim and right to indemnification is finally resolved;

     (d) the Indemnitees shall not be entitled to recover under Sections 10.3 and 10.4:

       (i) with respect to consequential damages and punitive damages, except where such amounts are due to a third party in connection with a Third Party Claim;

       (ii) to the extent the aggregate claims recoverable under Section
    10.3 of the Purchaser Indemnitees and under Section 10.4 of the Seller Indemnitees exceed $45,000,000;

       (iii) except with respect to any environmental matter or condition, to the extent the matter in question, taken together with all similar matters, (i) existed on December 31, 2000 and (ii) does not exceed the accruals or reserves with respect to such matters which (y) are reflected on the Audited Balance Sheet and (z) constitute Assumed Liabilities;

       (iv) without limiting the generality of anything contained in
    Article IX hereof but subject to Section 2.3(g), with respect to any claim by or liability to any employee employed by any Transferring Subsidiary with respect to the Business arising as the result of the termination of such employee's employment with Purchaser or any action by Purchaser subsequent to the Closing Date (and Purchaser agrees to indemnify Seller for all such matters);

     (e) the amount of any recovery by the Indemnitees pursuant to Sections
  10.3 and 10.4 shall be net of any foreign, federal, state and/or local income tax benefits inuring to the Indemnitees as a result of the state of facts which entitled the Indemnitees to recover; provided, however, that any such income tax benefit shall be netted against such recovery only upon the actual economic realization of such benefit to the Indemnitees. For purposes of this Section 10.5(f), a tax benefit shall be economically realized at the time and to the extent that either (i) the tax cost to the Indemnitee is reduced by reason of such state of facts, or (ii) the Indemnitee receives a tax refund by reason of such state of facts.

   10.6 Cooperation. Subject to the provisions of Section 10.7, the Indemnifying Party shall have the right, at its own expense, to participate in the defense of any Third Party Claim, and if said right is exercised, the parties shall cooperate in the investigation and defense of said Third Party Claim.

   10.7 Third Party Claims. Promptly following the receipt of notice of a Third Party Claim, the party receiving the notice of the Third Party Claim shall (i) notify the other party of its existence setting forth in writing and with reasonable specificity the facts and circumstances of which such party has received notice, and (ii) if the party giving such notice is an Indemnified Party, specifying in writing the basis hereunder upon which the Indemnified Party's claim for indemnification is asserted. The Indemnified Party may, upon reasonable notice, tender the defense of a Third Party Claim to the Indemnifying Party. If within thirty (30) days after the date on which written notice of a Third Party Claim has been given pursuant to this Section 10.7, the Indemnifying Party shall acknowledge its indemnification obligations as provided in this Article X in writing to the Indemnified Party and accept the defense thereof (provided, that, if the Indemnifying Party does not accept the defense of such Third Party Claim, it shall so notify the Indemnified Party in sufficient time such that it is not prejudiced thereby), then, except as hereinafter provided, the Indemnified Party shall not, and the Indemnifying Party shall, have the right to contest, defend, litigate or settle such Third Party Claim. The Indemnified Party shall have the right to be represented by counsel at its own expense in any such contest, defense, litigation or settlement conducted by the Indemnifying Party provided that the Indemnified Party shall be entitled to reimbursement therefor if the Indemnifying Party shall lose its right to contest, defend, litigate and settle the Third Party Claim as herein provided. The Indemnifying Party shall lose its right to contest, defend, litigate and settle the Third Party Claim if it shall fail to diligently contest the Third Party Claim. So long as the Indemnifying Party has not lost its right and/or obligation to contest, defend, litigate and settle as herein provided, the Indemnifying Party shall have the exclusive right to contest, defend and litigate the Third Party Claim and shall have the exclusive right, in its discretion exercised in good faith, and upon the advice of counsel, to settle any such matter, either before or after the initiation of litigation, at such time and upon such terms as it deems fair and reasonable, provided that at least ten (10) days prior to any such settlement, written notice of its intention to settle shall be given to the Indemnified Party; provided, further, that, (i) Seller shall not agree to any settlement that affects the Business, the manner in which it is conducted following the Closing, requires the Purchaser to take or allow any action or otherwise affects the Purchaser, without Purchaser's consent and (ii) the Indemnifying Party will not have the exclusive right to conduct the defense if under applicable standards of professional conduct a conflict on any significant issue between the Indemnifying Party and any Indemnified Party exists in respect of such claim, in which event the Indemnifying Party shall reimburse the Indemnified Party for the reasonable fees and expenses of counsel to be retained in connection with the Indemnified Party's defense in order to resolve such conflict, promptly upon presentation by the Indemnified Party of invoices or other documentation evidencing such amounts to be reimbursed. All expenses (including without limitation attorneys' fees) incurred by the Indemnifying Party in connection with the foregoing shall be paid by the Indemnifying Party. No failure by an Indemnifying Party to acknowledge in writing its indemnification obligations under this Article X shall relieve it of such obligations to the extent they exist. If an Indemnified Party is entitled to indemnification against a Third Party Claim, and the Indemnifying Party fails to accept a tender of, or assume the defense of a Third Party Claim pursuant to the second sentence of this Section 10.7, or if, in accordance with the foregoing, the Indemnifying Party shall lose its right to contest, defend, litigate and settle such a Third Party Claim, the Indemnified Party shall have the right, without prejudice to its right of indemnification hereunder, in its discretion exercised in good faith and upon the advice of counsel, to contest, defend and litigate such Third Party Claim, and may settle such Third Party Claim, either before or after the initiation of litigation, at such time and upon such terms as the Indemnified Party deems fair and reasonable, provided that at least ten (10) days prior to any such settlement, written notice of its intention to settle is given to the Indemnifying Party. If, pursuant to this
Section 10.7, the Indemnified Party so contests, defends, litigates or settles a Third Party Claim for which it is entitled to indemnification hereunder, as hereinabove provided, the Indemnified Party shall be reimbursed by the Indemnifying Party for the reasonable attorneys' fees and other expenses of defending, contesting, litigating and/or settling the Third Party Claim which are incurred from time to time, forthwith following the presentation to the Indemnifying Party of itemized bills for said attorneys' fees and other expenses.

   10.8 Tax Indemnities. In the case of any indemnity relating to Taxes, the person against which the taxing jurisdiction asserts liability (whether as taxpayer, transferee or otherwise) shall be responsible for handling and controlling all administrative proceedings and litigation relating to such Taxes. If the taxing authority asserts liability against both parties, the Indemnitee shall be responsible for handling and controlling administrative proceedings and litigation relating to such Taxes. At its own expense, the Indemnitor shall have the right to participate in any proceedings so controlled by the Indemnitee and to review all correspondence with the taxing authority relating to such proceedings. The Indemnitee shall not settle any such matter without the prior consent of the Indemnitor, but the Indemnitor shall not unreasonably withhold such consent.

   10.9 Indemnification Exclusive Remedy.

   (a) Except for claims or causes of action based on fraud, as provided in this Section 10.9 and as provided in Sections 8.3, indemnification pursuant to the provisions of this Article X shall following the Closing be the exclusive remedy of the parties for any misrepresentation or breach of any warranty or covenant contained herein or in any closing document executed and delivered pursuant to the provisions hereof. Without limiting the generality of the preceding sentence, following the Closing, no legal action sounding in tort or strict liability may be maintained by any party hereto (or a Purchaser Indemnitee or Seller Indemnitee not a party hereto) against any other party hereto with respect to any matter that is the subject of this Article X (excluding with respect to the failure to discharge any Excluded Liability).

   (b) The limitations contained in Section 10.5 and 10.9(a) shall not apply to: (i) claims by Purchaser pursuant to Sections 10.3 (c) or (ii) claims by the Seller pursuant to Section 10.4(c).

   (c) Seller hereby acknowledges and agrees that Purchaser is relying in particular on the covenants set forth in Sections 8.9 and 8.11 in executing and delivering this Agreement and each Ancillary Agreement and consummating the transactions hereunder and thereunder. Seller acknowledges that any breach of Sections 8.9 or 8.11 would give rise to irreparable harm for which monetary damages would not be an adequate remedy. Seller accordingly agrees that in addition to other remedies, Purchaser shall be entitled to enforce the terms of Sections 8.9 and 8.11 by decree of specific performance without the necessity of proving the inadequacy of monetary damages as a remedy and to obtain injunctive relief against any breach or threatened breach of Sections 8.9 or 8.11

                                   ARTICLE XI

                        Effect of Termination/Proceeding

   11.1 General. The parties shall have the rights and remedies with respect to the termination and/or enforcement of this Agreement which are set forth in this Article XI.

   11.2 Right to Terminate. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing:

     (a) by the mutual written consent of Purchaser and Seller;

     (b) by either of such parties if the Closing shall not have occurred at or before 11:59 p.m. (Eastern time) on June 30, 2001 (the "Termination Date"); provided, however, that either the Seller or the Purchaser shall have the unilateral right to extend the Termination Date for three successive one-month periods if the conditions to Closing set forth in Sections 6.1(d), 6.2(c), 6.2(e), 6.3(b) and 6.3(d) have not been satisfied and further; provided, that, the right to terminate this Agreement under this Section 11.2(b) shall not be available to any party whose failure to fulfill any of its obligations under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or prior to the aforesaid date;

     (c) by the party entitled to the benefit thereof, if any condition set forth in Section 6.1 or Section 6.2 shall become impossible to fulfill;

     (d) by either Seller or Purchaser if the Shareholder Approval shall not have been obtained by reason of the failure to obtain the required number of votes to approve the transactions contemplated hereby upon the taking of such vote at a duly held meeting of stockholders of the Seller or at any adjournment thereof;

     (e) by Purchaser if there is a material adverse change in the condition, financial or otherwise, or operations of the Business, taken as a whole; or

     (f) by either Seller or Purchaser if the other party or, in the case of the Purchaser, any Transferring Subsidiary, shall enter, voluntarily or otherwise, bankruptcy.

   In the event the Purchaser desires to terminate this Agreement pursuant to
Section 11.2(c) by reason of a failure to satisfy the condition to Closing set forth in Section 6.2(a), the Purchaser shall have no such right to terminate until the aggregate liability arising out of all breaches of representations and warranties causing such failure to satisfy the condition exceeds $1,250,000, and in any event, the Seller shall have thirty days from Purchaser's written notice of intent to terminate to: (i) cure the relevant breach; (ii) retain or assume the liability arising out of the breach; or (iii) pay the Purchaser an amount to make the Purchaser whole for such breach.

   The party desiring to terminate this Agreement shall give prompt written notice of such termination to the other party in accordance with Section 12.3.

   11.3 Certain Effects of Termination. In the event of the termination of this Agreement by either Seller or Purchaser as provided in Section 11.2, (i) each party, if so requested by the other party, will return promptly (or otherwise deal with as permitted under the Confidentiality Letter) every document furnished to it by the other party (or any subsidiary, division, associate or Affiliate of such other party) in connection with the transaction contemplated hereby, whether so obtained before or after the execution of this Agreement, and any copies thereof (except for copies of documents publicly available) which may have been made, and will use its commercially reasonable best efforts to cause its representatives and any representatives of financial institutions and investors and others to whom such documents were furnished promptly to return such documents and any copies thereof any of them may have made, and
(ii) the Confidentiality Letter shall remain in effect notwithstanding any provision to the contrary contained therein with respect to the execution of a definitive purchase agreement. This Section 11.3 shall survive any termination of this Agreement.

   11.4 Remedies. Notwithstanding any termination right granted in Section 11.2, in the event of the nonfulfillment of any condition to a party's closing obligations, in the alternative, such party may elect to do one of the following:

     (a) proceed to close despite the nonfulfillment of any closing condition, it being understood that consummation of the Closing shall be deemed a waiver of each breach of any representation, warranty or covenant and of such party's rights and remedies with respect thereto to the extent that such party shall have actual knowledge of such breach, shall execute a written consent thereto and shall nonetheless proceed to the Closing;

     (b) decline to close, terminate this Agreement as provided in Section 11.2, and thereafter seek damages to the extent permitted in Section 11.5 or Section 5.2; or

     (c) seek specific performance of the obligations of the other party. Each party hereby agrees that in the event of any breach by such party of this Agreement, the remedies available to the other party at law would be inadequate and that such party's obligations under this Agreement may be specifically enforced.

   11.5 Right to Damages. If this Agreement is terminated pursuant to Section 11.2, neither party hereto shall have any claim against the other except as provided in Section 5.2 or if the circumstances giving rise to such termination were caused by the other party's intentional breach of the representations, warranties or covenants set forth herein, in which event termination pursuant to Section 11.2 shall not be deemed or construed as limiting or denying any legal or equitable right or remedy of said party.

                                  ARTICLE XII

                                 Miscellaneous

   12.1 Sales and Transfer Taxes. Purchaser shall pay all excise, stamp and transfer and conveyance taxes and customary duties arising in connection with and as a consequence of the sale and transfer of the Purchased Assets and the Business to Purchaser pursuant to this Agreement.

   12.2 Publicity. Except as otherwise required by law or applicable stock exchange rules, press releases concerning this transaction shall be made only with the prior written consent of the other party, not to be unreasonably withheld or delayed (and, in any event, Seller and Purchaser shall use their commercially reasonable best efforts to consult and agree with each other with respect to the content of any such required press release). In addition, with respect to any other written publicity related to the transactions contemplated by this Agreement or otherwise related to any party and its direct and indirect subsidiaries (including, the Transferring Subsidiaries) and/or their respective businesses (including, the Business), each party agrees not to (and agrees to cause its Affiliates not to) disparage the other in any publicity.

   12.3 Notices. All notices required or permitted to be given hereunder shall be in writing and may be delivered by hand, by facsimile or by an overnight courier nationally recognized in the United States (a "nationally recognized overnight courier"). Notices delivered by hand, by facsimile or by a nationally recognized overnight courier shall be deemed given on the date of receipt; provided, however, that a notice delivered by facsimile shall only be effective if such notice is also delivered by hand or deposited with a nationally recognized overnight courier on or before two (2) business days after its delivery by facsimile. All notices shall be addressed as follows:

     If to Seller Addressed to:

     Danka Business Systems, PLC,
     Masters House
     107 Hammersmith Road
     London W14 OQH England
     Attention: Secretary
     Telecopier: 011-44-171-603-8448

     with copies to:

     11201 Danka Circle North
     St. Petersburg, Florida 33716
     Attention: Chief Executive Officer and General Counsel
     Telecopier: 727-579-0832

     and

     Holland & Knight LLP
     400 North Ashley Drive, Suite 2300
     Tampa, Florida 33602
     Attention: Robert J. Grammig, Esq.
     Telecopier: 813-229-0134

     If to Purchaser Addressed to:

     Pitney Bowes Inc.
     One Elmcroft Road

     Stamford, Connecticut 06926-0700
     Attention: General Counsel
     Telecopier:

     with a copy to:

     Morgan, Lewis & Bockius LLP
     101 Park Avenue
     New York, New York 10178
     Attention: David Pollak, Esq.
     Telecopier: 212-309-6273

and/or to such other respective addresses and/or addressees as may be designated by notice given in accordance with the provisions of this Section 12.3.

   12.4 Expenses. Except as set forth in Articles X or XI, each of Seller and Purchaser shall bear all fees and expenses incurred by such party (and by each such party's respective subsidiaries) in connection with, relating to or arising out of the execution, delivery and performance of this Agreement and the consummation of the transaction contemplated hereby, including, financial advisors', attorneys', accountants' and other professional fees and expenses, provided, however, that Purchaser and Seller shall each pay one-half of the fees required in connection with any filing required under the Hart-Scott-Rodino Act and any European Filing. For the purposes of this Section 12.4, fees and expenses incurred by any Transferring Subsidiary shall be deemed to have been incurred by Seller.

   12.5 Entire Agreement. This Agreement, the Purchaser's Ancillary Documents, Seller's Ancillary Documents, the Subsidiary Ancillary Documents and the Ancillary Agreements (the Purchaser's Ancillary Documents, Seller's Ancillary Documents, the Subsidiary Ancillary Documents and the Ancillary Agreements together being referred to herein as the "Ancillary Materials") constitute the entire agreement between the parties and shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns. This Agreement and the Ancillary Materials constitute a single agreement among the parties and contemplate a single, integrated transaction. The Disclosure Schedule being delivered simultaneously herewith shall be deemed to constitute exceptions to the representations and warranties set forth in Section 4.3 to the extent specified in Section 4. Each other exhibit and schedule shall be considered incorporated into this Agreement and the Ancillary Materials. The inclusion of any item in the Disclosure
Schedule is not evidence of the materiality of such item for the purposes of this Agreement and the Ancillary Materials. The parties make no representations or warranties to each other, except as contained in this Agreement and the Ancillary Materials, and any and all prior representations and warranties made by any party or its representatives, whether verbally or in writing, are deemed to have been merged into this Agreement and the Ancillary Materials, it being intended that no such prior representations or warranties shall survive the execution and delivery of this Agreement and the Ancillary Materials. Purchaser acknowledges that it has conducted an independent investigation of the financial condition, assets, liabilities, properties and projected operations of the Business in making its determination as to the propriety of the transactions contemplated by this Agreement and the Ancillary Materials, and in entering into this Agreement and the Ancillary Materials it has relied solely on the results of said investigation and on the representations and warranties of Seller expressly contained in this Agreement, the Ancillary Agreements, Subsidiary Ancillary Documents and Seller's Ancillary Documents delivered pursuant to the provisions of this Agreement. In connection with its investigation of the Business, Purchaser received from or on behalf of Seller certain estimates, forecasts, plans and financial projections. Purchaser acknowledges that there are uncertainties inherent in attempting to make such estimates, forecasts, plans and projections, that Purchaser is familiar with such uncertainties, that Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, forecasts, plans and projections so furnished to it (including the reasonableness of the assumptions underlying such estimates, forecasts, plans and projections), and that Purchaser shall have no claim against Seller or any Transferring Subsidiary with respect thereto. Accordingly, neither Seller nor any Transferring Subsidiary makes any representation or warranty with respect to such estimates, forecasts, plans and projections (including any such underlying assumptions).

   12.6 Value Added Taxes.

   (a) All sums stated in this Agreement as being payable by Purchaser to the Transferring Subsidiaries or vice versa shall be deemed to be exclusive of any VAT, which may be chargeable on the supply or supplies for which such sums (or any part thereof) are the whole or part of the consideration for VAT purposes.

   (b) The Transferring Subsidiaries and Purchaser shall use their commercially reasonable best efforts (which shall include, providing each other with such information or assistance as the other shall reasonably request) to ensure that the transfer of the Business and the Purchased Assets under this Agreement is treated under Article 5(8) of the Sixth Directive (where applicable) or any other applicable legislation made pursuant to, or derived from, such Article (such as Article 5 of the VAT (Special Provisions) Order 1995 in the United Kingdom) or such other legislation as is applicable in a country which is not a member state of the European Union as not being a supply of goods (or a supply of services) for VAT purposes.

   (c) Seller and Purchaser shall agree whether or not to make an application to any relevant Tax authority for a confirmatory declaration that VAT is not chargeable on the transfer of the Business and/or the Purchased Assets under the relevant Ancillary Agreement. If the parties agree to make such an application, Seller shall procure the submission (as soon as possible following the aforementioned agreement) by the relevant Transferring Subsidiary to its relevant Tax authority of such an application. If, notwithstanding the commercially reasonable best efforts of the relevant Transferring Subsidiary, an amount of VAT is determined in writing by a Tax authority to be payable in respect thereof (or in respect of a transfer of the Business or Purchased Assets for which an application is not made), then Seller shall notify Purchaser of that determination forthwith. For the avoidance of doubt, this subsection (c) shall not affect the application of Subsection (e) below.

   (d) Notwithstanding anything to the contrary contained in the Ancillary Agreements, if Purchaser disagrees with any determination of any Tax authority that VAT is chargeable, it may, within 5 business days of being so notified, give notice to Seller that it requires Seller to obtain a review by the relevant Tax authority of that determination and the relevant Transferring Subsidiary shall forthwith request the Tax authority, to undertake that review; provided however that concurrent with notification of such disagreement to the relevant Transferring Subsidiary, Purchaser shall furnish such Transferring Subsidiary with an opinion of independent legal counsel of national repute in the relevant member state of the European Union or Norway (as applicable) in support of Purchaser's contention that VAT is not so chargeable. Notwithstanding receipt of such opinion of independent legal counsel, Seller may nonetheless invoice Purchaser for VAT, and Purchaser shall promptly pay such amount (for subsequent reimbursement if recovered by the relevant Transferring Subsidiary). Upon the relevant Transferring Subsidiary being advised by the relevant Tax authority of the decision arising out of that review, Seller shall forthwith notify Purchaser thereof. If Purchaser disagrees with that decision, it may give notice to Seller to make an appeal against the decision of the relevant Tax authority (an "Appeal") in a manner as Purchaser shall reasonably request or Purchaser may itself make an Appeal as it shall consider appropriate with such assistance from Seller as Purchaser shall reasonably request. If as a result of the Appeal an amount of VAT is still deemed chargeable and has not yet been paid by the Purchaser, then Purchaser shall forthwith pay over to the relevant Transferring Subsidiary the amount of VAT chargeable in accordance with paragraph (e) below, together with any interest, penalties and fines payable in relation thereto upon receipt of a valid VAT invoice.

   (e) Where, pursuant to the terms of this Agreement, one party (the "Supplying Party") makes a supply to the other (the "Paying Party") for VAT purposes, and (notwithstanding subsection (b) above) VAT is or becomes properly chargeable on such supply, the Paying Party shall within two (2) days prior to the date on which the Supplying Party is obliged to account for such sum to the relevant Tax authority, pay to the Supplying Party (in addition to any other consideration for such supply) a sum equal to the amount of such VAT (and the Supplying Party will at the time of such payment provide the Paying Party with a valid tax invoice in respect of such supply from the Supplying Party.)

   (f) In this Section 12.6:

     (i) "VAT" means value added tax as provided for in Article 2, EC Council Directive 67/227 (First Council Directive of 11 April 1967 on the harmonization of legislation of Member States concerning turnover taxes) or any legislation made pursuant thereto or derived therefrom including, in the UK, the Value Added Tax of 1984 and legislation supplemental thereto and any other tax (wherever and whenever imposed and whether imposed in substitution thereof or in addition thereto) of a similar fiscal nature; and

     (ii) the "Sixth Directive" means EC Council Directive 77/388 (Sixth Council Directive of 17 May 1977 on the harmonization of the laws of the Member States relating to turnover taxes--common system of value added tax: uniform basis of assessment).

   12.7 Non-Waiver. The failure in any one or more instances of a party to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege in this Agreement conferred, or the waiver by said party of any breach of any of the terms, covenants or conditions of this Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but this Agreement shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

   12.8 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, and all such counterparts shall constitute but one instrument.

   12.9 Severability. The invalidity of any provision of this Agreement or portion of a provision shall not affect the validity of any other provision of this Agreement or the remaining portion of the applicable provision.

   12.10 Applicable Law. This Agreement shall be governed and controlled as to validity, enforcement, interpretation, construction, effect and in all other respects by the internal laws of the State of Delaware applicable to contracts made in that State.

   12.11 Binding Effect; Benefit. This Agreement shall inure to the benefit of and be binding upon the parties hereto, and their successors and permitted assigns. Nothing in this Agreement, express or implied, shall confer on any person other than the parties hereto, and their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, including, third party beneficiary rights.

   12.12 Assignability. This Agreement shall not be assignable by any party without the prior written consent of the other parties; provided, however, that Purchaser may assign any or all of its respective rights and interests under this Agreement to one or more of its Affiliates and designate one or more of its Affiliates to perform its obligations under this Agreement (in any or all of which cases the original party nonetheless shall remain responsible for the performance of all of its obligations under this Agreement).

   12.13 Amendments. This Agreement shall not be modified or amended except pursuant to an instrument in writing executed and delivered on behalf of each of the parties hereto.

   12.14 Headings. The headings contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

   12.15 Governmental Reporting. Anything to the contrary in this Agreement notwithstanding, nothing in this Agreement shall be construed to mean that a party hereto or other person must make or file, or cooperate in the making or filing of, any return or report to any governmental authority in any manner that such person or such party reasonably believes or reasonably is advised is not in accordance with law.

   12.16 Rule of Construction. The parties acknowledge and agree that each has negotiated and reviewed the terms of this Agreement, been assisted by such legal and tax counsel as they desired, and has contributed to its revisions. The parties further agree that the rule of construction that any ambiguities are resolved against the drafting party will be subordinated to the principle that the terms and provisions of this Agreement will be construed fairly as to all parties and not in favor of or against any party. The headings contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement. The word "including," means "including, without limitation." Unless the context clearly requires otherwise, "law" shall refer to any applicable U.S. or non-U.S. federal, state or local law.

   12.17 Consent to Jurisdiction. Seller and Purchaser each agrees to the exclusive jurisdiction of any state or federal court within Delaware, with respect to any claim or cause of action arising under or relating to this Agreement, and waives personal service of any and all process upon it, and consents that all services of process be made by registered or certified mail, return receipt requested, directed to it at its address as set forth in Section 12.4, and service so made shall be deemed to be completed when received. Seller and Purchaser each waives any objection based on forum non conveniens and waives any objection to venue of any action instituted hereunder. Nothing in this paragraph shall affect the right of Seller or Purchaser to serve legal process in any other manner permitted by law.

   12.18 No Effect. Notwithstanding any provision of this Agreement or the Ancillary Agreements, all existing contracts between Seller or any of its Affiliates on the one hand and Purchaser or any of its Affiliates on the other hand will remain in full force and effect.

   12.19 Definitions. The following terms are defined in the following sections of this Agreement:

   Defined Term                                                   Where Found
   ------------                                                   --------------
   Actual Closing Date Shareholders' Equity......................  3.6(d)(iii)
   Acquired Rights Directive.....................................  9.1
   Acquisition Proposal..........................................  5.2(g)
   Adjusted Balance Sheet........................................  3.6(a)
   Affected Employee.............................................  9.1
   Affiliate.....................................................  4.2(f)
   Agreement..................................................... Preamble
   Ancillary Agreements..........................................  1.4
   Ancillary Materials........................................... 12.5
   Appeal........................................................ 12.6(d)
   Approved U.K. Counsel......................................... 12.17
   Applicable Benefit Changeover Date............................  9.1(c)(iv)
   Assumed Liabilities...........................................  2.1
   Assumed Property Taxes........................................  2.2(e)
   Audited Balance Sheet.........................................  3.6(b)
   Audited Financial Statements..................................  3.6(b)
   Bonds.........................................................  5.3(c)
   Business...................................................... Recitals
   Cash Amount...................................................  3.1
   Circular......................................................  4.3(ff)
   Cleanup.......................................................  4.3(x)(ix)(A)
   Closing.......................................................  3.3
   Closing Date..................................................  3.3
   Closing Date Shareholders' Equity.............................  3.6(a)
   Code..........................................................  4.3(i)(i)
   Confidentiality Letter........................................  5.3(a)
   Contaminants..................................................  4.3(x)(ix)(C)

   Defined Term                                                   Where Found
   ------------                                                   --------------
   Control.......................................................  4.2(f)
   Credit Policy.................................................  4.3
   Damages....................................................... 10.2(a)
   Danka.........................................................  4.3(s)(ii)
   Danka Canada I................................................  1.4(a)
   Danka Canada II...............................................  1.4(n)
   Danka France..................................................  1.4(d)
   Danka Belgium.................................................  1.4(b)
   Danka Denmark.................................................  1.4(c)
   Danka Germany.................................................  1.4(e)
   Danka Netherlands.............................................  1.4(g)
   Danka Italy...................................................  1.4(f)
   Danka Norway..................................................  1.4(l)
   Danka Services Agreement......................................  4.2(b)
   Danka Sweden..................................................  1.4(h)
   Danka Switzerland.............................................  1.4(l)
   Danka UK......................................................  1.40)
   Danka US......................................................  1.4(m)
   Debt.......................................................... 12.6(e)(i)
   employment loss...............................................  4.3(t)(xi)
   Employees.....................................................  4.3(t)(x)
   Environmental Laws............................................  4.3(x)(ix)(B)
   Environmental Permits.........................................  4.3(x)(i)
   Environmental Permit Consents.................................  4.3(x)(i)
   ERISA.........................................................  4.3(t)(i)
   ERISA Affiliate...............................................  4.3(t)(i)
   Escrow Agent..................................................  3.2(b)
   Escrow Agreement..............................................  3.2(b)
   Estimated Closing Date Shareholders' Equity...................  3.6(a)
   European Filings..............................................  4.2(c)
   Excluded Assets...............................................  1.1
   Excluded Liabilities..........................................  2.1
   Extremely hazardous substances................................  4.3(x)(ix)(C)
   Financial Statements..........................................  4.3(f)
   Fixed Assets..................................................  1.2(c)
   Foreign Closing...............................................  3.3
   GAAP..........................................................  4.3(f)
   Governmental Consent..........................................  4.3(d)
   Hart-Scott-Rodino Act.........................................  4.2(c)
   Hazardous materials...........................................  4.3(x)(ix)(C)
   Hazardous substances..........................................  4.3(x)(ix)(C)
   Hazardous wastes..............................................  4.3(x)(ix)(C)
   High Value....................................................  3.6(d)(i)
   Hiring Criteria...............................................  9.1
   Including..................................................... 12.16
   Indemnified Party............................................. 10.2(b)
   Indemnifying Party............................................ 10.2(c)
   Indemnitees................................................... 10.4
   Intellectual Property.........................................  1.2(k)
   Intellectual Property Licenses................................  4.3(z)(v)
   Intercompany Accounts.........................................  1.3(c)

   Defined Term                                                   Where Found
   ------------                                                   --------------
   Inventory.....................................................  1.2(b)
   Joint Claims..................................................  1.2(s)
   Key Employee..................................................  8.11
   Kodak Agreement...............................................  1.2(u)
   Leased Premises...............................................  1.2(e)
   Letter of Credit..............................................  6.2(g)
   Liens.........................................................  4.3(g)
   Low Value.....................................................  3.6(d)(ii)
   mass layoff...................................................  4.3(t)(xi)
   Material Adverse Effect.......................................  4.3(b)
   Material Third Party Consents.................................  4.3(m)
   Material Contracts............................................  4.3(l)
   Material Environmental Permits................................  4.3(x)(i)
   Material Permits..............................................  4.3(n)
   Most Recent Fiscal Month End..................................  4.3(f)
   nationally recognized overnight courier....................... 12.3
   Non-U.S. Plans................................................  4.3(t)(vii)
   Paying Party.................................................. 12.6(e)(ii)
   PBGC..........................................................  4.3(t)(iii)
   Pension Plans.................................................  4.3(t)(i)
   Permits.......................................................  4.3(n)
   Permit Consents...............................................  4.3(n)
   Permitted Liens...............................................  4.3(g)
   plant closing.................................................  4.3(t)(xi)
   Pollutants....................................................  4.3(x)(ix)(C)
   Property Taxes................................................  2.2(e)
   Proprietary Software..........................................  4.3(s)(iv)
   Proxy Statement...............................................  4.3(ff)
   Purchase Price................................................  3.1
   Purchased Assets..............................................  1.1
   Purchaser..................................................... Preamble
   Purchaser Indemnitees......................................... 10.3
   Purchaser's Ancillary Documents...............................  4.2(b)
   Purchaser's 401 (k) Plan......................................  9.4(b)
   relate to.....................................................  1.1
   Release.......................................................  4.3(x)(ix)(D)
   Relevant Agency...............................................  5.4(g)
   Restricted hazardous materials................................  4.3(x)(ix)(C)
   Security......................................................  4.3(s)
   Seller........................................................ Preamble
   Seller Indemnitees............................................ 10.4
   Seller's Ancillary Documents..................................  4.3(c)
   Seller's Knowledge............................................  4.5
   Shareholder Approval..........................................  4.3(c)
   Single employer...............................................  4.3(m)(i)
   Sixth Directive............................................... 12.6(f)(ii)
   Software......................................................  4.3(z)
   Subsidiary Ancillary Documents................................  4.3(c)
   Superior Proposal.............................................  5.2(g)
   Supplying Party............................................... 12.6(e)(ii)
   Tax...........................................................  4.3(i)(i)

   Defined Term                                                   Where Found
   ------------                                                   --------------
   Tax Returns...................................................  4.3(i)(i)
   Termination Date.............................................. 11.2
   Third Party Claim............................................. 10.2(d)
   Third Party Consents..........................................  4.3(m)
   Toxic substances..............................................  4.3(x)(ix)(C)
   Transferred Employee..........................................  9.4
   Transferring Subsidiaries..................................... Preamble
   Transitional Services Agreement...............................  1.4
   U.K. Purchase Agreement.......................................  1.4(j)
   U.S. Business.................................................  1.4
   U.S. Purchased Assets.........................................  1.4(m)
   Unassigned Assets.............................................  8.8
   United States real property interest..........................  4.3(i)(x)
   used in.......................................................  1.1
   VAT........................................................... 12.6(f)(i)
   WARN Act......................................................  2.3(g)
   Welfare Plans.................................................  4.3(t)(ii)
   wholly-owned..................................................  1.4

   IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

                                          SELLER:

                                          DANKA BUSINESS SYSTEMS, PLC

                                                  /s/ P. Lang Lowrey III
                                          By __________________________________
                                                    P. Lang Lowrey III
                                                  Chief Executive Officer

                                          PURCHASER:

                                          PITNEY BOWES INC.

                                                   /s/ Karen M. Garrison
                                          By __________________________________
                                                     Karen M. Garrison

                                            Its: Executive Vice President,
                                              Group President, Pitney Bowes
                                              Business Services

                                                                         Annex B
               [HOULIHAN LOKEY HOWARD & ZUKIN CAPITAL LETTERHEAD]

April 9, 2001

Board of Directors
Danka Business Systems PLC
11208 Danka Boulevard
St. Petersburg, FL 33716

Members of the Board:

   We understand that Danka Business Systems PLC, a public limited company incorporated under the laws of England and Wales ("Danka" or the "Company"), and Pitney Bowes Inc., a corporation incorporated in the State of Delaware ("Pitney Bowes"), have entered into a Purchase Agreement, dated as of April 9, 2001 (the "Purchase Agreement"), which provides, among other things, for the sale of Danka's document management and outsourcing business, Danka Services International ("Drumbeat"), to Pitney Bowes (the "Sale"). All capitalized terms used herein and not defined herein shall have the same meanings herein as ascribed thereto in the Purchase Agreement. Pursuant to the Sale, all assets of Drumbeat will be transferred to Pitney Bowes in exchange for $290 million in cash, plus the assumption of certain liabilities relating to the business of DSI (the "Consideration").

   You have requested our opinion (the "Opinion") on the fairness, from a financial point of view, to the Company of the consideration to be received by the Company in connection with the Sale. The Opinion does not address Danka's underlying business decision to effect the Sale.

   In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

     1. reviewed the Company's annual reports to shareholders and on Form 10-K for the fiscal years ended March 31, 1998, 1999 and 2000;

     2. reviewed the Company's quarterly reports on Form 10-Q for the two quarters ended September 30, 2000 and December 31, 2000;

     3. reviewed Drumbeat's standalone audited reports for the fiscal years ended March 31, 1999 and 2000;

     4. reviewed Drumbeat's standalone audited report for the nine-month period ending December 31, 2000;

     5. reviewed copies of the draft Purchase Agreement;

     6. reviewed the Company's Form S-4 filed with the Securities & Exchange Commission on February 20, 2001 in connection with the exchange offer for all of its outstanding $200,000,000 in principal amount 6.75% Convertible Subordinated Notes due April 1, 2002;

     7. met with certain members of the senior management of the Company and Drumbeat to discuss the operations, financial condition, future prospects and projected operations and performance of Drumbeat;

     8. visited certain facilities and business offices of the Company and Drumbeat;

     9. reviewed projections prepared by the Company's and Drumbeat's management with respect to Drumbeat for the years ended March 31, 2001 through 2006;

Board of Directors
Danka Business Systems PLC
April 9, 2001
Page 2 of 2

     10. reviewed certain other publicly available financial data for certain companies that we deem comparable to the Company, and publicly available prices paid in other transactions that we considered similar to the Sale; and

     11. conducted such other studies, analyses and inquiries as we have deemed appropriate.

   We have relied upon and assumed, without independent verification, that the financial projections provided to us have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of the Company, and that there has been no material change in the assets, financial condition, business or prospects of the Company since the date of the most recent financial statements made available to us.

   We have not independently verified the accuracy and completeness of the information supplied to us with respect to the Company and do not assume any responsibility with respect to it. We have not made any physical inspection or independent appraisal of any of the properties or assets of Drumbeat. Our opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this letter, and we have no obligation to update this opinion. Our advisory services and the opinion expressed herein are for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Sale and related transactions and do not constitute a recommendation as to how any security holder of the Company should vote with respect to such transactions.

   Based upon the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the Consideration, taken together as a whole, to be received by Danka, as of the date of this opinion, in the Sale, is fair to Danka from a financial point of view.

                                      /s/ HOULIHAN LOKEY HOWARD & ZUKIN CAPITAL
                                         Houlihan Lokey Howard & Zukin Capital

                          DANKA BUSINESS SYSTEMS PLC

                         Extraordinary General Meeting

                                  Proxy Form

                             Ordinary Shareholders

I/We: _________________________________________________________________________
full name s) in block capital letters please)

of address): _________________________________________________________________

_______________________________________________________________________________

_______________________________________________________________________________

being a) member s) of the above-mentioned Company, hereby appoint the Chairman of the Extraordinary General Meeting/or

_______________________________________________________________________________

as my/our proxy to vote for me/us on my/our behalf at the Extraordinary General Meeting of Danka Business Systems PLC ("Danka") to be held at the Royal Garden Hotel, 2-24 Kensington High Street, London W8 4PT at 10 a.m. London time on 27 June 2001 and at any adjournment thereof. Unless otherwise instructed, the proxy may vote as he thinks fit or abstain from voting in respect of any other business (including amendments to resolutions) which may properly come before the Extraordinary General Meeting. I/We request such proxy to vote on the following resolution as indicated below:

Please indicate with an "X" in the appropriate box how you wish the proxy to vote. In the absence of any instruction, the proxy will vote or abstain as he thinks fit.

-------------------------------------------------------------------------------
                                                            For         Against
-------------------------------------------------------------------------------
 Ordinary resolution to approve the sale of Danka's
 outsourcing and facilities management business in
 accordance with the Asset Purchase Agreement between
 Danka Business Systems PLC and Pitney Bowes Inc. dated
 9 April 2001.
-------------------------------------------------------------------------------

Dated _____________________________________________________________________2001

Signed ________________________________________________________________________

Notes:
1. To be effective this form must be deposited with Danka's Registrars, Computershare Services PLC, PO Box 1075, Bristol BS99 3FA not later than 10 a.m. London time on 25 June 2001, together with any power of attorney or other authority (if any) under which it is signed or a notarially certified copy thereof or a copy certified in accordance with the Powers of Attorney Act 1971.

2. Members who are not residing in the United Kingdom will need to attach appropriate postage to the reverse of this card in order to ensure that their form is received in time.

3. Where the member is a corporation, this form must be executed under seal or by an officer or attorney duly authorised by the corporation.

4. In the case of joint holders, any of them can sign and submit a proxy form but where more than one joint holder does so, the form submitted by the senior will be accepted to the exclusion of the others, seniority being determined for these purposes by the order in which the names stand on the Register in respect of each share.

5. A member may appoint one or more proxy(ies) of his own choice in which case the words "the Chairman of the Extraordinary General Meeting/or" should be deleted, and the name(s) of the person(s) appointed as proxy(ies) should be inserted in the space provided. A proxy need not be a member of Danka.

6. Deposit of an instrument of proxy does not preclude a member from attending and voting in person at the meeting or any adjournment thereof.

                          DANKA BUSINESS SYSTEMS PLC

                         Extraordinary General Meeting

                                  Proxy Form

              6.50% Senior Convertible Participating Shareholders

I/We: _________________________________________________________________________
full name s) in block capital letters please)

of address): _________________________________________________________________

_______________________________________________________________________________

_______________________________________________________________________________

being a) member s) of the above-mentioned Company, hereby appoint the Chairman of the Extraordinary General Meeting/or

_______________________________________________________________________________

as my/our proxy to vote for me/us on my/our behalf at the Extraordinary General Meeting of Danka Business Systems PLC ("Danka") to be held at the Royal Garden Hotel, 2-24 Kensington High Street, London W8 4PT at 10 a.m. London time on 27 June 2001 and at any adjournment thereof. Unless otherwise instructed, the proxy may vote as he thinks fit or abstain from voting in respect of any other business (including amendments to resolutions) which may properly come before the Extraordinary General Meeting. I/We request such proxy to vote on the following resolution as indicated below:

Please indicate with an "X" in the appropriate box how you wish the proxy to vote. In the absence of any instruction, the proxy will vote or abstain as he thinks fit.

-------------------------------------------------------------------------------
                                                            For         Against
-------------------------------------------------------------------------------
 Ordinary resolution to approve the sale of Danka's
 outsourcing and facilities management business in
 accordance with the Asset Purchase Agreement between
 Danka Business Systems PLC and Pitney Bowes Inc. dated
 9 April 2001.
-------------------------------------------------------------------------------

Dated _____________________________________________________________________2001

Signed ________________________________________________________________________

Notes:
1. To be effective this form must be deposited with Danka at its registered office, 107 Hammersmith Road, London W14 0QH not later than 10 a.m. London time on 25 June 2001, together with any power of attorney or other authority (if any) under which it is signed or a notarially certified copy thereof or a copy certified in accordance with the Powers of Attorney Act 1971.

2. Where the member is a corporation, this form must be executed under seal or by an officer or attorney duly authorised by the corporation.

3. In the case of joint holders, any of them can sign and submit a proxy form but where more than one joint holder does so, the form submitted by the senior will be accepted to the exclusion of the others, seniority being determined for these purposes by the order in which the names stand on the Register in respect of each share.

4. A member may appoint one or more proxy(ies) of his own choice in which case the words "the Chairman of the Extraordinary General Meeting/or" should be deleted, and the name(s) of the person(s) appointed as proxy(ies) should be inserted in the space provided. A proxy need not be a member of Danka.

5. Deposit of an instrument of proxy does not preclude a member from attending and voting in person at the meeting or any adjournment thereof.

                          DANKA BUSINESS SYSTEMS PLC

              Instructions to THE BANK OF NEW YORK, as Depositary
         (Must be received by 5:00 P.M. Eastern Time on June 20, 2001)

    The undersigned Owner of American Depositary Receipts hereby requests and instructs The Bank of New York, as Depositary, to endeavor, insofar as practicable, to vote or cause to be voted the Deposited Securities represented by such Receipts registered in the name of the undersigned on the books of the Depositary as of the close of business on June 1, 2001 at the Extraordinary General Meeting of Danka Business Systems PLC to be held in London, England, on June 27, 2001 in respect of the resolutions specified in the Notice of the Extraordinary General Meeting.

NOTE:

    Instructions as to voting on the specified resolutions should be indicated by an "X" in the appropriate box. The Depositary shall not vote or attempt to exercise the right to vote that attaches to the Shares or other Deposited Securities other than in accordance with such instructions. If the Depositary does not receive instructions from the Owner of American Depositary Receipts, the Depositary shall give discretionary proxy for the shares evidenced by such Receipt to a person designated by the Issuer.


                                             DANKA BUSINESS SYSTEMS
                                             P.O. BOX 11484
                                             NEW YORK, N.Y. 10203-0484



                     (Continued and to be dated and signed on the reverse side.)

                       . Please Detach Proxy Card Here .


Resolutions:                                               FOR      AGAINST

1. Ordinary resolution to approve the sale of
   Danka's outsourcing and facilities
   management business in accordance with the              [_]        [_]
   Asset Purchase Agreement between Danka Business
   Systems PLC and Pitney Bowes Inc. dated as of
   April 9, 2001.



                                         Mark Box at right if an Address
                                         Change or Comment has been noted  [_]
                                         on the reverse side of this card.

                                         The Voting Instructions must be signed
                                         by the person in whose name the
                                         relevant Receipt is registered on the
                                         books of the Depositary. In the case of
                                         a Corporation, the Voting Instructions
                                         must be executed by a duly authorized
                                         Officer or Attorney. In the case of
                                         joint holders, the signature of any one
                                         will suffice.

                                         Dated: __________________________, 2001

                                         _______________________________________
                                                         Signature
                                         _______________________________________
Sign, Date and Return the Form
Promptly Using the Enclosed Envelope.    Votes MUST be indicated (x) in Black
                                         or Blue ink.  X

[LOGO OF DANKA]

Directors:                                                    Registered Office:
Michael B. Gifford (Chairman)                                      Masters House
P. Lang Lowrey III (Chief Executive)                        107 Hammersmith Road
Brian L. Merriman (President and Chief Operating Officer)         London W14 0QH
Richard C. Lappin*
Richard F. Levy*
J. Ernest Riddle*
James L. Singleton*
Anthony D. Tutrone*
C. Anthony Wainwright*

* Non-executive

                                                                    11 June 2001

To shareholders and, for information only, to participants in the Danka Share Option Plans

Important Notice: Please read this letter in advance of reading the other documents enclosed with it.

Dear Shareholder,

                PROPOSED DISPOSAL OF DANKA SERVICES INTERNATIONAL

Danka Business Systems PLC ("Danka") announced on 9 April 2001 that Danka had entered into a conditional agreement for the disposal of Danka Services International, Danka's facilities management and outsourcing business ("DSI") to Pitney Bowes Inc for $290 million (approximately (pound)208.8 million).

Danka's ordinary shares are listed on the Official List of the United Kingdom Listing Authority ("UKLA") and Danka is therefore subject to its regulations (the "Listing Rules"). Due to the size of the proposed disposal, the Listing Rules require Danka to send an explanatory circular to shareholders about the proposed disposal and to obtain the approval of shareholders for the disposal at a shareholders' meeting.

In addition, Danka's ordinary shares are registered under the United States Securities Exchange Act of 1934. This requires that, in instances where shareholder approval is being sought for a particular matter, a proxy statement must be prepared and sent to holders of ordinary shares and holders of American depositary shares ("ADSs") (each of which represents four ordinary shares).

Accordingly, you will have received today, along with this letter, the following documents:

 .    A circular prepared in accordance with the Listing Rules (the "Circular");

 .    A proxy statement prepared in accordance with US securities laws (the
     "Proxy Statement"); and

 .    A form of proxy.

The general purpose of both the Circular and the Proxy Statement is to provide shareholders and ADS holders with adequate information to make an informed decision when voting on whether to approve the proposed disposal at the EGM, which is to be held at 10 a.m. on 27 June 2001. Notice of the EGM is set out in the Circular and the Proxy Statement.

Because the documents are prepared in accordance with different regulatory requirements they adopt different formats such that:

 .    The Proxy Statement is in a format and uses phrases with which US-based shareholders and ADS holders may be more familiar and may find more useful; and

 .    The Circular is in a format and uses phrases with which UK and other non
     US-based shareholders may be more familiar and may find more useful.

In order to vote at the EGM you must either attend the meeting or complete the enclosed form of proxy. Whether or not you intend to be present at the EGM please complete the form of proxy and return it as instructed on the form of proxy. Even if you complete and return the form of proxy, you will be able to attend and vote in person at the EGM if you want to do so.

If you are in any doubt as to the action you should take with regards to this letter and the enclosed documents please call Danka's registrar, Computershare Services PLC on 0870 702 0000.



Yours sincerely,


/s/Michael B Gifford




Michael B Gifford
Chairman

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. If you are in any doubt as to the action you should take, you are recommended to seek your own financial advice immediately from your stockbroker, bank manager, solicitor, accountant, or other independent financial adviser authorised under the Financial Services Act 1986 or from another appropriately authorised independent financial adviser if you are not in the UK.

If you have sold or otherwise transferred all of your Ordinary Shares in Danka Business Systems PLC, please send this document together with the accompanying form of proxy and other documents, as soon as possible, to the purchaser or transferee or to the stockbroker, bank or other agent through whom the sale or transfer was effected, for transmission to the purchaser or transferee.

Close Brothers Corporate Finance Limited, which is regulated in the United Kingdom by The Securities and Futures Authority Limited, is acting exclusively as Sponsor, in accordance with the Listing Rules of the UK Listing Authority, for Danka Business Systems PLC and no-one else in connection with the Disposal and will not be responsible to anyone other than Danka Business Systems PLC for providing the protections afforded to customers of Close Brothers Corporate Finance Limited or in relation to this document or any matters referred to herein.

--------------------------------------------------------------------------------

                                [LOGO OF DANKA]

                          Danka Business Systems PLC
              (incorporated and registered in England under the Companies Act 1985 with registered number 1101386)


               Proposed Disposal of Danka Services International
                                      and
                    Notice of Extraordinary General Meeting

--------------------------------------------------------------------------------

A letter from Michael Gifford, the Chairman of Danka Business Systems PLC, recommending that you vote in favour of the resolution to be proposed at the Extraordinary General Meeting referred to below, is set out on pages 5 to 9 of this document.

Notice of an Extraordinary General Meeting of Danka Business Systems PLC to be held at the Royal Garden Hotel, 2-24 Kensington High Street, London W8 4PT at 10 a.m. on 27 June 2001 is set out at the end of this document. A form of proxy is enclosed for use by Shareholders in connection with the meeting. To be valid, forms of proxy from Ordinary Shareholders must be received by the Company's registrar, Computershare Services PLC, PO Box 1075, Bristol BS99 3FA, and forms of proxy from the holders of Convertible Participating Shares must be received by the Company at its registered office Masters House, 107 Hammersmith Road, London W14 0QH, in each case in accordance with the instructions printed thereon as soon as possible and, in any event, so as to be received not later than 10 a.m. on 25 June 2001. Completion and return of the form of proxy will not preclude you from attending and voting at the Extraordinary General Meeting.

                                   CONTENTS

                                                                            Page

Definitions                                                                    3

Part I      Letter from the Chairman of Danka Business Systems PLC             5

Part II     Financial information relating to DSI                             10

Part III    Statement of preliminary results of Danka Business Systems
              PLC for the year ended 31 March 2001                            12

Part IV     Pro forma statement of net assets                                 21

Part V      Summary of the Sale and Purchase Agreement                        24

Part VI     Additional information                                            30

Notice of Extraordinary General Meeting                                       38

                              TIMETABLE OF EVENTS


Latest time and date for receipt of forms of proxy       10 a.m. on 25 June 2001

Extraordinary General Meeting                            10 a.m. on 27 June 2001

Expected Completion of the Disposal                                 29 June 2001

                                  DEFINITIONS

The following definitions apply throughout this document, unless otherwise stated:

"Act"                           the Companies Act 1985 (as amended)

"ADS Holders"                   holders of American Depositary Shares

"Agent" Bank of America National Association (formerly Nationsbank National Association)

"American Depositary Shares"    the American Depositary Shares issued by the
or "ADSs"                       Bank of New York, each of which represents
                                four Ordinary Shares

"Board" or "Directors"          the directors of the Company, whose names are
                                set out on page 5 of this document

"Completion"                    completion of the Disposal


"Convertible Participating      the 6.5 per cent. convertible participating
Shares"                         shares of $1.00 each in the capital of the
                                Company each of which is convertible into Ordinary Shares as more fully described in paragraph 4 of Part VI of this document

"Convertible Subordinated       $200 million principal amount of 6.75 per cent.
Notes"                          convertible subordinated notes of the Company
                                due 1 April 2002, each $7.281 of which is convertible into 1 Ordinary Share

"Credit Agreement"              the agreement, dated 5 December 1996, between
                                and among Danka, Dankalux, Danka Holding, various financial institutions and the Agent, as amended, more fully described in paragraph
                                9(a)(xv) of Part VI of this document

"Danka" or "the Company"        Danka Business Systems PLC or, where the context
                                permits, the Group

"Danka Holding"                 Danka Holding Company, a subsidiary of Danka

"Dankalux"                      Dankalux Sarl & Co. SCA, a subsidiary of Danka

"Danka Office Imaging"          Danka Office Imaging Company, a subsidiary of
                                Danka

"Danka Share Option Plans"      the Danka Share Option Plan 1986, the Danka
                                Share Option Plan 1996 and the Danka Share
                                Option Plan 1999

"Disposal"                      the proposed disposal of DSI as described in
                                paragraph 5 in Part I and in Part V of this document

"Disposal Resolution"           the ordinary resolution seeking Shareholders'
                                approval for the Disposal which is set out in the notice of Extraordinary General Meeting at the end of this document

"DSI" or "Danka Services        the outsourcing and facilities management
International"                  business carried on by the Group in Belgium,
                                Canada, Denmark, France, Germany, Italy, the
                                Netherlands, Norway, the Republic of Ireland,
                                Sweden, the UK and the US as more fully
                                described in paragraph 4 of Part I of this document

"EBITDA" earnings before interest, tax, depreciation and amortisation

"Eleventh Amendment to the      the agreement described in paragraph 9(a)(xiii)
Credit Agreement"               of Part VI of this document

"Exchange Offer"                the offer made on 20 February 2001 to
                                Noteholders to acquire all of the outstanding
                                Convertible Subordinated Notes in exchange for cash, New Senior Subordinated Notes 2004 or New
                                10 per cent. Subordinated Notes 2008

"Extraordinary General          the extraordinary general meeting of the Company
Meeting"                        to be held at 10 a.m. on 27 June 2001, or any
                                adjournment thereof, notice of which is set out at the end of this document

"Group"                         Danka and its subsidiaries

"Hart-Scott-Rodino Act"                The United States Hart-Scott-Rodino
                                       Antitrust Improvements Act 1976, as
                                       amended, an act relating to merger
                                       control in the US

"London Stock Exchange"                London Stock Exchange plc

"Nasdaq"                               the Nasdaq SmallCap Market in the US

"New Credit Agreement"                 the proposed new senior debt facility
                                       agreement currently being negotiated
                                       by the Company

"New Senior Bank Debt"                 the proposed new senior debt facilities
                                       to be made available under the New
                                       Credit Agreement

"New Subordinated Debt"                the New Senior Subordinated Notes 2004
                                       and the New 10 per cent. Subordinated
                                       Notes 2008

"New Senior Subordinated Notes 2004"   the new zero coupon senior subordinated
                                       notes of the Company due 1 April 2004
                                       offered to Noteholders under the
                                       Exchange Offer

"New 10 per cent. Subordinated         the new 10 per cent. subordinated notes
 Notes 2008"                           of the Company due 1 April 2008 offered
                                       to Noteholders under the Exchange Offer

"Noteholders"                          holders of Convertible Subordinated Notes

"Ongoing Group"                        the Group excluding DSI

"Ordinary Shareholders"                holders of Ordinary Shares

"Ordinary Shares"                      ordinary shares of 1.25 pence each in the
                                       capital of the Company

"Pitney Bowes"                         Pitney Bowes Inc., the proposed
                                       purchaser of DSI

"Proxy Statement"                      the document required by Section 14(a) of
                                       the United States Securities Exchange
                                       Act 1934, as amended, to be sent to ADS
                                       Holders and Shareholders regarding the
                                       Extraordinary General Meeting

"Sale and Purchase Agreement"          the conditional agreement dated 9 April
                                       2001 between Danka and Pitney Bowes
                                       relating to the sale of DSI, the
                                       principal terms of which are summarised
                                       in Part V of this document

"SEC"                                  the United States Securities and Exchange
                                       Commission

"Senior Bank Debt"                     indebtedness under the Credit Agreement

"Senior Lenders"                       the providers of the Senior Bank Debt

"Shareholders"                         Ordinary Shareholders and the holders
                                       of Convertible Participating Shares

"Shares"                               the Ordinary Shares and the Convertible
                                       Participating Shares

"Sponsor"                              sponsor as defined in the Listing Rules
                                       of the UK Listing Authority

"Twelfth Amendment to the Credit       the agreement described in paragraph
 Agreement"                            9(a)(xiv) of Part VI of this document

"UK"                                   the United Kingdom of Great Britain and
                                       Northern Ireland

"UK GAAP"                              UK generally accepted accounting
                                       principles

"UK Listing Authority"                 the Financial Services Authority acting
                                       in its capacity as the competent
                                       authority for the purposes of Part IV of the Financial Services Act 1986 and in the exercise of its functions in respect of the admission to the Official List otherwise than in accordance with Part IV of the Financial Services Act 1986, including, where the context so permits, any committee, employee, officer or servant to whom any function of the UK
                                       Listing Authority may for the time being be delegated

"US" or "United States"                the United States of America

"US GAAP"                              US generally accepted accounting
                                       principles

"$" or "Dollars"                       refers to the lawful currency of the US

"(pound)", "Pounds" and "pence"        refers to the lawful currency of the UK

Unless otherwise stated, a conversion rate of $1.3889:(pound)1 has been applied in this document, being the exchange rate at the close of business on 7 June 2001, the latest practicable date prior to the publication of this document.

                                     PART I

             Letter from the Chairman of Danka Business Systems PLC

[LOGO OF DANKA]

Directors:                                                    Registered Office:
Michael B. Gifford (Chairman)                                      Masters House
P. Lang Lowrey III (Chief Executive Officer)                107 Hammersmith Road
Brian L. Merriman (President and Chief Operating Officer)          London W14OQH
Richard C. Lappin*
Richard F. Levy*
J. Ernest Riddle*
James L. Singleton*
Anthony D. Tutrone*
C. Anthony Wainwright*
*Non-executive
                                                                    11 June 2001

To Shareholders and, for information only, to participants in the Danka Share Option Plans

Dear Shareholder,

                PROPOSED DISPOSAL OF DANKA SERVICES INTERNATIONAL

1.   Introduction

Your Board announced on 10 April 2001 that, following a competitive sale process, the Company had entered into a conditional agreement for the disposal of DSI to Pitney Bowes for $290 million (approximately (pound)208.8 million) payable in cash at Completion.

Due to the size of the transaction, the Disposal is conditional, amongst other things, upon the approval of Shareholders which is to be sought at the Extraordinary General Meeting to be held at 10 a.m. on 27 June 2001, notice of which is set out at the end of this document. The purpose of this document is to provide you with details of the Disposal, to explain why the Directors believe that the Disposal is in the best interests of the Group and Shareholders and to seek Shareholders' approval of the Disposal by asking you to vote in favour of the Disposal Resolution.

The Directors believe that the Disposal is an essential part of the three-part refinancing plan, announced on 21 February 2001, to improve the long-term financing of the Group. Further details on the current situation of the Group and the three-part refinancing plan are provided below.

2.   Background to current situation

The photocopier industry is undergoing profound changes, in particular as a result of the transition from analogue to digital equipment. As a result, Danka and certain of its major competitors are currently experiencing significant financial difficulties.

Danka is currently operating with a very high level of indebtedness, with (pound)500.2 million of senior and subordinated debt as at 31 March 2001, supported by approximately (pound)84.6 million of EBITDA before exceptional items for the year ended 31 March 2001. Obligations to make regular payments of interest, fees and principal to service Danka's indebtedness have had, and continue to have, a significant impact on Danka's financial results. The impact on the Group's financial performance of these payments has been exacerbated recently by a decline in profitability resulting from the difficult business conditions in its industry. The Group's preliminary results for the year ended 31 March 2001 show that the Group reported profits from operations (before exceptional items, interest and taxation) of approximately (pound)3.1 million.

The Group's two major items of indebtedness are the Senior Bank Debt and the Convertible Subordinated Notes. The Senior Bank Debt must be repaid in full on 31 March 2002 and the principal amount of the Convertible Subordinated Notes is due for repayment on 1 April 2002. Danka does not currently expect to have sufficient liquid resources to meet these obligations when they become due. The Convertible Subordinated Notes rank behind the Senior Bank Debt in right of payment and the Credit Agreement prohibits the Convertible Subordinated Notes being repaid while the Senior Bank Debt is outstanding. On 28 March 2001, the Company entered into the Eleventh Amendment to the Credit Agreement which amends the financial covenants contained in the Credit Agreement. As a result of the fact that the report of the Company's independent auditors on the Group's US annual accounts for the year ended 31 March 2001 contains a qualification that there is substantial doubt about the Group's ability to continue as a going concern (see Part III of this document for further details about this) and due to the magnitude of the write-offs and charges taken by the Group in the quarter ended 31 March 2001, the Company has breached certain of the covenants under the Credit Agreement. Therefore, it entered into the Twelfth Amendment to the Credit Agreement on 7 June 2001, which waived compliance with the covenant in the Credit Agreement prohibiting such a qualified auditor's opinion and amended the Credit Agreement so that certain of the write-offs and charges are not taken into account in determining whether the financial covenants have been met.

Without the Eleventh Amendment to the Credit Agreement and the Twelfth Amendment to the Credit Agreement, the Company would be in violation of certain of the covenants under the Credit Agreement. The Eleventh Amendment to the Credit Agreement expires on 16 July 2001.

3.   Details of the three-part refinancing plan

Against this difficult background, your Board has been working actively with its advisers to implement a plan to refinance and reduce indebtedness so that Danka can continue to be a viable competitor in its markets. On 21 February 2001, Danka announced its proposals for the refinancing of its business, the key parts of which are as follows:

(i) the Disposal of DSI, which is described in more detail in paragraph 5 below and in Part V of this document;

(ii) the Exchange Offer, under which Noteholders are being offered the following options in exchange for each $1,000 in principal amount of the Convertible Subordinated Notes:

     .    $400 in cash; or

     .    $800 in principal amount of New Senior Subordinated Notes 2004; or

     .    $1,000 in principal amount of New 10 per cent. Subordinated Notes
          2008.

     Aggregate payments to be made under the cash option are limited to a maximum amount of $24 million (or $60 million in principal amount of Convertible Subordinated Notes tendered) and the funds required to satisfy the cash option will come from the proceeds of the Disposal. If more than $60 million in principal amount of the Convertible Subordinated Notes are tendered under the cash option, the Company will exchange $800 in principal amount of New Senior Subordinated Notes 2004 for every additional $1,000 in principal amount of the Convertible Subordinated Notes tendered. Danka will distribute the $24 million in cash so that each Noteholder who tenders Convertible Subordinated Notes for the cash option will receive cash and New Senior Subordinated Notes 2004 on a pro rata basis.

     In the event that Danka does not repay the New Senior Subordinated Notes 2004 on their maturity, the holders will be entitled to elect to convert the principal amount of the New Senior Subordinated Notes 2004 into ADSs or Ordinary Shares, at a conversion price per ADS equal to the average closing price of the ADSs on Nasdaq for the twenty trading day period ending on the maturity date, or at a conversion price per Ordinary Share which reflects the number of Ordinary Shares represented by one ADS. The conversion right will be subject to the prior approval of Shareholders, which Danka will agree in the indenture for the New Senior Subordinated Notes 2004 to use its reasonable efforts to obtain. In the event that it is unable to repay the New Senior Subordinated Notes 2004 in full on maturity, Danka's obligations under the New Senior Subordinated Notes 2004 will be guaranteed by its material subsidiaries.

     The Exchange Offer commenced on 20 February 2001 and is conditional, amongst other things, upon:

     .    completion of the Disposal;

     . receiving valid tenders of at least 95 per cent. of the principal amount of the Convertible Subordinated Notes;

     .    the refinancing of the Senior Bank Debt; and

     . consent to the Exchange Offer from parties to certain tax retention operating leases.

     The principal effect of the Exchange Offer, if successful, would be to extend the maturity of the majority of the Group's subordinated debt from 2002 until 2004 at the earliest. The principal amount of the New Subordinated Debt following the Exchange Offer will be dependent upon which option Noteholders choose under the Exchange Offer.

     The expiration date for the Exchange Offer is currently 11.59 p.m., New York City time, on 22 June 2001, subject to satisfaction or waiver of its conditions and unless it is extended. The Directors are confident that, assuming the Disposal is approved, the Exchange Offer will be successfully completed; and

(iii) the refinancing of the Senior Bank Debt, which has two elements. First, as described in paragraph 7 of this letter, the Disposal will generate funds to be applied in repayment of the current outstanding Senior Bank Debt. Proceeds of approximately $232.9 million (approximately (pound)167.7 million) are expected to be available for this purpose.

     The second element involves the Company putting in place the New Senior Bank Debt, which, when drawn down, will allow it to repay in full the Senior Bank Debt. The Company announced on 8 June 2001 that it has agreed the principal terms of the New Credit Agreement, under which Danka will obtain revolver, term loan and letter of credit commitments. The entering into of the New Credit Agreement is subject to the approval of all of the Senior Lenders, finalisation of definitive documentation, Completion of the Disposal and the completion of the Exchange Offer. It is the Directors' expectation that the approval of all of the Senior Lenders will be obtained prior to the EGM.

If the Disposal does not proceed, Danka will not be able to complete the Exchange Offer or to obtain the New Senior Bank Debt. However, Shareholders should also note that, while Completion is not conditional on the Company entering into the New Credit Agreement or completing the Exchange Offer, the Directors do not intend that Completion should occur unless the New Credit Agreement has been entered into (or is about to be entered into) and completion of the Exchange Offer will follow shortly after Completion.

4.   Description of DSI

DSI is a leading provider of document management and outsourcing services with approximately 300 customers world-wide. DSI began operations in 1991 as a division of Eastman Kodak Company, and was initially engaged primarily in facilities management services. Danka acquired the division in December 1996. Services provided by DSI include:

 .    on- and off-site document management services, including the management of central reprographics departments;

 .    the placement and maintenance of photocopiers;

 .    print-on-demand operations; and

 .    document archiving and retrieval services.

DSI has approximately 3,400 employees who service customers in 12 countries across North America and Europe.

For the nine months ended 31 December 2000, DSI generated an operating profit of approximately (pound)11.8 million (before interest and taxation) on turnover of approximately (pound)147.1 million. As at 31 December 2000, the net assets of DSI were approximately (pound)55.1 million.

Further financial information on DSI is set out in Part II of this document.

5.   Principal terms and conditions of the Disposal

The purchase price payable for DSI is $290 million (approximately (pound)208.8 million), which is subject to a post-completion adjustment in relation to DSI's net assets at Completion. The terms of the adjustment are described in paragraph 3 of Part V of this document. The price is payable in full at Completion less the sum of $5 million (approximately (pound)3.6 million) which will be deposited into an escrow account and will be payable to either Danka or Pitney Bowes in accordance with the terms of the post-completion adjustment, as described in paragraph 3 of Part V of this document. Pitney Bowes has delivered $45 million (approximately (pound)32.4 million) of the purchase price into an escrow account as a good faith deposit towards the purchase price.

In view of the size of the Disposal relative to the size of the Group, the Disposal is conditional, amongst other things, upon the approval of Shareholders. It is also conditional upon certain regulatory clearances being obtained in the US and Europe. To date, US and German regulatory clearances have been obtained and the only required clearance which remains outstanding is that in the UK.

A more detailed summary of the principal terms and conditions of the Disposal is set out in Part V of this document.

6. Working capital

As described in paragraph 2 of this letter, the Group is currently operating under the terms of the Eleventh Amendment to the Credit Agreement and the Twelfth Amendment to the Credit Agreement with its Senior Lenders. The Eleventh Amendment to the Credit Agreement expires on 16 July 2001. Unless a further amendment is agreed, the Directors believe that after this date the Company will be in breach of its financial covenants under the Credit Agreement, and Senior Lenders owning a majority of the Senior Bank Debt can elect to declare all amounts under the Credit Agreement immediately due. In addition, the Senior Bank Debt and Convertible Subordinated Notes are due to be repaid in full on 31 March 2002 and 1 April 2002 respectively. The Directors do not believe that the Group will be in a position to make such payments. The Group, therefore, does not currently have adequate working capital to meet its present requirements.

To address this, the Directors have announced a three-part refinancing plan, as described in paragraph 3 of this letter, in order to restructure the Group's indebtedness so that the Group has adequate working capital to meet its requirements. The success of this plan relies on:

 . the Senior Lenders continuing to support Danka and agreeing to future amendments of the Credit Agreement to prevent future breaches of the financial covenants until the Group has entered into the New Credit Agreement;

 .  Danka being able to refinance the Senior Bank Debt. As described in paragraph
   3(iii) of this letter, Danka has agreed to the principal terms of the New Credit Agreement with the steering committee of its Senior Lenders;

 .  the Exchange Offer being completed; and

 .  the Disposal being completed.

Although there can be no assurances, the Directors believe that, assuming that there is no material deterioration in the financial or trading performance of the Ongoing Group and that the Disposal is approved, they should be able to complete this plan successfully.

On completion of the above plan and after receipt of the net proceeds of the Disposal, the Directors are of the opinion that the Ongoing Group will have sufficient working capital for its present requirements, that is for at least the period of 12 months from the date of this document.

7. Financial effects of the Disposal and use of proceeds

The gross proceeds of the Disposal before expenses are expected to be $290 million (approximately (pound)208.8 million). The net proceeds of the Disposal after expenses relating to the Disposal of $8.4 million (approximately (pound)6.0 million) and corporation tax relating to the Disposal of $7.5 million (approximately (pound)5.4 million) are expected to be $274.1 million (approximately (pound)197.4 million).

Approximately $41.2 million (approximately (pound)29.7 million) of the net proceeds will be retained on deposit by the Company to pay up to $24 million (approximately (pound)17.3 million) under the cash option under the Exchange Offer and to meet the related expenses and taxes of the Exchange Offer. The balance of the net proceeds of approximately $232.9 million (approximately (pound)167.7 million)(increased by net proceeds which are not applied in connection with the Exchange Offer) will be used to reduce the indebtedness of the Group.

On a pro forma basis, and after taking account of the Disposal, the Group's net liabilities at 31 March 2001 would have been approximately (pound)2.5 million and its indebtedness would have been approximately (pound)245.2 million, as set out in Part IV of this document.

8. Current trading and Ongoing Group prospects

On 8 June 2001, Danka announced its preliminary results for the year ended 31 March 2001. The preliminary results are included as Part III of this document.

Danka reported an operating loss for the year of approximately (pound)74.6 million compared to operating profits of approximately (pound)86.0 million for the prior year. These results were based on turnover of approximately (pound)1.4 billion and approximately (pound)1.5 billion respectively. Net liabilities at 31 March 2001 were approximately (pound)96.2 million.

The current trading and prospects for the Ongoing Group are discussed in full in
Part III of this document.

9. Further information

Your attention is drawn to the further information contained in Parts II to VI of this document, the Notice of Extraordinary General Meeting which forms part of this document, as well as to the covering letter, the form of proxy and the Proxy Statement which accompany this document.

10. Extraordinary General Meeting

The Disposal is conditional upon, amongst other things, the approval of Shareholders by the passing of the Disposal Resolution. An Extraordinary General Meeting of the Company to consider and, if thought fit, to approve the Disposal will be held at 10 a.m. on 27 June 2001 at the Royal Garden Hotel 2-24 Kensington High Street, London W8 4PT. The notice convening the Extraordinary General Meeting is set out at the end of this document.

Noteholders and holders of options under the Danka Share Option Plans are not entitled to attend or vote at the Extraordinary General Meeting.

11. Action to be taken

If you are a Shareholder, you will find enclosed with this document a form of proxy for use in connection with the Extraordinary General Meeting. Whether or not you intend to be present at the Extraordinary General Meeting, you are requested to complete a form of proxy and return it in the case of Ordinary Shareholders to Computershare Services PLC, PO Box 1075, Bristol BS99 3FA and in the case of holders of Convertible Participating Shares to the Company at its registered office Masters House, 107 Hammersmith Road, London W140QH, in each case as soon as possible and, in any event, not later than 10 a.m. on 25 June 2001. Completion and return of the form of proxy will not affect your right to attend and vote in person at the Extraordinary General Meeting if you want to do so.

12. Conclusion

As already described in paragraphs 3 and 6 of this letter, the Directors believe that the Disposal is an essential part of the three-part refinancing plan to improve the long-term financing of the Group.

Shareholders should note that the funds needed to satisfy the maximum cash entitlement under the Exchange Offer of $24 million will only be available in the event that the Disposal is completed, and the Exchange Offer is therefore conditional on, amongst other things, the completion of the Disposal.

Further, the entering into of the New Credit Agreement is also conditional on, amongst other things, Completion of the Disposal.

The Eleventh Amendment to the Credit Agreement expires on 16 July 2001, after which date the Directors believe, in the absence of any further amendments, the Group will be in breach of its covenants under the Credit Agreement and Senior Lenders owning a majority of the Senior Bank Debt will be able to declare all amounts under the Senior Bank Debt immediately due. Furthermore, even in the event that future Credit Agreement amendments are obtained, if the Exchange Offer is not completed and the Senior Bank Debt is not refinanced, on 31 March 2002 and 1 April 2002 the Group will be required to repay in full the Senior Bank Debt and the Convertible Subordinated Notes respectively. In these circumstances the Directors do not believe that the Group will be in a position to make these repayments.

Therefore, the Directors believe that, if the Disposal is not approved, the Group will, at some time prior to 31 March 2002, need to seek a further compromise with both its Senior Lenders and Noteholders. There can be no assurance that such compromise can be reached or that the terms available to the Group in these circumstances will be as favourable as those which are currently available. If no such compromise can be reached, the Directors will be obliged to consider implementing applicable insolvency proceedings.

13. Recommendation

Your board considers the Disposal to be in the best interests of the Company and its Shareholders as a whole. Accordingly, your Directors recommend Shareholders to vote in favour of the Disposal Resolution to be proposed at the Extraordinary General Meeting, as they intend to instruct the Bank of New York to do in respect of their own beneficial holdings of 26,033 ADSs, representing 0.032 per cent. of the votes entitled to be cast at the Extraordinary General Meeting.

Yours sincerely,

/s/ Michael B. Gifford

Michael B. Gifford
Chairman

                                     PART II

                      Financial information relating to DSI

Basis of presentation

The financial information set out below has been extracted from the audited non-statutory financial statements of DSI for the nine months ended 31 December 2000 and for each of the three years ended 31 March 2000 prepared in Dollars in accordance with US GAAP and converted into Pounds, and presented in accordance with UK GAAP without further adjustment.

Audited non-statutory financial statements for DSI, prepared in Dollars and in accordance with US GAAP, have been prepared for the nine months ended 31 December 2000 and for each of the three years ended 31 March 2000. The auditors' reports on these financial statements were not qualified. The audits for the nine months ended 31 December 2000 and for the three years ended 31 March 2000 were carried out by KPMG LLP.

The adjustments required to present in accordance with UK GAAP the financial information for the three years ended 31 March 2000 set out below, which was originally prepared under US GAAP, have been extracted from the Group consolidation schedules used to prepare the consolidated statutory accounts of the Group for each of the three years ended 31 March 2000 in accordance with UK GAAP.

The adjustments required to present in accordance with UK GAAP the financial information for the nine months ended 31 December 2000 set out below, which was originally prepared under US GAAP, have been extracted from the Group consolidation schedules used to prepare the unaudited consolidated interim results of the Group for the nine months ended 31 December 2000 in accordance with UK GAAP.

Nature of financial information

The financial information set out in this document does not constitute statutory accounts within the meaning of section 240 of the Companies Act 1985. Statutory accounts for Danka for the three years ended 31 March 2000 have been delivered to the Registrar of Companies. The Company's auditors made unqualified reports under section 235 of the Companies Act 1985 on all such accounts, which contained no statement under section 237(2) of that Act. The audits for the three years ended 31 March 2000 were carried out by KPMG Audit Plc.

Currency translation

For the purposes of this Part II, the Dollar/Pound exchange rates used for the profit and loss accounts were the average rates for the relevant periods, while the balance sheet rates were the relevant rates at the end of each period, i.e. the rates used in the published financial information of Danka.

Profit and loss accounts

The table below shows the summarised profit and loss accounts, prepared on the basis set out above, for DSI for the nine months ended 31 December 2000 and the years ended 31 March 2000, 1999 and 1998:

                                                        Unaudited                 Years ended
                                                   9 months ended   ---------------------------------------
                                                      31 December      31 March      31 March      31 March
                                                             2000          2000          1999          1998
                                                      (pound)`OOO   (pound)`OOO   (pound)`OOO   (pound)`OOO
Turnover                                                  147,066       174,715       167,885       150,337
Cost of sales                                            (116,699)     (137,384)     (130,839)     (115,205)
                                                      -----------   -----------   -----------   -----------
Gross profit                                               30,367        37,331        37,046        35,132
Distribution costs                                         (4,447)       (7,271)       (7,380)       (5,714)
Administrative expenses                                   (14,083)      (14,914)      (13,947)      (14,879)
                                                      -----------   -----------   -----------   -----------
Operating profit                                           11,837        15,146        15,719        14,539
Net interest receivable/(payable)                              76          (269)          (67)          (52)
                                                      -----------   -----------   -----------   -----------
Profit on ordinary activities before taxation              11,913        14,877        15,652        14,487
Tax on profit on ordinary activities                       (6,029)       (5,944)       (5,927)       (5,504)
                                                      -----------   -----------   -----------   -----------
Profit for the financial period                             5,884         8,933         9,725         8,983
                                                      ===========   ===========   ===========   ===========

Balance sheets

The table below shows the summarised balance sheets of DSI as at 31 December 2000 and as at 31 March 2000:

                                                       Unaudited
                                                     31 December       31 March
                                                            2000           2000
                                                     [pound]'000    [pound]'000

Fixed assets                                              37,217         41,833

Current assets
Stocks                                                     1,124            832
Debtors due within one year                               34,798         31,937
Debtors due after more than one year                         390            358
Cash at bank and in hand                                   4,100          1,759
                                                       ---------      ---------
                                                          40,412         34,886
Creditors: amounts falling due within one year           (21,332)       (20,122)
                                                       ---------      ---------
Net current assets                                        19,080         14,764
                                                       ---------      ---------
Total assets less current liabilities                     56,297         56,597
Creditors: amounts falling due after more than one year     (816)          (188)
Provision for liabilities and charges                       (344)           (59)
                                                       ---------      ---------
Net assets                                                55,137         56,350
                                                       =========      =========
Shareholders' funds                                       55,137         56,350
                                                       =========      =========

                                    PART III

         Statement of preliminary results of Danka Business Systems PLC for the year ended 31 March 2001

Set out below is the full text of Danka's statement of preliminary results for the year ended 31 March 2001 published on 8 June 2001:

                           "DANKA BUSINESS SYSTEMS PLC
                            ("DANKA" OR "THE GROUP")

            PRELIMINARY RESULTS FOR THE FOURTH QUARTER AND FULL YEAR
                               ENDED 31 MARCH 2001

Danka Business Systems PLC today announced its preliminary results for the fourth quarter and full year ended 31 March 2001.

For the fourth quarter, the Group reported an operating loss of (pound)72.7 million as compared to an operating profit of (pound) 3.6 million in the fourth quarter of the year ended 31 March 2000.

During the fourth quarter, the Group's cost of sales and operating profits were affected by an exceptional non-cash charge of (pound) 36.8 million related to the write-off of excess, obsolete and non-recoverable equipment, parts and accessories. The Group recorded (pound) 27.4 million of this write-off in retail equipment cost of sales and (pound) 9.4 million in retail supplies, maintenance and rentals cost of sales. The Group's administrative expenses were affected by an exceptional charge of (pound) 15.4 million, of which (pound) 7.8 million related to additional charges from the restructuring plan announced in the third quarter and (pound) 7.6 million related to facilities reserves. The Group also recorded (pound) 11.9 million of additional administrative expenses, primarily relating to bad debt reserves. The Group reported a loss after tax and finance costs on non-equity shares of (pound) 62.2 million in the fourth quarter of the year ended 31 March 2001 compared to a loss of (pound) 24.1 million in the fourth quarter of the prior year.

Danka's Chief Executive Officer, Lang Lowrey, commented, "The year-end and fourth quarter performance was significantly impacted by asset write-offs and charges, which include the write-off of most of our remaining analogue assets and charges related to our non-strategic facilities. Overall, these charges are consistent with our plan to substantially exit the analogue business and position Danka as a pre-eminent provider of digital equipment, services and solutions to its customers."

Turnover for the fourth quarter fell by 11.7% to (pound) 338.2 million from (pound) 382.9 million in the fourth quarter of the prior year. The Group's turnover in the fourth quarter benefitted from foreign currency movements, which increased turnover by (pound) 31.4 million as compared to the prior year fourth quarter. Sequentially, turnover decreased (pound) 6.6 million or 1.9% from the third quarter. The Group's turnover in the fourth quarter was negatively affected by foreign currency movements, which decreased turnover sequentially by (pound)2.8 million.

The Group's combined gross profit margin was 18.8% for the fourth quarter compared to 31.9% sequentially and 31.7% for the fourth quarter of the prior year. The sequential decrease in gross profit margin was primarily due to the write-off of excess, obsolete and non-recoverable equipment, parts and accessories noted above.

The fourth quarter retail equipment margin was -4.5% as compared to 23.9% sequentially. Excluding the write-off of excess, obsolete and non-recoverable equipment, the retail equipment margin was 22.6%.

The Group's retail supplies, maintenance and rental margin was 33.9% before exceptional items as compared to 37.0% sequentially.

Operating costs increased by (pound) 18.6 million to (pound) 136.4 million in the current year fourth quarter, from (pound) 117.8 million in the prior year fourth quarter. Sequentially, operating costs increased by (pound)21.6 million from the third quarter, primarily as a result of restructure charges and reserves for facilities and bad debts. Excluding these items, operating costs increased sequentially by 1.8%.

Net interest payable decreased by (pound)2.4 million to (pound) 14.2 million in the fourth quarter, from (pound) 16.6 million in the prior year fourth quarter. The decrease is related to a (pound) 3.6 million reduction in the amount of bank waiver fees expensed under the Group's current credit facility and a (pound)0.9 million reduction in interest expense due to lower debt outstanding in the year ended 31 March 2001, partially offset by adverse foreign currency movements.

Lang Lowrey commented: "Our disappointing fourth quarter results are due in large part to a decline in margins, which is a result of decreased sales productivity, competitive conditions and the industry's transition from analogue to digital products. In addition, we have failed to reduce operating costs in line with margin declines. We are continuing to actively take steps to reposition our business from analogue to digital, to address sales productivity and reduce operating expenses to a level commensurate with our margins, including continuing to implement the restructuring measures commenced in the third quarter of the year ended 31 March 2001."

For the year ended 31 March 2001, the Group reported profit from operations before exceptional items of (pound)3.1 million compared to (pound)87.4 million for the year ended 31 March 2000. Including the effect of exceptional items, the Group incurred an operating loss of (pound)74.6 million for the year ended 31 March 2001 and operating profits of (pound)86.0 million in the prior year. Turnover decreased by 10.1% to (pound)1.4 billion in the year ended 31 March 2001 from (pound)1.5 billion in the prior year. The Group's retail equipment margin for the year ended 31 March 2001 decreased to 15.7% compared to 29.4% for the prior year. This was primarily due to the recording of exceptional items totalling (pound)42.3 million related to the write-off of excess, obsolete and non-recoverable equipment. The retail supplies, maintenance and rental margin decreased to 34.8% compared to 39.2% in the year ended 31 March 2000. This was primarily due to the recording of exceptional items totalling (pound)16.4 million related to the write-off of excess and obsolete parts and accessories. Distribution costs decreased by (pound)4.9 million to (pound)191.7 million for the year ended 31 March 2001 from (pound)196.6 million in the prior year. This decline is primarily due to reduced sales conunissions as a result of lower revenues during the year. Administrative expenses increased by (pound)10.1 million to (pound)275.2 million for the year ended 31 March 2001 from (pound)265.1 million in the prior year, primarily due to the exceptional items recorded during the year as discussed above. Excluding exceptional items, operating expenses decreased by (pound)7.6 million during the year ended 31 March 2001 as a result of lower employment costs. However, as a percentage of turnover, operating expenses excluding exceptional items increased to 32.2% for the year ended 31 March 2001 from 29.7% in the prior year.

The Group reported a loss after tax and finance costs on non-equity shares of~l3l.1 million for the year ended 31 March 2001 compared to a profit of (pound)6.3 million for the year ended 31 March 2000. The Group incurred a basic loss of 25.1 pence per share and 54.2 pence per share in the fourth quarter and year ended 31 March 2001, compared to a basic loss of 10.3 pence per share and basic earnings of 2.7 pence per share in the corresponding periods of the prior year. Excluding exceptional items, the Group reported adjusted losses of 5.7 pence per share and 23.8 pence per share in the fourth quarter and year ended 31 March 2001, compared to an adjusted loss of 10.8 pence per share and adjusted earnings of 4.9 pence per share in the corresponding periods of the prior year.

Agreement on Terms for New Credit Facility

Danka also announced today that it has reached an agreement with the Steering Committee of its existing consortium of banks on the principal terms of a new Credit Facility, which will consist of revolver, term loan and letter of credit commitments. The Credit Facility is subject to approval by 100% of the Group's existing banks, finalisation of definitive documentation, the completion of the sale of Danka Services International (DSI), and the tender of the requisite amount of notes under the Group's exchange offer for its outstanding 6.75% convertible subordinated notes due 1 April 2002. The new Credit Facility will mature on the earlier of the third anniversary of its closing or the date which is one day in advance of the maturity of the senior subordinated notes being offered pursuant to the exchange offer, which is expected to be 31 March 2004.

Danka's Chief Executive Officer, Lang Lowrey, conunented, "We are pleased that our banks have so strongly endorsed the ongoing restructuring and operating efforts of the Group. This new facility will provide the necessary financing for the Group's strategic initiatives and will allow Danka to emerge from the difficult credit environment it has been operating under during the past two and a half years. Debt reduction continues to be a principal focus of the Group and we will continue to review all opportunities for additional debt reduction."

The full bank group will meet on 13 June 2001 to discuss approval of the Credit Facility and the Group expects that the new Credit Facility will be executed by all parties by the end of June.

Sale of DSI

On 9 April 2001, the Group entered into an agreement to sell its outsourcing business to Pitney Bowes Inc. for a cash consideration of $290 million (approximately (pound)200 million), subject to adjustment depending on the value of DSI's net assets at closing. Completion of the sale is conditional upon the approval of the Group's shareholders, the consent of the Group's senior lenders, clearance by UK competition authorities and the satisfaction of other conditions customary to a transaction of this nature. The sale has been cleared by U.S. and German competition authorities. Danka will hold a shareholder meeting for the purpose of approving the sale of DSI in June 2001 and intends to close the sale on or about 29 June 2001.

Cash Flow and Financing

On 20 February 2001, the Group announced an integrated three-part plan to reduce and refinance its debt. First is the sale of DSI described above, with net proceeds to be used primarily to repay a substantial portion of its existing senior credit facility. Second is an exchange offer for all $200 million (approximately (pound)140 million) of the Group's outstanding 6.75% convertible subordinated notes due 1 April 2002. Third is the refinancing of Danka's indebtedness under its existing senior credit facility, which is due for repayment in full on 31 March 2002. The Group anticipates that it will close the exchange offer, the refinancing of its senior credit facility and the sale of DSI on or about 29 June 2001.

The Group is implementing the refinancing plan because it does not believe that it would otherwise be in a position to repay in full its indebtedness under its senior credit facility and the subordinated notes when they become due for payment in 2002. If the Group fails to complete its refinancing plan, it will be required to consider other alternatives to refinance its debt.

The directors have prepared the financial information for the fourth quarter and year ended 31 March 2001 as a going concern, having taken into account the proposed refinancing discussed above. As part of the refinancing, the Group will make an S-4 filing in the U.S. which includes the audited financial information of the Group for the year ended 31 March 2001 prepared under U.S. GAAP. The filing will include the audit report on that financial information which contains an explanatory paragraph indicating that there is substantial doubt about the Group's ability to continue as a going concern as a result of the uncertainty regarding the Group's ability to repay its indebtedness under the existing senior credit facility and the outstanding subordinated notes when they become due for repayment on 31 March 2002 and 1 April 2002 respectively. As discussed above, the Group is in the process of implementing a plan to reduce and refinance its existing indebtedness which, if successful, will result in the Group's indebtedness under the senior credit facility and the subordinated notes being refinanced in advance of their stated maturities.

As a result of the magnitude of the write-offs and charges taken in the fourth quarter and the explanatory paragraph contained in the U.S. independent auditor's report on our U.S. GAAP financial statements for the year ended 31 March 2001, the Group was in non-compliance with all of the financial covenants in its existing senior credit facility. This non-compliance was cured by an amendment to the senior credit facility excluding certain of the fourth quarter charges and write-offs from the calculation of the financial covenants and waiving the requirement that the Group's U.S. independent auditor's report on the U.S. GAAP financial statements must not contain such an explanatory statement. The Group continues to operate under modified financial covenants up to 16 July 2001 pursuant to the amendment. If the Group's indebtedness under the senior credit facility is not refinanced by that time, the Group expects that it will require an additional amendment to, or waiver of, the financial covenants that will be in effect from that date. In the absence of an additional amendment or waiver, lenders owning a majority of the outstanding indebtedness could declare all amounts outstanding under the senior credit facility immediately due.

Lang Lowrey added: "We are in the final stages of our restructuring plan and are optimistic that it will be concluded as planned by the end of June 2001. The DSI sale, exchange offer and the announcement today of the agreement of principal terms of a new credit facility constitute the three elements of our plan, and each is progressing to conclusion. While we understand the U.S. GAAP requirements which necessitate the going concern paragraph, we believe that once these restructuring transactions are concluded, Danka will be in position to solidify its future as a major player in the digital solutions market."

The Group generated cash flow from operations of (pound)62.6 million and (pound)158.2 million in the fourth quarter and year ended 31 March 2001 respectively, compared to (pound)68.5 million and (pound)164.6 million in the corresponding periods of the prior year respectively. For the three months ended 31 March 2001, the Group generated EBITDA, defined as earnings before interest, taxes, depreciation and amortisation, before exceptional items of (pound)1.5 million, or 0.5% of turnover, compared to (pound)23.3 million, or 6.1% of turnover, for the quarter ended 31 March 2000. For the year ended 31 March 2001, the Group generated (pound)84.6 million of EBITDA before exceptional items, or 6.1% of turnover, compared to (pound)170.0 million, or 11.0% of turnover, in the prior financial year. At 31 March 2001, the Group had approximately (pound)360.6 million in debt outstanding under its senior credit facility, which represented a reduction of approximately (pound)13.7 million since 31 March 2000.


Enquiries:

Danka Business Systems PLC                                         020 7603 1515

Paul Dumond, Company Secretary

Square Mile BSMG Worldwide                                         020 7601 1000

Kirsty Hall/Christian Wilkinson

Note to Editors:

Danka Business Systems PLC, headquartered in London and St. Petersburg, Florida, is one of the world's largest independent suppliers of office imaging equipment, supplies and services. Danka provides office products and services globally in 29 countries around the world. Danka's Ordinary shares are listed on the London Stock Exchange and its ADSs are listed on Nasdaq. For additional information about copier, printer and other office imaging products, and information regarding the Group's U.S. filings with the Securities and Exchange Commission, please visit Danka's web site at www.danka.com.

The following statement is included pursuant to US securities laws:

Forward-Looking Statements: Certain statements contained in this press release, or otherwise made by officers of the Group, including statements related to the Group's future performance and outlook for its businesses and respective markets, projections, statements of management's plans or objectives, forecasts of market trends, the sale of DSI, the exchange offer, the refinancing of the Group's indebtedness and other matters, are forward-looking statements, and contain information relating to the Group that is based on the beliefs of management as well as assumptions made by, and information currently available to, management. The words "goal", "anticipate", "expect", "intends", "believe" and similar expressions as they relate to the Group or the Group's management, are intended to identify forward-looking statements. No assurance can be given that the results in any forward-looking statement will be achieved. For the forward-looking statements, the Group claims the protection of the safe harbour for forward-looking statements provided for in the Private Securities Litigation Reform Act of 1995. Such statements reflect the current views of the Group with respect to future events and are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially from those reflected in the forward-looking statements. Factors that might cause such differences include, but are not limited to (i) failure of the Group to complete any or all of the parts of the refinancing plan, including the closing of the sale of DSI, the completion of the exchange offer, the closing of the new credit facility and the refinancing of the Group's indebtedness under its credit agreement, whether within the anticipated timeframe or at all, (ii) any decision by the lenders under the Group's senior credit facility to declare all amounts owing under the senior credit facility immediately due, (iii) any material adverse change in financial markets or Danka, (iv) any inability to achieve or maintain cost savings, (v) increased competition from other high-volume and digital copier distributors and the discounting of such copiers by competitors,
(vi) any inability by the Group to procure, or any inability by the Group to continue to gain access to and successfully distribute new products, including digital products and high-volume copiers, or to continue to bring current products to the marketplace at competitive costs and prices, (vii) any negative impact from the loss of any of the Group's key upper management personnel,
(viii) the ultimate outcome and impact of pending lawsuits, (ix) the ultimate outcome of pending tax audits, (x) any inability to achieve minimum equipment leasing commitments under the Group's customer financing arrangements, (xi) fluctuations in foreign currency exchange rates, and (xii) other risks including those risks identified in any of the Group's filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements which reflect the Group's analysis only as at the date they are made. The Group undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances that arise after the date such statements are made. Furthermore, as a matter of policy, the Group does not generally make any specific projections as to future earnings nor does it endorse any projections regarding future performance, which may be made by others outside the Group.

                                              DANKA BUSINESS SYSTEMS PLC

                                             GROUP PROFIT AND LOSS ACCOUNT
                                      FOR THE FOURTH QUARTER ENDED 31 MARCH 2001

                                            Fourth quarter ended 31 March       Fourth quarter ended 31 March
                                             2001         2001         2001        2000         2000        2000
                                       Continuing Discontinued               Continuing Discontinued
                                       Operations   Operations        Total  Operations   Operations       Total
                                       (pound)000   (pound)000   (pound)000  (pound)000   (pound)000  (pound)000
                                 Note (Unaudited)  (Unaudited)  (Unaudited) (Unaudited)  (Unaudited)   (Audited)

Turnover                            2     289,754      48,453      338,207     338,730      44,127     382,857
Cost of sales                      ----------------------------------------   --------------------------------
  Recurring                              (198,731)    (38,998)    (237,729)   (226,107)    (35,402)   (261,509)
  Exceptional                             (36,771)         --      (36,771)         --          --          --
                                   ----------------------------------------   --------------------------------
                                         (235,502)    (38,998)    (274,500)   (226,107)    (35,402)   (261,509)
                                        ----------  ---------    ----------   ---------  ----------  ---------
Gross profit                       2       54,252       9,455       63,707     112,623       8,725     121,348
Distribution costs                        (44,706)       (409)     (45,115)    (50,734)     (1,799)    (52,533)
Administrative expenses            ---------------------------------------------------------------------------
   Recurring                              (69,849)     (6,098)     (75,947)    (63,224)     (3,334)    (66,558)
   Exceptional                            (15,373)         --      (15,373)      1,323          --       1,323
                                   ---------------------------------------------------------------------------
                                          (85,222)     (6,098)     (91,320)    (61,901)     (3,334)    (65,235)
                                        ----------  ---------    ----------   ---------  ----------  ---------
Operating (loss)/profit and
   (loss)/profit on ordinary
   activities before interest             (75,676)      2,948      (72,728)        (12)      3,592       3,580
                                        ----------  ---------                 ---------  ----------
Net interest payable                                               (14,212)                            (16,609)
                                                                 ----------                          ---------
(Loss)/profit on ordinary
   activities before taxation                                      (86,940)                            (13,029)
Tax on (loss)/profit on
   ordinary activities                                              34,197                              (6,788)
                                                                 ----------                          ---------
(Loss)/profit for the financial
   year                                                            (52,743)                            (19,817)
Additional financial costs of
   non-equity shares                                                (9,489)                             (4,324)
                                                                 ----------                          ---------
Retained (loss)/profit for the
   financial year                                                  (62,232)                            (24,141)
                                                                 ----------                          ---------
(Loss)/earnings per share:
Basic (after exceptional
   items)                                                            (25.1)                              (10.3)
Diluted (after exceptional
   items)                                                            (25.1)                              (10.3)
Adjusted basic (before
   exceptional items)                                                 (5.7)                              (10.8)
Adjusted diluted (before
   exceptional items)                                                 (5.7)                              (10.8)
                                                                 ----------                          ---------
Average exchange rate (pound)1=                                     $l.468                              $1.607
                                                                 ----------                          ---------

                                           DANKA BUSINESS SYSTEMS PLC

                                         GROUP PROFIT AND LOSS ACCOUNT

                                        FOR THE YEAR ENDED 31 MARCH 2001

                                             Year ended 3l March                 Year ended 3l March
                                          2001         2001       2001        2000         2000        2000
                                    Continuing Discontinued             Continuing Discontinued
                                    Operations   Operations      Total  Operations   Operations       Total
                                    (pound)000   (pound)000 (pound)000  (pound)000   (pound)000  (pound)000
                              Note (Unaudited)  (Unaudited)(Unaudited) (Unaudited)  (Unaudited)   (Audited)
Turnover                         2   1,197,446     195,519  1,392,965   1,374,110    174,715     1,548,825
Cost of sales
                                      -------------------------------   ----------------------------------
   Recurring                          (786,337)   (155,697)  (942,034)   (863,711)  (137,384)   (1,001,095)
   Exceptional                         (58,658)         --    (58,658)         --         --            --
                                      -------------------------------   ----------------------------------
                                      (844,995)   (155,697)(1,000,692)   (863,711)  (137,384)   (1,001,095)
                                      --------    --------  ---------   ---------  ---------    ----------

Gross profit                     2     352,451      39,822    392,273     510,399     37,331       547,730
Distribution costs                    (186,816)     (4,856)  (191,672)   (189,317)    (7,271)     (196,588)
Administrative expenses
                                      -------------------------------   ----------------------------------
   Recurring                          (235,992)    (20,181)  (256,173)   (248,874)   (14,914)     (263,788)
   Exceptional                         (19,036)         --    (19,036)     (1,358)        --        (1,358)
                                      -------------------------------   ----------------------------------
                                      (255,028)    (20,181)  (275,209)   (250,232)   (14,914)     (265,146)
                                      --------    --------  ---------   ---------  ---------    ----------
Operating (loss)/profit                (89,393)     14,785    (74,608)     70,850     15,146        85,996
                                      --------    --------              ---------  ---------
Loss on the sale of an
   operation--continuing
   operations                                                      --                               (3,696)
                                                            ---------                           ----------
(Loss)/profit on ordinary
   activities before interest                                 (74,608)                              82,300
Interest receivable and
   similar income                                               2,134                                2,711
Interest payable and similar
   charges                                                    (62,287)                             (65,561)
                                                            ---------                           ----------
(Loss)/profit on ordinary
   activities before taxation                                (134,761)                              19,450
Tax on (loss)/profit on
   ordinary activities                                         30,850                               (8,737)
                                                            ---------                           ----------
(Loss)/profit for the financial
   year                                                      (103,911)                              10,713
Additional financial costs of
   non-equity shares                                          (27,219)                              (4,381)
                                                            ---------                           ----------
Retained (loss)/profit for the
   financial year                                            (131,130)                               6,332
                                                            ---------                           ----------
(Loss)/earnings per share:        4
Basic (after exceptional
   items)                                                       (54.2)                                 2.7
Diluted (after exceptional
   items)                                                       (54.2)                                 2.7
Adjusted basic (before
   exceptional items)                                           (23.8)                                 4.9
Adjusted diluted (before
   exceptional items)                                           (23.8)                                 4.9
                                                            ---------                           ----------
Average exchange rate (pound) 1 =                              $1.481                               $1.611
                                                            ---------                           ----------

                           DANKA BUSINESS SYSTEMS PLC

                               GROUP BALANCE SHEET

                                AT 31 MARCH 2001

                                                                               31 March                     31 March
                                                                                   2001                         2000
                                                                             (pound)000                   (pound)000
                                                                             (Unaudited)                    (Audited)
Fixed assets                                                                ----------------------------------------
Intangible assets                                                                 1,607                        1,502
Tangible assets                                                                 147,239                      175,995
                                                                            ----------------------------------------

Current assets                                                                  148,846                      177,497
Stocks                                                                          141,336                      206,186
Debtors                                                                         362,985                      384,559
Investments                                                                         309                          264
Cash at bank and in hand                                                         48,114                       40,473
                                                                            -----------                   ----------
                                                                                552,744                      631,482

Creditors: amounts falling due within one year
Bank and other loans                                                           (362,556)                     (53,989)
Other creditors                                                                (264,850)                    (273,692)
                                                                            ----------------------------------------
Net current (liabilities)/assets                                                (74,662)                     303,801
                                                                            -----------                   ----------
                                                                                 74,184                      481,298
Total assets less current liabilities
Creditors: amounts falling due after more than one year
                                                                            ----------------------------------------
Convertible subordinated loan notes                                            (139,634)                    (124,513)
Bank and other loans                                                               (279)                    (323,045)
Other creditors                                                                  (9,244)                     (10,021)
                                                                            ----------------------------------------
                                                                               (149,157)                    (457,579)
Provisions for liabilities and charges                                          (21,203)                     (14,046)
                                                                            -----------                   ----------

Net (liabilities)/assets                                                        (96,176)                       9,673
                                                                            -----------                   ----------
Capital and reserves
Called up share capital                                                           3,260                        3,070
Share premium account                                                           344,050                      324,052
Profit and loss account                                                        (443,486)                    (317,449)
                                                            ----------                     ----------
Equity shareholders' deficit                                  (255,481)                      (122,413)
Non-equity shareholders' funds                                 159,305                        132,086
                                                            ----------                     ----------
                                                                            -----------                   ----------
Shareholders' (deficit)/funds                                                   (96,176)                      9,673
                                                                            -----------                   ----------
Closing exchange rate (pound)1 =                                                 $1.427                      $1.592
                                                                            -----------                   ----------

                           DANKA BUSINESS SYSTEMS PLC

                           GROUP CASH FLOW STATEMENT

                  FOR THE QUARTER AND YEAR ENDED 31 MARCH 2001

                                             Fourth quarter ended 31 March             Year ended 31 March
                                                       2001           2000             2001           2000
                                                 (pound)000     (pound)000       (pound)000     (pound)000
                                                (Unaudited)    (Unaudited)      (Unaudited)      (Audited)
                                                -----------    -----------      -----------    -----------
Net cash inflow from operating activities            62,556         68,538          158,210        164,643
Net cash outflow from returns on
  investments and servicing of finance              (16,979)       (27,984)         (56,227)       (69,912)
Total taxes paid                                     (3,421)        (1,172)          (7,148)        (5,679)
Net cash outflow for capital expenditures           (10,960)       (14,613)         (50,189)       (65,784)
Net cash (outflow)/inflow from acquisitions
  and disposals                                        (103)           (64)            (103)        26,416
                                                -----------    -----------      -----------    -----------
Net cash inflow before use of resources and
  financing                                          31,093         24,705           44,543         49,684
Management of liquid resources                         (139)          (261)             (14)          (261)
Net cash outflow from financing                     (22,169)       (33,346)         (41,691)       (50,449)
                                                -----------    -----------      -----------    -----------
Increase/(decrease) in cash                           8,785         (8,902)           2,838         (1,026)
                                                -----------    -----------      -----------    -----------

Notes:

1. The financial information for the quarters ended 31 March 2001 and 2000 is unaudited and does not constitute full accounts within the meaning of
     Section 240 of the Companies Act 1985. The financial information for the year ended 31 March 2000 has been extracted from the full accounts for that year, which have been delivered to the Registrar of Companies. The full accounts for that year have been given an unqualified audit report, which did not contain a statement under Section 237(2) or (3) of the Companies Act 1985. The directors have prepared the financial information for the quarter and year ended 31 March 2001 having taken into account the proposed refinancing discussed in this preliminary announcement and they have, at the date of this announcement, no reason to believe that the refinancing will not proceed. However, if the refinancing does not proceed or it does proceed on substantially different terms, the directors would need to reassess the basis of preparation of the financial information and proceed with further negotiations to address the Group's liquidity position. As part of the refinancing, the Group will make an S-4 filing in the U.S. which includes the audited financial information of the Group for the year ended 31 March 2001 prepared under U.S. GAAP. The filing will include the audit report on that financial information which contains an explanatory paragraph indicating that there is substantial doubt about the Group's ability to continue as a going concern.

2.   Analysis of turnover and gross profit

                                                                 Fourth quarter ended          Year ended
                                                             ------------------------  -----------------------
                                                               31 March      3l March    31 March     31 March
                                                                   2001          2000        2001         2000
                                                             (pound)000    (pound)000  (pound)000   (pound)000
     Turnover
     Retail equipment sales                                      101,077      130,091      423,114      460,550
     Retail supplies, maintenance and rental sales               220,504      237,196      904,277    1,022,819
     Wholesale sales                                              16,626       15,570       65,574       65,456
                                                               ---------    ---------    ---------    ---------
                                                                 338,207      382,857    1,392,965    1,548,825
                                                               ---------    ---------    ---------    ---------
     Gross profit (before exceptional items)
     Retail equipment sales                                       22,828       35,928      108,733      135,351
     Retail supplies, maintenance and rental sales                74,770       82,933      331,256      400,801
     Wholesale sales                                               2,880        2,487       10,942       11,578
                                                               ---------    ---------    ---------    ---------
                                                                 100,478      121,348      450,931      547,730
                                                               =========    =========    =========    =========


     Certain turnover and cost of sales from the prior year have been reclassified to conform to the current year presentation. There is no effect on total turnover and total cost of sales related to the reclassification.

3. Reconciliation of the weighted average number of basic and diluted ordinary shares in issue

                                                               Fourth quarter ended            Year ended
                                                             ------------------------  ------------------------
                                                                31 March     31 March     31 March     31 March
                                                                    2001         2000         2001         2000
     Average number of ordinary shares in issue--basic       247,570,566  234,115,328  241,750,186  230,495,712
     Average outstanding share options                                --    3,997,593           --    3,604,280
     Average convertible preference shares                            --           --           --           --
                                                             -----------  -----------  -----------  -----------
     Average number of ordinary shares in issue--diluted     247,570,566  238,112,921  241,750,186  234,099,992
                                                             ===========  ===========  ===========  ===========

4.   The calculations of the (loss)/earnings per share are based on the
     (loss)/profit on ordinary activities after taxation and the finance costs on non-equity shares and the basic and diluted weighted average number of ordinary shares in issue during the period (note 3). In order to provide a trend measure of underlying performance, group (loss)/profit on ordinary activities after taxation and the finance costs on non-equity shares has been adjusted to exclude exceptional items and basic earnings per share recalculated.

                                                      Fourth quarter ended 3l March                 Year ended 3l March
                                                   ------------------------------------     -----------------------------------
                                                          2001               2000                 2001                2000
                                                   ----------------    ---------------      ---------------     ---------------
                                                              Pence              Pence                Pence               Pence
                                                                per                per                  per                 per
                                               (pound)'000    share (pound)000   share  (pound)'000   share (pound)000    share
     Basic (loss)/earnings                         (62,232)   (25.1)   (24,141)  (10.3)    (131,130)  (54.2)     6,332      2.7
     Exceptional items arising in respect of:
         Restructuring of worldwide operations       6,300      2.5     (1,164)   (0.5)       9,836     4.1      1,358      0.6
         Write-down of analogue inventory and
           rental asset residuals                   34,290     13.8         --      --       56,177    23.2         --       --
         Liability on disposal of Properties         7,591      3.1         --      --        7,591     3.1         --       --
     Loss on sale of operation                          --       --         --      --           --      --      3,696      1.6
                                                   -------    -----    -------   -----      -------   -----     ------      ---
     Adjusted basic (loss)/earnings                (14,051)    (5.7)   (25,305)  (10.8)     (57,526)  (23.8)    11,386      4.9
                                                   -------    -----    -------   -----      -------   -----     ------      ---

     Basic (loss)/earnings (after exceptional
         items)                                    (62,232)   (25.1)   (24,141)  (10.3)    (131,130)  (54.2)     6,332      2.7
                                                   -------    -----    -------   -----      -------   -----     ------      ---

     Diluted (loss)/earnings (after exceptional
         items)                                    (62,232)   (25.1)   (24,141)  (10.3)    (131,130)  (54.2)     6,332      2.7
                                                   -------    -----    -------   -----      -------   -----     ------      ---
     Adjusted basic (before exceptional items)     (14,051)    (5.7)   (25,305)  (10.8)     (57,526)  (23.8)    11,386      4.9
                                                   -------    -----    -------   -----      -------   -----     ------      ---
     Adjusted diluted (before exceptional items)   (14,051)    (5.7)   (25,305)  (10.8)     (57,526)  (23.8)    11,386      4.9
                                                   -------    -----    -------   -----      -------   -----     ------      ---


5. Copies of this report will be available from the group's registered office at Masters House, 107 Hammersmith Road, London WI40QH.

                                     PART IV

                        Pro forma statement of net assets

Set out below is a pro forma statement of net assets of the Ongoing Group after taking into account the Disposal. It is based on the net assets of the Group at 31 March 2001 and of DSI at 31 December 2000. The pro forma statement of net assets has been prepared for illustrative purposes only to indicate the effect of the Disposal on the Group as though the Disposal had taken place on 31 March 2001 and, because of its nature, may not give a true picture of the Ongoing Group's financial position.

                                                                         Adjustments
                                                          -------------------------------------------     Pro forma
                                                                            Excluded      Transaction       Ongoing
                                                   Group          DSI         assets      adjustments         Group
                                             (pound)`OOO  (pound)`OOO    (pound)`OOO      (pound)`OOO   (pound)`OOO
                                                (Note 1)     (Note 2)       (Note 3)         (Note 4)      (Note 5)
Fixed assets
Intangible assets                                  1,607           --             --               --         1,607
Tangible assets                                  147,239      (37,217)           422               --       110,444
                                             -----------  -----------    -----------      -----------   -----------
                                                 148,846      (37,217)           422               --       112,051
                                             -----------  -----------    -----------      -----------   -----------

Current assets
Stocks                                           141,336       (1,124)            --               --       140,212
Debtors                                          362,985      (35,188)           887          (48,885)      279,799
Short term cash deposits                             309           --             --               --           309
Cash at bank and in hand                          48,114       (4,100)         4,100           41,076        89,190
                                             -----------  -----------    -----------      -----------   -----------
                                                 552,744      (40,412)         4,987           (7,809)      509,510
                                             -----------  -----------    -----------      -----------   -----------

Creditors -- amounts falling due
  within one year
Borrowings                                      (362,556)          --             --          167,723      (194,833)
Other creditors                                 (264,850)      21,332         (4,611)         (11,446)     (259,577)
                                             -----------  -----------    -----------      -----------   -----------
                                                (627,406)      21,332         (4,611)         156,275      (454,410)
                                             -----------  -----------    -----------      -----------   -----------
Net current (liabiities)/assets                  (74,662)     (19,080)           376          148,466        55,100
                                             -----------  -----------    -----------      -----------   -----------
Total assets less current liabilities             74,184      (56,297)           798          148,466       167,151
Creditors -- amounts falling due after more
  than one year
Borrowings                                      (139,913)          --             --               --      (139,913)
Other creditors                                   (9,244)         816           (475)              --        (8,903)
                                             -----------  -----------    -----------      -----------   -----------
                                                (149,157)         816           (475)              --      (148,816)
                                             -----------  -----------    -----------      -----------   -----------
Provisions for liabilities and charges           (21,203)         344             --               --       (20,859)
                                             -----------  -----------    -----------      -----------   -----------
Net (liabilities)/assets                         (96,176)     (55,137)           323          148,466        (2,524)
                                             ===========  ===========    ===========      ===========   ===========

Notes:

1. The net assets of Danka at 31 March 2001 have been extracted without adjustment from its statement of preliminary results for the year ended 31 March 2001 published on 8 June 2001 and set out in Part III of this document.

2 The net assets of DSI at 31 December 2000 have been extracted from the audited non-statutory financial statements of DSI for the nine months ended 31 December 2000 prepared in dollars in accordance with US GAAP and converted into pounds and presented in accordance with UK GAAP without further adjustment.

3. As described in paragraph 2 of Part V of this document, the disposal excludes certain assets and liabilities of DSI, the value of which are reflected in this column.

4. The gross disposal proceeds receivable by Danka for the sale of DSI are approximately (pound) 208.8 million (including the $5 million (approximately (pound) 3.6 million) to be held in escrow following Completion as described in paragraph 3 of Part V of this document) subject to certain adjustments as set out in Part V of this document. The anticipated reduction in borrowings is approximately (pound) 167.7 million ($232.9 million, as described in paragraph 7 of the Chairman's Letter at Part I of this document). An adjustment of approximately (pound) 11.4 million has been made to creditors falling due within one year in relation to corporation tax and expenses arising from the Disposal. The adjustment to cash at bank and in hand of approximately (pound) 41.1 million relates to the proceeds of the Disposal which the Group anticipates retaining to meet the expenses and corporation tax arising from the Disposal and the Exchange Offer and the cash element of the Exchange Offer of $24 million (approximately (pound) 17.3 million). The adjustment to debtors of approximately (pound) 48.9 million relates to the tax arising on the Disposal.

5. The pro forma net debt as at 31 March 2001 of the Ongoing Group after taking into account the Disposal is approximately (pound)245.2 million and is calculated as follows:

                                                                    [pound]'000
     Short term cash deposits                                               309
     Cash at bank and in hand                                            89,190
     Borrowings due within one year                                    (194,833)
     Borrowings due after one year                                     (139,913)
                                                                    -----------
     Pro forma net debt                                                (245,247)
                                                                    ===========

6. No account has been taken in the first column of the pro forma statement of the results or transactions of the Group since 31 March 2001 and no account has been taken in the second column of the pro forma statement of the results or transactions of DSI since 31 December 2000.

7. There have been no adjustments to reflect the expected outcome of either the Exchange Offer or the refinancing of the Senior Bank Debt.

8. For the purposes of this section, the transaction adjustments set out above have been translated at a $/(pound) exchange rate of $1.3889:(pound).

[LOGO OF KPMG]

KPMG Audit Plc
P0 Box 695
8 Salisbury Square
London EC4Y 8BB
United Kingdom

The Directors
Danka Business Systems PLC
Masters House
107 Hammersmith Road
London W14 OQH

The Directors
Close Brothers Corporate Finance Limited
10 Crown Place
Clifton Street
London EC2A 4FT

                                                                    11 June 2001

Dear Sirs

                           DANKA BUSINESS SYSTEMS PLC

We report on the pro forma net asset statement set out in Part IV of the circular of Danka Business Systems PLC dated 11 June 2001, which has been prepared, for illustrative purposes only, to provide information about how the disposal of Danka Services International might have affected the financial information presented.

Responsibilities
It is the responsibility solely of the directors of Danka Business Systems PLC to prepare the pro forma net asset statement in accordance with paragraph 12.29 of the Listing Rules of the UK Listing Authority.

It is our responsibility to form an opinion, as required by the Listing Rules of the UK Listing Authority, on the pro forma net asset statement and to report our opinion to you. We do not accept any responsibility for any reports previously given by us on any financial information used in the compilation of the pro forma net asset statement beyond that owed to those to whom those reports were addressed by us at the dates of their issue.

Basis of opinion
We conducted our work in accordance with the Statements of Investment Circular Reporting Standards and Bulletin 1998/8 "Reporting on pro forma financial information pursuant to the Listing Rules" issued by the Auditing Practices Board. Our work, which involved no independent examination of the underlying financial information, consisted primarily of comparing the unadjusted financial information with the source documents, considering the evidence supporting the adjustment and discussing the pro forma financial information with the directors of Danka Business Systems PLC.

Our work has not been carried out in accordance with auditing standards generally accepted in the United States of America and accordingly should not be relied upon as if it had been carried out in accordance with those standards.

Opinion
In our opinion:

 .    the pro forma net asset statement has been properly compiled on the basis set out therein;

 .    such basis is consistent with the accounting policies of Danka Business
     Systems PLC; and

 .    the adjustments are appropriate for the purposes of the pro forma net asset statement as disclosed pursuant to paragraph 12.29 of the Listing Rules of the UK Listing Authority.

Yours faithfully

KPMG Audit Plc

                                     PART V

                   Summary of the Sale and Purchase Agreement

Danka believes this summary describes the material terms of the Sale and Purchase Agreement. However, Danka recommends that you read carefully the complete agreement for the precise legal terms of the Sale and Purchase Agreement and other information that may be important to you. The Sale and Purchase Agreement is a document on display as described in paragraph 11 of Part VI of this document and is annexed to the Proxy Statement which accompanies this document.

1. Form of Sale of DSI

If all of the conditions to the Disposal are satisfied or waived in accordance with the Sale and Purchase Agreement, Danka will sell and Pitney Bowes will buy the assets used in or related to DSI's business, as described in the Sale and Purchase Agreement, and Pitney Bowes will assume the liabilities related to DSI's business, as described in the Sale and Purchase Agreement. The assets being acquired will include DSI's stock, fixed assets, leases of real and personal property, debtors and contracts. The purchased assets will not include cash, intercompany accounts, certain fixed assets located at shared facilities, certain prepayments and deposits and certain real property. The liabilities assumed by Pitney Bowes will include DSI's trade creditors, accrued and unpaid expenses, finance leases, and contracts, and will not include DSI's tax liabilities, redundancy obligations, indebtedness for borrowed money, intercompany accounts or environmental liabilities, if any. The Company expects, based on the audited balance sheet of DSI as at 31 December 2000, that the liabilities assumed by Pitney Bowes will total approximately $25.9 million (approximately (pound)18.6 million) and that the liabilities retained will total approximately $7.6 million (approximately (pound)5.5 million).

Because DSI's operations are conducted through Danka's subsidiaries located in various countries, DSI's assets will be transferred pursuant to separate agreements between each of those subsidiaries and Pitney Bowes or subsidiaries of Pitney Bowes.

2. Consideration for the Assets

The aggregate consideration Danka will receive from the Disposal will consist of the payment by Pitney Bowes to Danka of $290 million (approximately (pound)208.8 million) in cash at Completion, plus the assumption of some of the liabilities (as described above) relating to the business of DSI. Of this cash amount, $5 million (approximately (pound)3.6 million) will be set aside in an escrow account, the net amount of which will be payable within five business days after the resolution of the post-completion adjustment described in paragraph 3 below.

In addition, Pitney Bowes has delivered $45 million (approximately (pound)32.4 million) of the aggregate consideration to an escrow agent as a good faith deposit towards the purchase price. This deposit will be paid to Danka at Completion. If Completion does not occur, the deposit will be refundable to Pitney Bowes unless Completion has failed to occur because of a material breach of the agreement by Pitney Bowes, in which case Danka will receive the deposit.

3. Post Completion Adjustment

As soon as reasonably practicable but not more than 90 days after Completion, Danka will prepare and deliver to Pitney Bowes audited financial statements, including an audited balance sheet as at Completion, adjusted to account for DSI assets and liabilities that are to be excluded from the Disposal. Pitney Bowes will have an opportunity to review and object to the determination of the adjusted balance sheet. Following the resolution of any such objections, and based on the audited balance sheet, as adjusted, the parties will calculate the value of DSI's net assets as at Completion. To the extent that the net assets at Completion exceed $81.7 million, Pitney Bowes will pay such excess to Danka within three business days following the date on which the value of DSI's net assets at Completion is agreed or finally determined and the $5 million held in escrow will be released to Danka. To the extent that the value of DSI's net assets at Completion is less than $81.7 million, Danka will pay the amount of such difference to Pitney Bowes, or such amount will be paid from the escrow account, within three business days following the date on which the value of DSI's net assets at Completion is agreed or finally determined and the balance on the escrow account will be released to Danka. The Sale and Purchase Agreement does not specify any limit on the amount payable by way of post-Completion adjustment.

4. Adjustment to Purchase Price at Completion

If, prior to Completion, Danka has not received the consents to assignment of contracts with specified customers generating revenues exceeding $5 million (approximately (pound)3.6 million) per year, the purchase price will be reduced dollar-for-dollar by the amount of revenue generated by each such non-consenting customer during the financial year ended 31 March 2001. As at 31 May 2001, Danka had received the consents to assignment from each of these specified customers and as such no adjustment will be required. In the event of such a reduction to the purchase price, Pitney Bowes will pay to Danka the following amounts, if any, within thirty days after the first anniversary of
Completion:

(a) an amount equal to the amount of revenues generated by each such customer for Pitney Bowes in operating DSI's business during the one year period following Completion, in no event to exceed the amount by which the purchase price was reduced at Completion; and

(b) if the customer solicits bids for its business and Pitney Bowes is the successful bidder for such business, an amount equal to the lesser of the amount by which the purchase price was reduced at Completion and the amount of revenues generated by each such customer for Pitney Bowes in operating DSI's business during the one year period following Completion.

5.   Representations and Warranties

(a) In the Sale and Purchase Agreement, Danka and Pitney Bowes make representations and warranties to each other about their respective companies with respect to, among other things:

       (i) their respective organisation, existence, good standing, corporate power, subsidiaries and similar corporate matters;

      (ii) their respective authorisation, execution, delivery and performance under and the enforceability of the Sale and Purchase Agreement and related matters;

     (iii) the absence of breaches or defaults under their respective constitutional documents and laws and, in the case of Danka, certain other agreements as a result of the Disposal; and

      (iv) the absence of any brokerage fee in connection with the transaction, except with respect to Houlihan Lokey Howard & Zukin Capital, Inc. in the case of Danka.

(b) In addition, Danka makes representations and warranties in the Sale and Purchase Agreement with respect to:

       (i)  the preparation of its financial statements in accordance with US
            GAAP;

      (ii)  the absence of undisclosed liabilities;

     (iii) the absence of any events which have had or are reasonably likely to have a material adverse effect on DSI since 31 December 2000;

      (iv)  full legal and beneficial title to sell the assets of DSI;

       (v) the binding nature of and absence of default under each listed contract and lease relating to DSI;

      (vi)  intellectual property matters;

     (vii) the absence of legal proceedings or decrees or orders which would have a material adverse effect on DSI;

    (viii)  employee and employee benefit matters;

      (ix)  the assets required for the continued conduct of DSI's business;

       (x)  all governmental consents required to complete the sale of DSI;

      (xi) third party consents required to transfer purchased assets, including contracts, to Pitney Bowes;

     (xii) possession of all material governmental licences and permits required to conduct DSI's business;

    (xiii) compliance with laws except where Danka's failure to comply would not have material effect on DSI;

     (xiv)  the genuineness of trade debtors;

      (xv)  tax matters;

     (xvi)  status of current stock;

    (xvii)  identity and status of major customers;

   (xviii)  identity and status of major suppliers;

     (xix)  product warranty matters;

      (xx)  environmental matters;

     (xxi) lack of unlawful payments under the United States Foreign Corrupt Practices Act of 1977;

    (xxii)  disclosures to be made in the Proxy Statement and this document;

   (xxiii)  absence of insolvency after giving effect to the Disposal; and

     (xxiv) receipt of reasonably equivalent value for the purchased assets taken as a whole.

6.   Covenants in the Sale and Purchase Agreement

(a)  Conduct of Business by Danka

Danka has agreed that, prior to Completion, it will carry on DSI's business in the usual and ordinary course of business for profit motivated companies of similar size and character. Danka has agreed to use its reasonable best efforts to preserve intact the business organisationS and relationships with third parties and to keep available the services of its present officers and employees.

(b)  Access to Information

Danka has agreed that, during the period until Completion, Danka will give to Pitney Bowes and its authorised representatives reasonable access to all properties, books, contracts, documents, records and personnel relating to DSI's business, and it will furnish Pitney Bowes with such information as Pitney Bowes may reasonably request from time to time. In connection therewith, Pitney Bowes will not disrupt Danka's operations or contact any DSI customers or employees without the approval of Danka, not to be unreasonably withheld, and without Danka's presence, if Danka so requests.

Pitney Bowes has agreed to cause it employees, officers, directors, representatives consultants and advisers to maintain the terms of a confidentiality agreement relating to information concerning DSI until Completion.

(c)  Expenses

Regardless of whether the transactions contemplated by the Sale and Purchase Agreement are consummated, all costs and expenses incurred in connection with the Sale and Purchase Agreement and the transactions contemplated thereby will be paid by the party incurring such costs and expenses, except that both Danka and Pitney Bowes will pay one-half of all fees required in connection with any filing under the Hart-Scott-Rodino Act and any European regulatory filings.

(d)  Reasonable Best Efforts

Danka and Pitney Bowes have agreed that each of them will use commercially reasonable best efforts to take or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Sale and Purchase Agreement as soon as possible.

(e)  Further Assurances

Danka and Pitney Bowes have agreed to execute such further documents and perform such further acts as may be necessary or reasonably requested by Pitney Bowes in order to consummate the transactions contemplated by the Sale and Purchase Agreement more effectively.

(f)  Public Announcements

Danka and Pitney Bowes have agreed not to make any press release with respect to the Sale and Purchase Agreement and the transactions contemplated thereby without first obtaining the other party's approval, not to be unreasonably withheld or delayed, except if required by law or applicable stock exchange rules.

(g)  Transfer Taxes

Pitney Bowes will pay all excise, stamp and transfer and conveyance taxes and customary duties arising in connection with the sale of DSI.

(h)  Non-Competition, Confidentiality and Non~Solicitation

Danka has agreed that, for a period of two years from Completion, it will not compete with DSI's business anywhere in the world. Danka has also covenanted that, after Completion, it will not disclose any confidential information relating to the DSI business. For a period of two years from Completion, Danka will not solicit the employment of any officers or key employees hired by Pitney Bowes pursuant to the Sale and Purchase Agreement.

In addition, Danka has agreed that, for a period of two years from Completion, it will not induce or attempt to persuade any current or prospective customer of DSI's business to which Danka has made a proposal to provide services or from which Danka has received a proposal relating to services during the period commencing ninety days prior to Completion to terminate or fail to renew or continue or enter such business relationship with DSI.

(i)  Shareholder Approval

Danka has agreed to take all steps necessary to call, give notice of, convene and hold a meeting of Shareholders for the purpose of securing approval of the Disposal.

(j)  Proxy Statement and Circular

Danka has agreed to use its commercially reasonable best efforts to cause the Proxy Statement and this document to be mailed to Shareholders as promptly as practicable. Danka also agreed to provide Pitney Bowes with an opportunity to review and comment on the proxy statement and this document.

7.   Benefit Matters

At Completion, Pitney Bowes will offer to employ or continue to employ each US and Canadian DSI employee in a comparable position, at compensation and upon terms and conditions which are in the aggregate no less favourable to the employee than the position, compensation or terms in effect on the date of the Sale and Purchase Agreement. However, each offer of employment or continued employment is subject to satisfaction of Pitney Bowes' hiring criteria. If any such employment is terminated prior to the first anniversary of Completion for any reason other than cause or failure to satisfy Pitney Bowes' hiring criteria, the employee will receive a lump-sum redundancy payment under Pitney Bowes' redundancy policy in effect as at Completion.

Pitney Bowes will give the former DSI employees full credit for service prior to Completion for purposes of eligibility and vesting. Pitney Bowes will waive all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements under the medical and life insurance plans in which the employees may be eligible to participate.

With respect to non-US and non-Canadian DSI employees, Pitney Bowes will assume, by operation of law or otherwise, the contracts of employment of such employees with effect from Completion in accordance with and to the extent required by local law.

8.   Completion Conditions

(a) The Sale and Purchase Agreement contains certain conditions to Danka's and Pitney Bowes' obligations to complete the Disposal. The parties will not be obligated to complete the Disposal unless at or before closing:

     (i)  Shareholders have approved the Disposal.

     (ii) Any waiting period under the Hart-Scott-Rodino Act has expired or been terminated.

     (iii) With respect to each European and Canadian regulatory filing, Danka has received notice that the governmental entity has no objection to the sale, or any applicable waiting period has expired or been terminated without a negative response or investigation.

     (iv) There is no suit, proceeding or investigation by a governmental authority or other person seeking to restrain, enjoin or hinder the sale.

     (v) Danka and Pitney Bowes deliver to each other various Completion documents.

(b)  Danka will not be obligated to complete the sale of DSI unless:

     (i) The representations and warranties of Pitney Bowes contained in the Sale and Purchase Agreement are true and correct in all respects, in the case of representations and warranties containing any materiality qualification, and in all material respects, in the case of representations and warranties without any materiality qualification, as at Completion.

     (ii) Pitney Bowes has performed and complied in all material respects with all agreements and obligations required by the Sale and Purchase Agreement to be performed and complied with by it on or prior to Completion.

(c)  Pitney Bowes will not be obligated to complete the purchase of DSI unless:

     (i) Danka's representations and warranties contained in the Sale and Purchase Agreement are true and correct in all respects, in the case of representations and warranties containing any materiality qualification, and in all material respects, in the case of representations and warranties without any materiality qualification, as at Completion.

     (ii) Danka has performed and complied in all material respects with all agreements and obligations required by the Sale and Purchase Agreement to be performed and complied with by it on or prior to Completion.

     (iii) Danka has received the consent to the Disposal of its Senior Lenders and their release of liens on the assets of DSI being acquired by Pitney Bowes.

       (iv) Danka has delivered to Pitney Bowes specified material third party consents, except to the extent the failure to deliver such a consent results in a reduction of the purchase price as described in paragraph 4 of this Part V of this document, and assigned to Pitney Bowes the required material permits and material environmental permits.

9.   Tax Matters

Danka will be responsible for all taxes arising out of the ownership and operation of DSI's business prior to Completion. Pitney Bowes will be responsible for all taxes arising out of the ownership and operation of DSI's business after Completion, including its pro-rated share of property taxes for the year. Pitney Bowes will also be responsible for sales, use, VAT, excise, stamp, transfer and other conveyance taxes, if any, arising from its acquisition of the purchased assets.

10.  Termination

(a) Danka and Pitney Bowes may mutually agree to terminate the Sale and Purchase Agreement at any time before Completion. In addition, the Sale and Purchase Agreement may be terminated if specified events occur. These include among others:

     (i) if the conditions set forth in the Sale and Purchase Agreement have not been satisfied by 11:59 p.m. (New York City time) on 30 June 2001; provided, however, either Danka or Pitney Bowes may extend the date for three successive one-month periods if specified conditions have not been satisfied;

     (ii) if any of Danka's or Pitney Bowes' Completion conditions become impossible to fulfil, the party entitled to the benefit may terminate the Sale and Purchase Agreement. However, if Pitney Bowes desires to terminate by reason of a failure to satisfy the condition to Completion that Danka's representations and warranties be true and correct, Pitney Bowes will have no right to terminate until the aggregate liability arising out of all breaches of representations and warranties causing such failure to satisfy the condition exceeds $1.25 million and, in any event, Danka will have thirty days after written notice of intent to terminate to cure the breach, retain or assume the liability arising from the breach, or pay Pitney Bowes an amount to make it whole for the breach;

     (iii) if there is a material adverse change in the condition, financial or otherwise, or of the operations of DSI, taken as a whole, Pitney Bowes may terminate;

     (iv) either party may terminate the Sale and Purchase Agreement if the other party or, in the case of Pitney Bowes, if any of the subsidiaries which operate DSI, shall enter, voluntarily or otherwise, into bankruptcy; and

     (v)  if Danka's shareholders fail to approve the Disposal.

(b) The party desiring to terminate the Sale and Purchase Agreement is required to provide written notice to the other party.

11.  Termination Fee

The Sale and Purchase Agreement requires Danka to pay to Pitney Bowes a termination fee of $6.25 million in the event that Completion does not occur and any of the following shall occur or exist or the Directors resolve to do any of the following:

(a) Danka has not obtained shareholder approval relating to the Disposal and it enters into a definitive agreement in respect of an alternative acquisition proposal within fifteen months after the date of the Sale and Purchase Agreement;

(b) Danka's Board fails to recommend or changes in any manner adverse to Pitney Bowes its approval or recommendation of the Disposal;

(c)  Danka's Board recommends an alternative acquisition proposal; or

(d) Danka's Board takes any action or position with respect to a tender or exchange offer by a third party in any manner adverse to Pitney Bowes.

12.  Indemnification

(a) Danka has agreed to indemnify Pitney Bowes from and against liability in the event of:

     (i) the breach of any of its representations, warranties or covenants contained in the Sale and Purchase Agreement or in any document delivered by it pursuant to the Sale and Purchase Agreement;

     (ii) any liability not assumed by Pitney Bowes;

     (iii) any failure to comply with bulk sales laws existing in the United States and foreign jurisdictions regarding the transfer in bulk of a major part of DSI's assets outside the ordinary course of DSI's business that require notification to trade creditors in order for Pitney Bowes to avoid liability to those creditors;

     (iv) any employee benefit liability not expressly assumed by Pitney Bowes; and

     (v)   any environmental liabilities.

(b) Pitney Bowes has agreed to indemnify Danka from and against liability in the event of:

     (i) the breach of any of its representations, warranties or covenants contained in the Sale and Purchase Agreement or in any document delivered by Pitney Bowes pursuant to the Sale and Purchase Agreement;

     (ii)  any liability assumed by Pitney Bowes; and

     (iii) any acts or omissions of Pitney Bowes after Completion.

(c) No indemnified party will be entitled to recover with respect to any matter or group of related matters until the damages with respect to such matter or matters exceeds $250,000, after which such damages may be recovered without regard to such limitation. No indemnified party will be entitled to recover any damages until the total amount for which such party would recover exceeds $10 million. No indemnified party will have any right to recover damages in excess of $45 million. The foregoing limitations will not apply with respect to liability for assumed or excluded liabilities.

(d) The representations and warranties made in the Sale and Purchase Agreement survive for one year after Completion; provided, however, that Danka's representations and warranties with respect to taxes, environmental matters and employee benefit matters will survive until 90 days after the expiration of the applicable statute of limitations, and that Danka's representations and warranties with respect to its power and authority to engage in the transactions contemplated by the Sale and Purchase Agreement will survive forever.

13.  Amendment

The Sale and Purchase Agreement may not be modified or amended except pursuant to a written document executed and delivered by each party to the Sale and Purchase Agreement.

14.  Waiver of Compliance

The failure of any party to insist upon performance of any of the terms of the Sale and Purchase Agreement, to exercise any right thereunder or the waiver by such party of any breach thereof will not be construed as a subsequent waiver of any such terms, rights or breach. No waiver will be effective unless signed by the waiving party.

15.  Assignment

The Sale and Purchase Agreement is not assignable without the prior written consent of the other party; however, Pitney Bowes may assign its rights under the Sale and Purchase Agreement to one or more of its affiliates, and in such case Pitney Bowes will be responsible for the performance of its affiliates.

16.  Services and Supplies Agreement

At Completion, Danka and Pitney Bowes will enter into a services and supplies agreement pursuant to which Danka will continue to provide equipment services and supplies with respect to the installed base of equipment used in connection with DSI's business for a period of two years following Completion. Danka will continue to provide these services and supplies to Pitney Bowes during this period on terms no less favourable than those upon which Danka provided such services and supplies to DSI during the financial year ended 31 March 2001.

17.  Transitional Support Services Agreement

At Completion, Danka and Pitney Bowes will enter into a transitional support services agreement pursuant to which Danka will provide mutually agreeable administrative services to Pitney Bowes for DSI until the earlier of Pitney Bowes' assumption of responsibility for each such service or six months after Completion. Danka will continue to provide these services to Pitney Bowes during this period on terms no less favourable than those upon which Danka provided such services to DSI prior to Completion.

                                     PART VI

                             Additional information

1.   Responsibility

The Directors, whose names appear in paragraph 2 below, accept responsibility for the information contained in this document. To the best of the knowledge and belief of the Directors (who have taken all reasonable care to ensure that such is the case), the information contained in this document is in accordance with the facts and does not omit anything likely to affect the import of such information.

2.   Directors

The Directors and their respective functions are:

      Michael B. Gifford Chairman
      P. Lang Lowrey III Chief Executive Officer
      Brian L. Merriman President and Chief Operating Officer
      Richard C. Lappin Non-executive Director
      Richard F. Levy Non-executive Director
      J. Ernest Riddle Non-executive Director
      James L. Singleton Non-executive Director
      Anthony D. Tutrone Non-executive Director
      C. Anthony Wainwright Non-executive Director

The registered office of the Company is Masters House, 107 Hammersmith Road, London Wl4 0QH. The head office and business address of the Directors is 11201 Danka Circle North, St. Petersburg, Florida 33716, USA.

3.   Directors and their interests

(a) As at 7 June 2001 (being the latest practicable date prior to the publication of this document), the interests of the Directors and their families (all of which are beneficial) in the share capital of the Company, which either:

      (i) have been notified by each Director to the Company pursuant to sections 324 or 328 of the Act; or

      (ii) are required to be entered in the register maintained by the Company under section 325 of the Act; or

      (iii) are interests of a person connected (within the meaning of section 346 of the Act) with a Director which would, if the connected person were a Director, be required to be disclosed under sub-paragraphs
            (i) or (ii) above and the existence of which is known to or could with reasonable diligence be ascertained by the relevant Director, are as follows:

                                                                           Percentage of
                                               American        Ordinary    fully diluted
                                             Depositary          Shares  issued ordinary
                                                 Shares      equivalent    share capital
            Michael B. Gifford                    2,000           8,000            0.002
            P. Lang Lowrey III                       --              --               --
            Brian L. Merriman/(1)/                5,533          22,132            0.007
            Richard C. Lappin                     2,500          10,000            0.003
            Richard F. Levy                      10,000          40,000            0.012
            J. Ernest Riddle                      5,000          20,000            0.006
            James L. Singleton/(2)/                  --              --               --
            Anthony D. Tutrone                       --              --               --
            C. Anthony Wainwright                 1,000           4,000            0.001

Options granted to Directors are as follows:(3)

                                   No. of
                              Options over     Scheme under                        Exercise
                                      ADSs     which granted       Grant Date         Price     Exercise Period
            P. Lang Lowrey III  1,000,000  1999 Option Plan      1 March 2001       US$0.69       1 March 2001--
                                                                                                28 February 2011
            Brian L. Merriman      85,000  1996 Option Plan 10 September 1998      US$6.875  10 September 1998--
                                                                                                9 September 2008
                                  750,000  1996 Option Plan  19 February 1999      US$5.250   19 FebruarY 1999--
                                                                                                18 February 2009

     Notes:

     (1) Brian L. Merriman is also entitled to receive a further 1,542,168 Ordinary Shares (equivalent to 385,542 ADSs) in three equal instalments on 8 May 2001, 2002 and 2003. The Company was, however, in a close period on 8 May 2001 and therefore the Company and Mr Merriman have agreed to postpone the Issue of the first instalment until such time as the Company may issue the shares under the terms of its share dealing code. See paragraph 5(c) below for further details.
     (2) James L. Singleton is the Vice Chairman of The Cypress Group LLC, which has an interest in 219,095 Convertible Participating Shares which were convertible into 70,741,175 Ordinary Shares, representing
          21.8 per cent. of the company's fully diluted ordinary share capital at 7 June 2001 (being the latest practicable date prior to the publication of this document). Mr Singleton disclaims beneficial ownership of such shares. The Convertible Participating Shares are more fully described in paragraph 4 below.
     (3) The options granted are to acquire ADSs. Each ADS represents four Ordinary Shares. The figures given refer to ADSs.

(b) Save as disclosed above, none of the Directors nor any person connected with any of them has any interest in the share capital of the Company or any of its subsidiaries.

(c) No Director has, or had, any interest in any transactions which are or were unusual in their nature or conditions or significant to the business of the Group and which were effected either during the current year or the immediately preceding financial year or during an earlier financial period and which remain in any respect outstanding or unperformed.

4.   Convertible Participating Shares

The Convertible Participating Shares were issued pursuant to two investment agreements entered into by Danka with The Cypress Group LLC on 2 November 1999 and Prudential Corporation plc on 9 December 1999. The Convertible Participating Shares are convertible into Ordinary Shares at a rate per Convertible Participating Share which is calculated by dividing the amount payable in respect of one Convertible Participating Share on a winding up of the Company, plus accumulated and unpaid dividends from the last dividend payment date (in each case in respect of one Convertible Participating Share in Dollars), by a conversion price of 3.11, which is subject to adjustment in certain circumstances to protect against dilution. Therefore, because the dividend accumulates on a daily basis, the conversion rate for the Convertible Participating Shares increases fractionally on a daily basis until the next dividend is paid. As at 7 June 2001 (being the latest practicable date prior to the publication of this document), the conversion rate was 322.879 Ordinary Shares per Convertible Participating Share. Assuming that no other events take place which require that the conversion rate be adjusted, as at 25 June 2001, the record date set for determining the persons entitled to vote at the Extraordinary General Meeting, the conversion rate will be 323.924 Ordinary Shares per Convertible Participating Share.

Holders of Convertible Participating Shares have voting rights on an "as converted" basis with the holders of the Ordinary Shares on all matters submitted to a vote of Shareholders.

Holders of Convertible Participating Shares are entitled to dividends equal to the greater of 6.5 per cent. per annum or Ordinary Share dividends on an "as converted" basis. Dividends are cumulative, payable quarterly, and will be paid in the form of additional Convertible Participating Shares until December 2004 (by way of dividend or, if the payment of a dividend is unlawful, by way of a bonus issue) and thereafter in cash (unless the Company's then existing principal indebtedness prohibits the payment of cash dividends, in which case payment will continue to be by way of additional Convertible Participating Shares).

In the event of liquidation of the Company, holders of Convertible Participating Shares are entitled to receive a distribution equal to the greater of (a) the amount payable in respect of one Convertible
Participating Share on a winding up of the Company, initially $1,000, plus accumulated and unpaid dividends from the most recent dividend payment date; and (b) the amount that would have been payable on each Convertible Participating Share if it had been converted into Ordinary Shares.

For as long as they hold in aggregate voting shares (including Convertible Participating Shares) that represent more than 5 per cent. of the total voting rights, holders of Convertible Participating Shares are entitled to appoint one nominee director to the Company's board. If they hold voting shares representing at least 10 per cent. of the total voting rights, holders of Convertible Participating Shares can appoint two nominee directors to the Company's board. The right to appoint the second director falls away in certain circumstances if The Cypress Group LLC or its affiliates transfer Convertible Participating Shares to a third party without the consent of the Directors.

On or after 17 December 2003 and prior to 17 December 2010, the Company has the option to redeem the Convertible Participating Shares in whole (but not in part) for cash at the greater of (a) a designated redemption price (based on the amount payable in respect of one Convertible Participating Share on a winding up of the Company); or (b) the then market value of the Ordinary Shares into which the Convertible Participating Shares are convertible, in each case plus accumulated and unpaid dividends from the most recent dividend payment date. Instead of redemption for the price in (b), the Company can elect to convert the Convertible Participating Shares into the number of Ordinary Shares into which they are then convertible. The Company is required to redeem the Convertible Participating Shares on 17 December 2010 if they have not previously been converted or otherwise redeemed. The redemption price payable in cash is equal to the greater of (a) the amount then payable in respect of one Convertible Participating Share on a winding up of the Company, or (b) the then market value of the Ordinary Shares into which the Convertible Participating Shares are convertible, in each case plus accumulated and unpaid dividends from the most recent dividend payment date. Instead of redemption at the price in (b), the Company can elect to convert the Convertible Participating Shares into the number of Ordinary Shares into which they are then convertible.


5.   Directors' service contracts

The following Directors (all executive Directors) have entered into service contracts with the Company and/or one or more of its subsidiaries:


      (a)  P. Lang Lowrey III
      Mr Lowrey's service contract was entered into as at 13 February 2001 between Mr Lowrey, Danka, Danka Office Imaging and Danka Holding. His appointment as Chief Executive Officer was effective from 1 March 2001. The contract has no fixed term and may be terminated by any party giving 30 days' written notice.

      Mr Lowrey's service contract currently provides an annual basic salary of $500,000, an annual target bonus of up to 100 per cent. of basic salary, an additional "stretch" bonus paid on specified corporate objectives of up to 100 per cent. of his basic compensation and a signing-on bonus of $250,000. He is also entitled to the grant of share options during his employment in accordance with the terms and conditions of the Company's share option plans.

      If his service contract is terminated without cause, Mr Lowrey will be entitled to receive $1 million, payable over 12 months, and a proportionate amount of any performance bonus which would have been payable for the year in which termination occurred. In addition, he and his family will continue to be entitled to health insurance benefits for two years and all his share options will become immediately exercisable and remain exercisable for two years.

      Mr Lowrey, the Company, Danka Office Imaging and Danka Holding also entered into a change of control agreement as at 13 February 2001, which provides that, if Mr Lowrey's employment with the Company is terminated without cause (except in certain circumstances) or he terminates his employment for "good reason", in either case within two years after a change of control of the Company, Mr Lowrey will be entitled to receive certain benefits, including the immediate exercisability of his share options for three years after termination. The other benefits include a lump sum cash payment in an amount equal to two times basic salary, a pro rata annual bonus, an amount equal to two times the annual bonus for the financial year of termination and continued welfare coverage for up to 12 months.

      (b)  MIchael B. Gifford
      Mr Gifford's service contract was entered into as at 13 February 2001 with the Company and was effective as from 1 March 2001. As Chairman, he is currently entitled to receive an annual basic salary of $200,000, medical insurance coverage for himself and his spouse and reimbursement of all reasonable, ordinary and necessary expenses in connection with his employment. Mr Gifford may terminate the agreement upon 30 days' written notice to the Company. The Company may terminate the agreement upon 30 days' written notice of resolution of the Board.

     (c)  Brian L. Merriman

     Mr Merriman's original service contract (made between Mr Merriman and Danka Office Imaging) was dated 1 August 1998. The contract was amended on 2 February 1999 and on 20 September 1999, Mr Merriman entered into an amended and restated employment agreement with the Company. It expires on 31 August 2002 and is otherwise terminable on one year's notice by either the Company or Mr Merriman.

     Under the agreement Mr Merriman is currently entitled to an annual basic salary of $650,000, an annual target bonus of up to 100 per cent. of basic salary and is eligible for additional bonuses of up to 60 per cent. of basic salary. He is also entitled to be granted share options during his employment on an equitable basis consistent with his position and performance. The options become exercisable on an accelerated basis on termination of Mr Merriman's employment other than for cause. Mr Merriman is also entitled to a company car and up to $15,000 a year in life assurance premiums.

     If his service contract is terminated without cause, Mr Merriman will be entitled to two full years of his then basic salary, an amount equal to 1.6 times the annual target bonus of 100 per cent. of his basic salary for the financial year in which notice of termination is given if the Company's financial targets were deemed to be satisfied at the budgeted target level for such financial year and a proportionate amount of any performance bonus that would have been payable for that financial year. In addition, Mr Merriman and his spouse will continue to be entitled to medical and other insurance benefits for up to 24 months after the termination date.

     Under an amendment to his contract dated 30 May 2000 (and approved by the Shareholders on 12 July 2000), Mr Merriman is entitled to receive 385,542 ADSs to be issued in three equal instalments on 8 May 2001, 2002 and 2003 (up to 40 per cent. of which may be paid in cash at the Company's discretion). The issue of each instalment is conditional on Mr Merriman remaining in the employment of the Company as at the relevant issue date. Mr Merriman's entitlement to the ADSs is accelerated in certain circumstances including termination by the Company without cause. The first instalment has not yet been issued, as described in footnote (1) to the table set out in paragraph 3(a)(iii) above.

     Mr Merriman is also entitled to be paid an amount totalling $609,375 over the period of the exercise of the options to acquire 750,000 ADSs (equivalent to 3,000,000 Ordinary Shares) granted to him on 19 February 1999. This amount represents 750,000 multiplied by 50.8125, the appreciation of the Company's share price between 54.3125, the market price of the ADSs on 14 January 1999 and 55.125, the closing price on 19 February 1999, the date of the grant of options referred to in paragraph 3(a) above. This amount is paid out in pro rata tranches at the time he exercises the options to acquire 750,000 ADSs granted on 19 February 1999.

     Danka Office Imaging entered into a split-dollar agreement with Mr Merriman 01122 June 2000, under which it agreed to advance premiums totalling approximately $3,000,000 for a split-dollar life insurance policy in respect of Mr Merriman. Approximately $650,000 of these premiums have been paid.

     On 6 November 1998, Mr Merriman entered into a change of control agreement with the Company and Danka Office Imaging which provides that, if his employment is terminated without cause (except in certain circumstances) or he terminates his employment for "good reason", in either case within two years after a change of control of the Company, he will be entitled to receive certain benefits, including the immediate exercisability of his share options for three years after termination. The benefits include a lump sum cash payment in an amount equal to three times basic salary, a pro rata annual bonus, an amount equal to three times the annual bonus for the financial year of termination and continued coverage under welfare plans for up to 36 months.

The Remuneration Committee of the Board is responsible for determining discretionary salary levels and discretionary bonus payments in relation to the service contracts of the Chairman and all executive Directors. In exercising this discretion, the generally accepted practices on executive remuneration in the geographic markets in which the individuals are principally based are taken into account. The executive Directors are paid monthly.

The non-executive Directors are not party to service contracts. Remuneration payable to the non-executive Directors is determined by the executive Directors and reviewed annually.

Each of Messrs Lappin, Levy, Riddle and Wainwright received the dollar equivalents (as at the applicable exchange rate of the day of payment) of the following remuneration for the year ended 31 March 2001: (a) a sum of (pound) 7,500, (b) if a member of sub-committees of the Board, an additional sum of (pound) 22,500, (c) (pound) 750 for each day on which a Board or committee meeting is attended ((pound) 1,000 for each day where the individual concerned is the chairman of a sub-committee of the Board), and reimbursement for expenses in connection therewith, and (d) an allowance of (pound) 250 for participation in each telephone conference call constituting a meeting of the Board or a sub-committee thereof.

Messrs Singleton and Tutrone, the directors appointed by holders of the Convertible Participating Shares, have waived their entitlements to receive Directors' emoluments.

Save as disclosed in this paragraph 5, there are no service contracts, existing or proposed, between any of the Directors and the Company or any of its subsidiaries.

6.   Other interests in share capital

Set out below are the names of those persons who have notified the Company that they are interested in 3 per cent. or more of the issued share capital of the Company as at 7 June 2001 (being the latest practicable date prior to the publication of this document):

                                                                                      Percentage offully
                                                                       Percentage of      diluted issued
                                                          Number of  issued ordinary            ordinary
Name                                                Ordinary Shares    share capital    share capital(1)
Cypress Associates II LLC(2)                                                                     21.8
Prudential Corporation plc(3)                         14,272,366              5.8                 6.4

Notes:

(1) In addition to its ordinary share capital, the Company has a total of 238,813 Convertible Participating Shares in issue which, as at 7 June 2001 (being the latest practicable date prior to the publication of this document), were convertible into Ordinary Shares at a rate of 322.879 Ordinary Shares for every Convertible Participating Share. The Convertible Participating Shares are described in more detail in paragraph 4 above.

(2) Cypress Associates II LLC is interested in Convertible Participating Shares as follows:

     . 208,234 Convertible Participating Shares which, as at 7 June 2001 (being the latest practicable date prior to the publication of this document), were convertible into 67,234,386 Ordinary Shares, beneficially owned by Cypress Merchant Banking Partners II LP;

     . 8,852 Convertible Participating Shares which, as at 7 June 2001 (being the latest practicable date prior to the publication of this document), were convertible into 2,858,125 Ordinary Shares, beneficially owned by Cypress Merchant Banking II CV.; and

     . 2,009 Convertible Participating Shares which, as at 7 June 2001 (being the latest practicable date prior to the publication of this document), were convertible into 648,664 Ordinary Shares, beneficially owned by 55th Street Partners II L.P.

          Affiliates of Cypress Associates II LLC thus hold a total of 219,095 Convertible Participating Shares (equivalent to 91.7 per cent. of the total Convertible Participating Shares in issue) with voting rights equivalent to 70,741,175 Ordinary Shares, or 21.8 per cent. of the votes which may be cast at a general meeting of Shareholders.

(3) In addition to its holding of Ordinary Shares detailed above, Prudential Corporation plc is interested in 19,718 Convertible Participating Shares which, as at 7 June 2001 (being the latest practicable date prior to the publication of this document), were convertible into 6,366,528 Ordinary Shares, beneficially owned by The Prudential Assurance Company Limited, a subsidiary of Prudential Corporation plc. This holding represents 8.3 per cent. of the total Convertible Participating Shares in issue with voting rights equivalent to 6,366,528 Ordinary Shares, or 2.0 per cent. of the votes which may be cast at a general meeting of Shareholders.

(4) As at 7 June 2001 (being the latest practicable date prior to the publication of this document) the Bank of New York, as depositary for the Company's ADS programme, held 199,340,115 Ordinary Shares representing 80.5 per cent. of the Ordinary Shares in issue and 61.4 per cent, of the fully diluted ordinary share capital.

Save for the interests of Directors disclosed in paragraph 3 of this Part VI and as disclosed in this paragraph 6, the Company has not received notice of and is not aware of any person who, directly or indirectly, was interested in 3 per cent. or more of the Company's issued share capital as at 7 June 2001.

7.   Litigation

(a) Save as disclosed below, there have been no litigation or arbitration proceedings (including any such proceedings which are pending or threatened of which the Directors are aware) which may have or have had in the 12 months preceding the date of this document a significant effect on the financial position of the Ongoing Group:

     (i) On 22 March 2000, the United States District Court for the Middle District of Florida, Tampa Division (the "Court") entered an order dismissing a consolidated class action complaint brought against the Company and certain former directors and executives on 18 June 1998. The complaint alleged, principally, that the Company and the other defendants had issued materially false and misleading statements regarding its progress integrating Kodak's office imaging and outsourcing businesses, had engaged in improper accounting practices and that certain former officers had used insider information, in violation of Sections 10(b) and 20(a) of the Securities Exchange Act 1934, as amended, and Rule lOb-5 promulgated thereunder. The Company has reached a tentative settlement agreement with the plaintiff class in which it has agreed to pay $2.7 million to the plaintiffs. The full payment will be covered by insurance. The settlement agreement is subject to approval by the Court. The Court hearing on the settlement is expected to take place on

          17 August 2001. The Directors anticipate, based on the advice of counsel, that Court approval will be granted and, if approved, the Directors do not expect the settlement to have a material effect on the Ongoing Group's financial position.

     (ii) On or about 11 December 2000, Larry K. Switzer (the Company's former chief executive officer), filed a demand for arbitration with the American Arbitration Association to be heard in St Petersburg, Florida. The demand alleges that Mr Switzer is entitled to damages for an alleged breach of his service contract with the Company, an alleged breach of the amendments to his service contract, an alleged breach of an agreement to provide split-dollar life insurance, and other and further relief. Mr Switzer is seeking four annual payments of approximately $900,000 each for split-dollar life insurance premiums and a $1.6 million bonus payment. The Directors believe, based on the advice of counsel, that it is too early to determine the potential outcome of these proceedings or whether they will have a material effect on the Ongoing Group's financial position, results of operations or liquidity.

(b) There have been no litigation or arbitration proceedings (including any such proceedings which are pending or threatened of which the Directors are aware) which may have or have had in the 12 months preceding the date of this document a significant effect on the financial position of DSI.

8.   Significant changes

(a) Save as disclosed in paragraph 8 of Part I and Part III of this document, there has been no significant change in the financial or trading position of the Ongoing Group since 31 March 2001, being the end of the last financial period for which consolidated financial statements for the Group have been prepared.

(b) Save as disclosed in paragraph 8 of Part I and Part III of this document, there has been no significant change in the financial or trading position of DSI since 31 December 2000, being the end of the last financial period for which audited financial statements for DSI have been prepared.

9.   Material contracts

(a)  The Ongoing Group

The following contracts (not being contracts entered into in the ordinary course of business) which have been entered into by the Ongoing Group within the two years immediately preceding the date of this document are or may be material:

(i) The Sale and Purchase Agreement, a summary of which is set out in Part V of this document.

(ii) An agreement entered into as at 15 June 1999 between Danka, Dankalux, Danka Holding, the Grantors (as defined therein), the International Borrowers (as defined therein), the Agent and the Banks (as defined therein) amending the Credit Agreement (the "Fifth Amendment Agreement"). The terms of the Fifth Amendment Agreement provided for, inter alia, (i) an extension until 15 July 2000 of the waiver of the enforcement of the financial covenants contained in the Credit Agreement (such extension being conditional, however, on the completion of the sale of DSI (as then constituted) by 15 July 1999); and (ii) an aggregate commitment by the Banks of $750 million until 15 July 2000.

(iii) An agreement dated 17 June 1999 between Danka Office Imaging, Danka Holding and Xerox Corporation (the "Omnifax Sale Agreement") under which Danka Office Imaging agreed to sell its facsimile division, Omnifax, to Xerox Corporation. Under the terms of the Omnifax Sale Agreement, Danka sold its facsimile business, including net tangible assets used in the Omnifax business of approximately $30 million, for $45 million in cash. Also included in the sale were the EBS and dex Business Systems divisions of Omnifax. Completion of the Omnifax Sale Agreement occurred on 2 August 1999.

(iv) An agreement dated 24 June 1999 between Danka, Danka Office Imaging and Eastman Kodak Company ("Kodak"). The agreement obliged Danka to make a payment of $7,200,000 to Kodak in full and final settlement of all outstanding liabilities and obligations of, on the one hand, Danka and Danka Office Imaging and of, on the other hand, Kodak to one another.

(v) An agreement entered into on 9 July 1999 between Danka , Dankalux, Danka Holding, the Grantors (as defined therein), the International Borrowers (as defined therein), the Agent and the Banks (as defined therein) amending the Credit Agreement (the "Sixth Amendment Agreement"). The Sixth Amendment Agreement terminated the Fifth Amendment Agreement and, inter alia, (i) modified the financial covenants contained in the Credit Agreement and (ii) extended until 31 July 2000 the waiver of the enforcement of the financial covenants contained in the Credit Agreement.

  (vi) An agreement dated 2 November 1999 between Danka, Cypress Merchant Banking Partners II L.P., Cypress Merchant Banking II C.V. and 55th Street Partners II L.P. (together, "Cypress") under which Cypress agreed to invest $200 million in 200,000 Convertible Participating Shares (the "Cypress Investment Agreement"). Under the terms of the Cypress Investment Agreement, Cypress was entitled to nominate two representatives to the Board. Cypress' representatives (James L. Singleton and Anthony D. Tutrone) were appointed non-executive directors of the Company at completion of the investment on 17 December 1999 and were re-elected by the holders of the Convertible Participating Shares on 11 July 2000. The Convertible Participating Shares were issued to Cypress on completion of that agreement on 17 December 1999.

 (vii) An agreement entered into on 1 December 1999 between Danka, Dankalux, Danka Holding, the Grantors (as defined therein), the International Borrowers (as defined therein), the Agent and the Banks (as defined therein) amending the Credit Agreement (the "Seventh Amendment Agreement"). Under the terms of the Credit Agreement (as amended), the Banks committed approximately $750 million until 31 March 2002. In addition, under the Seventh Amendment Agreement: (i) the minimum net worth covenant contained in the Credit Agreement was amended; (ii) the obligation for Danka to use its best efforts to sell DSI was removed; and (iii) the requirement for Danka to make a payment of $10 million at the time of any sale of DSI was amended so that Danka became obliged to pay that amount to the Banks at the time, if earlier, of completion of the issue of Convertible Participating Shares to Cypress under the Cypress Investment Agreement.

(viii) An agreement dated 9 December 1999 between Danka and The Prudential Assurance Company Limited ("Prudential"), a subsidiary of Prudential Corporation plc, under which Prudential agreed to invest $18 million in 18,000 Convertible Participating Shares. The investment was completed and the Convertible Participating Shares were issued to Prudential on 17 December 1999.

  (ix) An agreement entered into on 24 March 2000 between Danka, Dankalux, Danka Holding, the Grantors (as defined therein), the International Borrowers (as defined therein), the Agent and the Banks (as defined therein) amending the Credit Agreement (the "Eighth Amendment Agreement"). The Eighth Amendment Agreement, inter alia, reduced the term loan commitments under the Credit Agreement to $155,000,000 and permitted Danka Holding to make a repayment of principal indebtedness owed to certain lenders in connection with securing the release of a mortgage held by them in order to facilitate the sale of the Roosevelt Corporate Center III.

   (x) An amended and restated global operating agreement effective as from 31 March 2000 between Danka and General Electric Capital Corporation ("GECC") (the "GECC Global Operating Agreement"). Under the terms of the GECC Global Operating Agreement, GECC agrees to provide financing to Danka's customers to support the sales of equipment by Danka under various programmes. The agreement incorporates the minimum net worth covenant by Danka under the Credit Agreement in favour of GECC. The GECC Global Operating Agreement was amended by an agreement dated 1 February 2001 to provide for a downward revision of this covenant. Under the GECC Global Operating Agreement, Danka is required to provide a minimum level of customer leases to GECC. If the requisite target level is not met, Danka is obliged to pay a penalty to GECC calculated with reference to the shortfall.

  (xi) An Agreement entered into on 31 October 2000 between Danka, Dankalux, Danka Holding, the Grantors (as defined therein), the International Borrowers (as defined therein), the Agent and the Banks (as defined therein) amending the Credit Agreement for the period 30 September 2000 to 30 December 2000 (the "Ninth Amendment Agreement"). The Ninth Amendment Agreement, inter alia, modified the financial covenants contained in the Credit Agreement and permitted Danka to receive advances under the Credit Agreement only for the purpose of paying its costs and expenses incurred in the ordinary course of business.

 (xii) An agreement entered into on 15 December 2000 between Danka, Dankalux, Danka Holding, the Grantors (as defined therein), the International Borrowers (as defined therein), the Agent and the Banks (as defined therein) amending the financial covenants contained in the Credit Agreement for the period 31 December 2000 to 28 March 2001 (the "Tenth Amendment Agreement"). The Tenth Amendment Agreement modified the financial covenants under the Credit Agreement and entitled Danka to receive advances under the Credit Agreement for its ordinary operational needs.

(xiii) An agreement entered into on 28 March 2001 between Danka, Dankalux, Danka Holding, the Grantors (as defined therein), the International Borrowers (as defined therein), the Agent and the Banks (as defined therein) amending the financial covenants contained in the Credit Agreement for the period 28 March 2001 to 16 July 2001 (the "Eleventh Amendment Agreement"). The Eleventh

      Amendment Agreement modifies the financial covenants under the Credit Agreement and entitles Danka to receive advances under the Credit Agreement for its ordinary operational needs.

(xiv) An agreement entered into on 7 June 2001 between Danka, Dankalux, Danka Holding, the Grantors (as defined therein), the International Borrowers (as defined therein), the Agent and the Banks (as defined therein) waiving compliance with the covenant in the Credit Agreement prohibiting a qualified auditors opinion in respect of the Group's U.S. annual accounts and amending the financial covenants under the Credit Agreement (the "Twelfth Amendment Agreement").

The following contract (not being a contract entered into in the ordinary course of business) has been entered into by members of the Ongoing Group which contains provisions under which members of the Ongoing Group have obligations or entitlements which are material to the Ongoing Group at the date of this document:

(xv) An agreement dated 5 December 1996 between Danka, Dankalux, Danka Holding, the Agent, the International Swing Line Borrowers and the Banks (each as defined therein) (the "Credit Agreement"). The Credit Agreement provides for a $1.275 billion multi-currency credit facility consisting of: (i) a revolving loan facility of $650 million with a letter of credit sublimit of $75 million and a swing-line facility sublimit of $25 million; (ii) credit extensions in the form of participation in multi-currency swing-line facilities of up to $75 million; and (iii) a term loan of $550 million. The Credit Agreement is secured and guaranteed by certain of the Company's subsidiaries and contains both positive and negative covenants. The purposes of the facility were to finance the acquisition of a division of Eastman Kodak Company, repayment of an existing facility and to provide funds for ongoing working capital and general corporate purposes.

(b)  DSI

Save as disclosed in paragraph (a) above, no contracts (other than contracts entered into in the ordinary course of business) have been entered into in respect of DSI within the two years immediately preceding the date of this document which are or may be material to DSI.

No contracts (other than contracts entered into in the ordinary course of business) have been entered into in respect of DSI which contain any provision under which DSI has any obligation or entitlement which is material to DSI at the date of this document.

10.  Consents

(a) Close Brothers Corporate Finance Limited has given and not withdrawn its written consent to the issue of this document with the references to its name in the form and context in which they appear.

(b) KPMG Audit Plc has given and not withdrawn its written consent to the inclusion in Part IV of this document of its report and to the issue of this document with the references to its name in the form and context in which they appear.

11.  Documents available for inspection

Copies of the following documents will be available for inspection at the offices of Clifford Chance Limited Liability Partnership, 200 Aldersgate Street, London EC1A 4JJ, during usual business hours on any weekday (Saturdays and public holidays excepted) until the date of the Extraordinary General Meeting:

(a)  the Memorandum and Articles of Association of the Company;

(b) the audited consolidated accounts of the Group for the two financial years ended 31 March 2000 and Danka's statement of preliminary results for the year ended 31 March 2001;

(c)  the letter from KPMG Audit Plc as reproduced in Part IV of this document;

(d) the Directors' service contracts and the related agreements referred to in paragraph 5 above;

(e)  the material contracts referred to in paragraph 9 above;

(f)  the written consents referred to in paragraph 10 above;

(g)  the Sale and Purchase Agreement summarised in Part V of this document; and

(h) the announcement by Danka dated 21 February 2001 regarding the three-part refinancing plan.

                           Danka Business Systems PLC
                       (registered in England No. 1101386)


                     NOTICE OF EXTRAORDINARY GENERAL MEETING

NOTICE IS HEREBY GIVEN that an Extraordinary General Meeting of Danka Business Systems PLC (the "Company") will be held at 10 a.m. on 27 June 2001 at the Royal Garden Hotel, 2-24 Kensington High Street, London W8 4FF for the purpose of considering and, if thought fit, passing the following resolution, which will be proposed as an ordinary resolution:


                               ORDINARY RESOLUTION

THAT the sale by the Company of DSI, its outsourcing and facilities management business, on the terms and subject to the conditions of the Sale and Purchase Agreement dated 9 April 2001 and made between the Company and Pitney Bowes Inc. (a copy of which was produced to the Meeting and signed for the purpose of identification by the Chairman), be and is hereby approved and that the Directors (or a duly formed committee thereof) be and they are hereby authorised to take all such steps as they consider necessary to effect the sale and to agree any modifications, variations, amendments or revisions to the Sale and Purchase Agreement referred to above which are not of a material nature as they think fit.


                                                           By order of the Board
                                                                     Paul Dumond
                                                                       Secretary

Registered office:
Masters House
107 Hammersmith Road
London W14 OQH

Dated 11 June 2001


Notes:
 1. Holders of ordinary shares and convertible participating shares of the Company and their duly appointed representatives are entitled to attend and vote at the meeting. Such a shareholder is entitled to appoint one or more proxies to attend and, on a poll, to vote in his stead. A proxy need not be a member of the Company.
 2. A form of proxy for use by ordinary shareholders is enclosed which, to be effective, must be completed and delivered together with the original power of attorney or authority, if any, under which it is signed (or a notarially certified copy thereof), to Computershare Services PLC, P0 Box 1075, Bristol BS99 3FA, so as to arrive not later than 48 hours before the time the meeting is to be held.
 3. A form of proxy for use by holders of convertible participating shares is being circulated to those holders. To be effective, such form of proxy must be completed and delivered together with the original power of attorney or authority, if any, under which it is signed (or a notarially certified copy thereof) to the Company's registered office, Masters House, 107 Hammersmith Road, London Wl4 OQH so as to arrive not later than 48 hours before the time the meeting is to be held.
 4. Pursuant to regulation 34 of the Uncertified Securities Regulations 1995, the Company has specified that, to be entitled to attend and vote at the meeting (and for the purpose of determining the number of votes they may cast), members must be entered on the Company's register of members at 10 a.m. on 25 June 2001. Changes to entries on the relevant register of securities after 10 a.m. on 25 June 2001 will be disregarded in determining the rights of any person to attend or vote at the meeting.